As filed with the Securities and Exchange Commission on November 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINOENERGY CORPORATION
(Name of Small Business Issuer in Its Charter)

Nevada	3537	84-1491682
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaoyang District
Beijing China, 100107
86-10-84928149
(Address and telephone number of Principal Executive Offices)

1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaoyang District
Beijing China, 100107
86-10-84928149
(Address of principal place of business)

Bo Huang
Sinoenergy Corporation
1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaoyang District
Beijing China, 100107
86-10-84928149
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Telephone: (212) 981-6767
Fax: (212) 930-9725
e-mail: alevitsky@srff.com

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Shares to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.001 per share (2)	2,731,707	$3.35	$9,151,219	$359.64

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the last sale price of the common stock on November 4, 2008.

(2) Represents 2,731,707 shares of common stock issuable upon conversion of convertible notes. Pursuant to Rule 416 there are also being registered such additional shares as may be issuable pursuant to anti-dilution provisions relating to dilution resulting from stock splits, stock dividends, or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2008

2,731,707 Shares
SINOENERGY CORPORATION
Common Stock
NASDAQ trading symbol: SNEN

The selling stockholders may offer and sell from time to time up to an aggregate of 2,731,707 shares of our common stock that they may acquire from us upon conversion of convertible notes.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $80,000.00.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the Nasdaq Capital Market under the symbol “SNEN”. The last reported sales price per share of our common stock as reported by the Nasdaq Capital Market on November 4, 2008, was $3.35.

 Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _______, 2008.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

 This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Summary

We are engaged in four operating segments:

•
The manufacture of non-standard pressure containers and compressed natural gas (CNG) facilities and equipment, which has until recently been our principal business. In this segment, we design and manufacture pressure containers which are used in a number of industries, including the petroleum and chemical industries, metallurgy and electricity generation, and the food and brewery industries.

•
The manufacture of CNG storage and transportation products and the construction of CNG stations for third parties. In this segment we manufacture and install CNG trailers, CEG deposit systems for use in CNG gas stations, and other products used in the CNG business. We also design and construct CNG stations and install CNG station equipment and related systems.

•	The operation of CNG stations, which involves the design and construction of CNG stations that we operate and equipping and operating these stations.

•	Vehicle fuel conversion equipment, which involves the manufacture of kits which are used to enable a gasoline-powered vehicle to use CNG.

CNG is gas, principally methane, in its gaseous state that has been compressed. Natural gas is compressed during transportation and storage and, thus, requires pressurized containers.

Organization

We are a Nevada corporation organized in 1999 under the name Franklyn Resources III, Inc. On September 28, 2006, our corporate name was changed to Sinoenergy Corporation. On June 2, 2006, we acquired the stock of Sinoenergy Holding Limited, a British Virgin Island corporation. We and Sinoenergy Holding are holding companies and our business is operated by our subsidiaries.

Prior to September 2004, our business, which was at the time the manufacture of non-standard pressure containers and compressed natural gas (CNG) facilities and equipment by our present subsidiary, Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”), was conducted as a state-owned equipment manufacturer under the name Qingdao General Machinery Plant. In July 2004, Sinogas was privatized, and its equity was owned by three Chinese companies. In November 2005, Sinoenergy Holding, which was then owned by Wentao Yang, acquired, subject to government approval, the equity in Sinogas. On November 29, 2005, the local government agency approved the purchase by Sinoenergy Holding of all the shares of Sinogas, and Sinogas became wholly foreign owned enterprise, which is referred to as a WFOE.

The transaction by which we acquired Sinoenergy Holding is characterized as a reverse acquisition, and the transaction is referred to in this prospectus as the “reverse acquisition.” The accounting rules for reverse acquisitions require that beginning June 2, 2006, the date of the reverse acquisition, our balance sheet includes the consolidated assets and liabilities of Sinoenergy Holding and its wholly-owned subsidiary, Sinogas, and our equity accounts were recapitalized to reflect the net equity of Sinoenergy Holding. The financial condition and results of operations for periods prior to June 2, 2006 reflect the financial condition and operating results of Sinogas.

References to “we,” “us,” “our” and similar words refer to the Sinoenergy Corporation and its subsidiaries, unless the context indicates otherwise.

Our executive offices are located at 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107, telephone 011-86-10-84928149.

Change of Fiscal Year

In September 2007, we changed our fiscal year to the year ended September 30. The change in our fiscal year is effective commencing with the fiscal year beginning October 1, 2007. This prospectus includes the audited transitional financial statements for the period from January 1, 2007 to September 30, 2007 and unaudited financial statements for the comparable period of 2006.

Reverse Split

We amended our articles of incorporation on June 17, 2008 by a certificate of change. The certificate of change effected a one-for-two reverse split of the common stock and reduced our authorized shares of common stock from 100,000,000 shares to 50,000,000 shares without changing the par value. This reverse stock split became effective on July 9, 2008. All share and per share information in this prospectus retroactively reflects the reverse split for all periods presented.

Issuance of Securities to the Selling Stockholders

This prospectus covers the shares of common stock issuable upon conversion of our 3% convertible notes in the aggregate principal amount of $14,000,000, which were issued in September 2007. The terms of the agreements relating to the convertible notes are described under “Selling Stockholders.”

The Offering

Common Stock Offered:	The selling stockholders are offering a total of 2,731,707 shares of common stock, which are issuable upon exercise of warrants.
Outstanding Shares of Common Stock:	15,922,391 shares [1]
Common Stock to be Outstanding after Conversion of Convertible Notes:	18,654,098 shares [1,2]
Use of Proceeds:	We will receive no proceeds from the sale of any shares by the selling stockholders.

[1]	Shares outstanding as of November 4, 2008. Does not include a total of 1,000,000 shares of common stock issuable pursuant to our 2006 long-term incentive plan.

[2]	Includes shares of common stock issuable upon the conversion of the convertible notes.

Summary Financial Information
(in thousands, except per share information)

The following information at September 30, 2007 and for the nine months ended September 30, 2007 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information for the nine months ended September 30, 2006 has been derived from our unaudited financial statements which appear elsewhere in this prospectus. The information at June 30, 2008 and the nine months ended June 30, 2008 and 2007 has been derived from our unaudited financial statements which appear elsewhere in this prospectus. Commencing October 1, 2007, our fiscal year is the twelve month period ended September 30.

Statement of Operations Information:

	Nine Months Ended September 30,		Nine Months Ended June 30,
	2007	2006 (restated)	2008	2007
Revenues	$15,923	$9,764	$26,745	$11,436
Gross profit	7,833	4,786	11,555	5,942
Income from operations	4,270	3,200	8,052	3,624
Income before income taxes and minority interest	3,971	1,360	10,089	3,418
Net income	3,641	2,332	9,178	3,412
Income per share (basic)	$0.28	$0.32	$0.58	$0.34
Weighted average shares of common stock outstanding (basic)	12,776	7,209	15,709	9,981
Income per share (diluted)	$0.28	$0.32	$0.54	$0.26
Weighted average shares of common stock outstanding (diluted)	13,364	7,230	16,950	13,261

Balance Sheet Information:

	June 30, 2008	September 30, 2007	December 31, 2006
Working capital	$11,089	$24,685	$(2,883)
Total assets	127,095	89,066	27,833
Total liabilities	74,564	54,983	11,179
Retained earnings	17,395	8,217	4,576
Stockholders’ equity	50,979	32,720	16,040

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS ASSOCIATED WITH COMPANIES CONDUCTING BUSINESS IN THE PRC

Because the scope of our business license is limited, we may need government approval to expand our business.

We are a wholly foreign-owned enterprise, commonly known as a WFOE. The scope of business is narrowly defined for all businesses in China, and a WFOE can only conduct business within its approved business scope, which appears on the business license. Our license permits us to engage in our present businesses. Any change in the scope of our business requires further application and government approval. Inevitably, there is a negotiation with the authorities to approve as broad a business scope as is permitted, and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business both by increasing our product range, operating CNG stations, entering into joint ventures and making acquisitions of companies in related industries. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations, particularly in our efforts to raise capital to expand our CNG station and other business activities.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner that reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all land is state-owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our future expansion, especially as we are seeking both to expand manufacturing operations and to expand our CNG business. The government of the PRC also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. In connection with our operation of CNG stations, the price at which we both purchase and sell CNG is subject to government price controls. It is possible that other products we sell or services that we provide may also become subject to price control. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and, unless there is also price control on the products that we purchase from our suppliers, we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (the “OECD”), an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Because our officers and some of our directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Most of our directors and all of our executive officers reside in the PRC and substantially all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we have limited business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We have and will continue to maintain property insurance for our CNG stations and manufacturing facilities which are operational to protect us from any damages caused by the failure or alleged failure of our products. However, business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently “pegs” its currency to a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof. Any government action which has the effect of inhibiting foreign investment could hurt our ability to raise funds that we need for our operations. The devaluation of the currency of the PRC against the United States dollar would have adverse effects on our financial performance and asset values when measured in terms of the United States dollar.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations affecting currency conversion. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC. Conversion of RMB, the currency of the PRC, for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Because a significant component for many of our non-standard pressure containers, the steel vessels, is manufactured outside of the PRC, our inability to pay our foreign manufacturer may impair our ability to manufacture our products.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in RMB. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices. Since our CNG station business is dependent upon the development of a market for cars and trucks that run on CNG rather than gasoline, any economic trends which have the effect of dampening the market for CNG vehicles could affect our ability both to sell our CNG products and to sell CNG at our proposed CNG stations.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

If our favorable tax treatment is overturned, we may be subject to significant penalties.

On March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which will become effective on January 1, 2008. This new income tax unifies the corporate income tax rate of domestic enterprise and foreign investment enterprises to 25%. Preferential tax treatments will continue to be granted to entities that are classified as “high and new technology enterprises strongly supported by the State” or conduct business in sectors that are encouraged by the PRC’s National People’s Congress. This new tax law, however, does not clearly define the requirements or criteria for receiving these preferential tax treatments. Many of our subsidiaries presently benefit from full or 50% exemptions from enterprise income tax for up to a total of five years. Because clear implementation and requirement rules or guidelines for the new tax law have not yet been promulgated, we cannot assure you that our subsidiaries will maintain their preferential tax status or that we will not be assessed significant penalties.

If the PRC tax authorities dispute our method of paying value added taxes, we may be subject to penalties under the tax laws of the PRC.

Under the commercial practice of the PRC, we paid value added taxes (“VAT”) and business tax based on tax invoices issued. We generally issue our tax invoice subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty which can range from zero to five times of tax which is determined to have been improperly deferred. Although we believe that we are paying VAT and business taxes in accordance with the common practice in PRC, we cannot assure you that the PRC tax authorities would not reach a different conclusion and determine that common practice is not in accordance with the tax laws of the PRC. If a penalty is ultimately assessed against us, the penalty could represent a material amount.

RISKS ASSOCIATED WITH OUR BUSINESS

Because the government has the power to withdraw our licenses, we cannot guarantee that we will continue to hold the necessary licenses.

In order for a company to engage in a business in the PRC, it must have a business license, which is issued by the government. Our subsidiaries possess business licenses which permit them to engage in their respective businesses. These licenses are subject to inspection by the government agencies of our facilities. The government has the power to withdraw a license from those companies which may be disqualified as a result of these inspections by the central government. We cannot provide any assurance that we may be able to maintain our present licenses or that we will be able to obtain any additional licenses that may be required if we seek to expand the scope of our business.

Because we are dependent upon a small number of suppliers or customers, the loss of a major supplier or customer could impair our ability to operate profitably.

In general, in our non-standard pressure container business, we do not have long-term contracts with our customers, and major contracts with a small number of customers’ accounts for a significant percentage of our revenue from this segment. Our contracts relate to specific projects. As a result, a customer can account for significant revenue in one year and little if any in the next.

Our CNG station business has risks that are different from our manufacturing and construction/installation business.

We have commenced and are planning the expansion of our CNG service station business. The operation of the CNG gas station business is subject to significant additional risks which are not related to our equipment manufacturing business. In addition to the normal risks associated with our business, there are additional risks that relate to the CNG station business. These risks include, but are not limited to:

We lack experience in operating CNG stations. Although we have manufactured and installed equipment for use by CNG stations, we have limited experience in operating stations, and we cannot assure you that we will be successful in operating CNG stations.

We require significant additional funds to enable us to develop and expand the CNG station business. The construction of CNG stations is very capital intensive, and we will require significant additional funds for this purpose. Although we raised $30,000,000 through the sale of our debt securities in September 2007, we may require additional financing to equip and construct our proposed CNG stations, and we cannot assure you that we will be able to obtain any financing which we may require, either for our CNG station business or our equipment manufacture and supply business.

The CNG station business is highly regulated and is subject to price controls. The storage, transportation and distribution of CNG are subject to PRC regulations, including the price at which we both buy and sell CNG.   The price controls over the purchase and sale of CNG limits our potential profit from the sale of CNG. In addition, before we construct a CNG station in many regions, we need to obtain government approvals. Other regulations may result in increased costs in order to comply with these regulations.

Because of the nature of CNG, we could be exposed to liability from gas leaks or explosions. Any leaks or explosions from our CNG stations could cause severe property damage as well as loss of life, which may not be covered by insurance. Any such loss could result in a termination of our business and could subject us to regulatory actions.

The market for CNG stations is dependent upon the increased use of CNG powered vehicles. CNG-powered vehicles represent only a small fraction of motor vehicles in the PRC, and most vehicles are powered by gasoline or diesel fuel. For us to be successful in the CNG gas station business, a market for CNG must be developed in the area which we propose to enter. Car and truck owners must either buy a CNG powered vehicle or pay to have a gasoline or diesel powered vehicle converted for CNG use. Any economic downturn could materially decrease the market for CNG vehicles. Further, in order for a market to develop for CNG vehicles, there must be a network of CNG stations on major highways throughout the PRC. The failure of such a network to develop could hinder the development of a market for CNG vehicles which would in turn limit the market for our CNG stations.

We must secure enough CNG resources to supply our filling stations in future. Natural gas is limited in China, especially in central and eastern China where we are seeking to develop our CNG retail business. Although we have agreements to provide us with a fixed amount of natural gas and we cannot assure you that these agreements will be sufficient to satisfy our CNG needs and we cannot assure that such CNG will be delivered on a timely basis. These agreements are subject to annual allocations and a major pipeline which is expected to provide us with CNG is still under construction and it may not be ready when scheduled and its capacity may not be as great as the operator anticipated when it agreed to provide us with CNG. Further, it is possible that we may experience shortages, particularly in the winter months when gas demand peaks.

Our natural gas process plants, which will be operated by Hubei Gather and Anhui Gather, may not open according to our schedule. We do not own or control any supply of natural gas. Our retail and wholesale natural gas business is dependent upon receiving the necessary natural gas from other suppliers who have agreed to provide the natural gas using a pipeline which is under construction. Although our supplier, Sinopec, has announced that the pipeline will be completed in late 2008 or early 2009, we have no ability to control the timing of the pipeline, and we can give no assurance that Sinopec will open and/or operate its new pipeline according to its released time schedule or that it will be able to deliver the quantity of natural gas contemplated by our agreement. Any delays in the construction or delivery of natural gas through the Sinopec pipeline or any reduction in the quantity which can be delivered to us will impair our ability to operate this business profitably, if at all.

We may not be able to meet our scheduled station openings. We have already encountered delays in opening our stations, and we cannot assure you that we will not encounter delays in the future. These delays can result from a range of factors, including adverse weather conditions, delays in obtaining government approvals, delays in receipt of materials for the construction of the stations, and other causes which may or may not be within our control. Any delays may impair our ability to operate this business profitably.

Competition is increasing for CNG distribution. Our CNG stations compete with gasoline stations as well as other CNG stations. The ability of CNG stations to operate profitably is largely dependent upon the acceptance of CNG by individual drivers as well as taxis and buses. We expect that our principal customers, at least initially, will be taxis and bus companies, which are presently the largest users of CNG. As more companies seek to fill the need for CNG stations, our competition will increase. PetroChina Co., China’s largest oil and gas producer by capacity and our present supplier of natural gas, has recently announced its intention to enter the CNG distribution business. These plans present a competitive threat to companies such as us. Because of PetroChina’s size, it may be in a better position than we to enter into contacts with the city governments to supply natural gas to those cities. We cannot assure you that we will be able to compete successfully with PetroChina if PetroChina enters the markets in which we operate CNG stations.

 We may face liability claims from users of our products.

As the manufacturer of equipment that is used to store and transport CNG and other products, including petroleum, chemicals and food products, we may be subject both to liability in the event that any property damages or loss of life results from our products. We may also be liable for damages in the event that our CNG conversion kits do not function properly. Any liability which results could hurt our reputation and result in the payment of damages which may not be covered by insurance.

Our CNG conversion kit business is subject to the development of a market for products that can enable gasoline powered vehicles to operate on CNG.

One segment of our business is the manufacture and sale of conversion kits that enable gasoline-powered vehicles to operate on CNG. The customers of these products are both vehicle manufacturers and vehicle owners. Our ability to operate this segment profitably is dependent upon a number of factors including the development of a market for conversion kits, our ability to compete successfully with other manufacturers or distributors of conversion kits, the ability of our products to work properly in a wide range of both old and new vehicles.

Because we are dependent on our management, the loss of our key executive officers and the failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of our chief executive officer, Bo Huang, and our chairman, Tianzhou Deng, who are also directors. We do not have employment contracts with either Mr. Huang or Mr. Deng. The loss of either Mr. Huang, Mr. Deng or any of our other key employees could have a material adverse effect upon our ability to operate profitably. Furthermore, we require additional qualified management and other key personnel for our CNG station business.

We may not be able to continue to grow through acquisitions.

In addition to our planned growth through the development of our CNG station business, an important part of our growth strategy is to expand our business and to acquire other businesses in related industries or to form joint ventures with other companies. Such acquisitions may be made with cash or our securities or a combination of cash and securities. Any joint ventures may require us to make significant capital contributions in order to develop the business contemplated by the joint venture. To the extent that we require cash, we may have to borrow the funds or sell equity securities. We anticipate that if we acquire other Chinese businesses, the seller would expect to receive all or substantially all of the sales price in cash, and we expect that we would have to raise funds in order to consummate any such acquisition. Any issuance of equity as a portion of the purchase price or any sale of equity, to the extent that we are able to sell equity, to raise funds to enable us to pay the purchase price would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. Further, any acquisition may be subject to government regulations and approval in the PRC.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired, including government approval of the acquisition; and

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

We do not manufacture our non-standard pressure containers for inventory, but pursuant to a specific contract, and our contract flow is not predictable. Similarly, products and services from our manufacture of CNG storage and transportation products and the construction of CNG stations segment are also made pursuant to specific contracts, and after the completion of a project our services may no longer be required by our customers. To the extent that we do not generate new business, our revenue from this segment of our business will decline. To the extent that we expand our facilities to meet present or anticipated increases in sales or expand our CNG station business and sell our CNG conversion kits, our failure to generate business could have the effect of significantly reducing the profitability of our business. Because of these factors, our revenue and operating results have fluctuated from quarter to quarter. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control. Due to the risks discussed in this report, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Certain of our stockholders control a significant amount of our common stock.

As of November 4, 2008, approximately 40.0% of our outstanding common stock is owned by Skywide Capital Management Limited, which is owned by our chief executive officer, Bo Huang, and our chairman, Tianzhou Deng.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

The SEC has adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in our annual reports on Form 10-K, commencing with our fiscal year ended September 30, 2008. In addition, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting commencing with the following year. In connection with the periodic evaluation of our disclosure controls our chief executive officer and chief financial officer identified weaknesses related to our accounting personnel’s ability to identify accounting and disclosure issues, calculate accounting entries, and prepare financial statements and footnotes in accordance with U.S. GAAP. These officers have concluded that our disclosure controls and procedures are not effective at this time. We cannot assure you that we will be successful in addressing these issues and any other issues which may be raised. If we are unable to address these issues, unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

The terms on which we raised $30,000,000 capital have resulted in significant dilution and may result in additional dilution, which could impair our stock price.

On September 28, 2007, we raised $30,000,000 through the sale of our convertible notes in the principal amount of $14,000,000. If our consolidated net income, as defined, does not reach the stated level for both 2008 and 2009, the conversion price will be adjusted in accordance with a fixed formula, which could result in the issuance of more shares of common stock. The adjustment in the conversion price is made on a formula basis. The following table sets forth a computation of the resulting conversion price if (a) the target levels are not met for both 2008 and 2009, (b) the number of fully-diluted shares of common stock (other than shares issuable upon conversion of the convertible notes) remains 18,074,943 throughout the period, and (c) none of the notes are converted. Any change in any of these components will affect the amount of any adjusted conversion rate and conversion price.

Year	Conversion Rate Beginning of Year*	Conversion Price Beginning of Year	Conversion Rate As Adjusted	Conversion Price As Adjusted
2008	19,512	$5.125	23,814	$4.199
2009	23,814	$4.199	28,245	$3.540

* The conversion rate at the beginning of the year for 2008 has been adjusted to reflect the adjustment made pursuant to the indenture as supplemented by a supplemental indenture dated as of June 23, 2008, which resulted in a reduction of the conversion price from $6.34 to $5.125.

The financing agreement gives the investors certain rights relating to our business which may affect our ability to develop our business.

The agreement restricts our use of funds which may impair our ability to develop our business. The proceeds from the loan are maintained in a separate account which requires the signatures of our chief executive officer, our chairman and one senior officer of one of the lenders. At December 20, 2007, the proceeds in this account were $29.8 million. Additionally, the investors have the right of approval with respect to our budgets in accordance with a schedule set forth in an investor rights agreement, and we are required to engage an independent auditor from a list of auditors designated by the investors. We are required to pay $2.5 million on April 1 of each fiscal year, commencing April 1, 2008, if, on or before that date, none of the firms listed on the schedule has been appointed as our auditor. We are also prohibited from dismissing the auditor without the investor’s consent unless the dismissal is approved by an audit committee on which a designee of the investor is a member. These rights may affect our ability to develop our business and may have a negative impact on our stock price.

The conversion price of the convertible notes is subject to reduction based on the market price of our stock.

The indenture pursuant to which we issued $14,000,000 of convertible notes provides that if the market price of the common stock on any March 28 or September 28 is less than the conversion price, the conversion price is reduced to the market price, as defined, but the conversion price is not to be reduced pursuant to this provision below $4.20 per share. The conversion price has been adjusted from $6.34 to $5.125 as a result of the implementation of that procedure pursuant to a supplemental indenture dated June 23, 2008. Depending on the market price of our common stock, there may be further downward adjustments.

We may be required to pay liquidated damages if we cannot fulfill the requirements regulated in our $30,000,000 financing.

We were required to have a registration statement covering the shares of common stock declared effective by the SEC on or before March 14, 2008 or if effectiveness of the Registration Statement is suspended at any time other than pursuant to a suspension notice, for each 90-day period during which the registration default remains uncured, we shall be required to pay additional interest at the rate of one percent 1% of the convertible notes. As of June 30, 2008, we had accrued additional interest in the amount of $653,000, which reflects the estimated liquidated damages which we will be required to pay. We may have to accrue additional liquidated damages if the registration statement is declared effective later than we anticipate.

Any adjustment in the conversion rate or event which requires payment of liquidated damages could have a depressive effect on our stock price and the market for our stock.

If we are required to adjust the conversion price pursuant to any of the adjustment provisions of the agreements relating to our $30,000,000 financing or if we are required to pay liquidated damages, the adjustment or payment, or the perception that an adjustment or payment may be required, may have a depressive effect on both our stock price and the market for our stock.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,000,000 shares of common stock pursuant to our 2006 long-term incentive plan. The exercise of any options we may grant under this plan and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock. If we issue all of the shares of common stock issuable pursuant to the plan, these shares will represent approximately 6.0% of the outstanding common stock, based on the presently outstanding shares of common stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because we have significant related party transactions, institutional and other investors may be reluctant to purchase our stock which could affect both the price and the market for our stock.

In the PRC, there is no private ownership of real estate. Rather, the government grants real property rights which are transferable. During 2005, we purchased real property rights from a former related party, Beijing Sanhuan Technology Development Co., Ltd (“Beijing Sanhuan”) with an initial purchase price of $12.3 million, which was increased to $18.6 million, of which $16.4 million was paid as of June 30, 2008. We also license technology from Beijing Sanhuan for $170,000, of which $97,000 was paid as of June 30, 2008, and we use Beijing Sanhuan’s services for our subsidiaries. As a result, investors may be reluctant to invest in our common stock, which would affect both the stock price and the trading volume in our stock.

Because of our cash requirements and restrictions in our $30,000,000 financing we may be unable to pay dividends.

We expect to retain any earnings to finance the growth of our business, particularly, our proposed CNG station business, which is very capital intensive. Further, the agreements relating to our September 2007 financing has restrictions on our use of our funds.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in the PRC, product demand, including the demand for CNG and our conversion kits, our ability to develop, construct and operate a CNG station business, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of November 4, 2008, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. All of the shares being sold are shares of common stock issuable upon conversion of our 3.0% convertible debentures. Following completion of the offering, neither of the selling stockholders will own beneficially more than 1% of our outstanding stock.

Name	Shares Beneficially Owned	Shares Being Sold	Shares Owned After Offering
Abax Lotus Ltd. [1]	1,849,384	1,814,634	34,750
CCIF Petrol Limited[2]	917,073	917,073	-0-
	2,766,457	2,731,707

1  Chung-Yi Hse and Xiang Dong (Donald) Yang have joint voting and dispositive power over the shares beneficially owned by Abax Lotus Ltd. Mr. Yang is one of our directors.

2 CCIF Petrol Limited is wholly owned by China Century Investment Fund Limited, a Cayman Islands company, whose sole corporate director is China Renaissance Capital Investment Inc., a Cayman Islands company. Voting and investment powers of securities held by CCIF Petrol Limited is exercised by the board of directors of China Renaissance Capital Investment Inc. which consists of Mark Qiu, Hung Shih, Li Zhenzhi, Charles Pieper and Nicole Arnaboldi.

September 2007 Financing

On September 1, 2007, we entered into a note purchase agreement with Abax Lotus Ltd. and CCIF Petrol Limited pursuant to which the investors agreed to purchase our 12% guaranteed senior notes due 2012 in the principal amount of $16,000,000 and our 3.0% guaranteed senior convertible notes due 2012 in the principal amount of $14,000,000. The convertible notes were initially convertible into common stock at an initial conversion price of $6.34 per share, which represented a 25% premium of the 30 trading days volume weighted average price ending August 31, 2007.

On September 28, 2007, we completed the sale of convertible notes and senior notes pursuant to the purchase agreement. At the Closing, we entered into:

•	An indenture for the senior notes,

•	An indenture for the convertible notes,

•	An investor rights agreement,

•	A registration rights agreement covering the shares of common stock issuable upon conversion of the convertible notes,

•	An information rights agreement, and

•	A charge share agreement whereby the Company granted the investors a charge on our shares of our wholly-owned subsidiary, Sinoenergy Holding.

In addition, Bo Huang, our chief executive officer and a director, and Tianzhou Deng, our chairman and a director, executed non-competition agreements with us.

We also paid the investors an arrangement fee of $160,000.

The convertible notes were issued pursuant to an indenture between the Company and with DB Trustees (Hong Kong) Limited, as trustee. The convertible notes are due in September 2012 and bear interest at the stated interest rate of 3% per annum. The holders of the convertible notes have the right to convert their notes into common stock. The initial conversion price was $6.34 per share, subject to adjustment. The provisions for adjustment in the conversion price include adjustments for the following.

•	A stock distribution or dividend, a reverse split or combination of shares and the distribution of shares, warrants, assets or indebtedness to our stockholders.

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A sale of common stock at a price, or the issuance of options, warrants or other convertible securities with an exercise or conversion price, which is less than the conversion price at the time.. The investor rights agreement, as clarified, also provides that (i) the Company will not sell shares of its common stock or grant options or warrants or issue convertible securities with an exercise or conversion price that is less than $0.80 per share, (ii) the minimum conversion price for the convertible debenture would be $0.80 per share, (iii) the holders of the convertible notes may call an event of default if the Company breaches its covenant not to issue shares at a price which is less than $0.80 per share. If the Company increases its authorized common stock, the conversion price would decrease to an amount not less than $0.05 per share. The Company and the investors agreed to use their commercially reasonable efforts to modify the indenture for the convertible notes to reflect these provisions of the investor rights agreement.

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An adjustment based on the volume weighted average price of the common stock on September 28, and March 28, of each year during the term of the notes, commencing March 28, 2008, such that if the volume weighted average price of the common stock for the 15 trading days preceding the applicable September 28 or March 28 is made is less than the conversion price then in effect, then the conversion price is reduced to the greater of the volume weighted average price or $4.20 per share. The volume weighted average price of the common stock on March 28, 2008 was $5.125. No adjustment was made as of March 28, 2008. Pursuant to a supplemental indenture dated June 23, 2008, the provided for a deferral to June 28, 2008 of the adjustment in the conversion price which was to have been made on March 28, 2008. As a result, the conversion price was reduced to $5.125.

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An adjustment based on our failure to have consolidated net income, as defined in the indenture, of $7.5 million for 2007, $14.0 million for 2008 and $22.5 million for 2009, or the equivalent in RMB. The holders of the convertible notes waived any adjustment for 2007.

If our consolidated net income does not reach the stated level for 2008 or 2009, the conversion rate, which is the number of shares of common stock issuable upon conversion of $100,000 principal amount of convertible notes, adjusted in accordance with the following formula. Conversion rate then in effect + [(A x B)/ C], where

A =	the total number of shares of common stock issued and outstanding on a fully-diluted basis at the date of determination of such adjustment;

B =	3% expressed as a decimal; and

C =	the aggregate principal amount of the Notes issued on the Issue Date divided by $100,000.

The conversion price is determined by dividing $100,000 by the conversion rate. The initial conversion rate was 15,773 shares of common stock for each $100,000 principal amount of convertible notes. As a result of the June 2008 adjustment, the conversion rate was adjusted to 19,512.195 shares for each $100,000 principal amount of convertible notes.

Net income, for purposes of this computation, is defined to mean “net income” determined in accordance with GAAP consistently applied, after deducting “income tax expense” and the amount, if any, for minority interest that may arise, but without adding any “other comprehensive income” or any extraordinary income; provided that the calculation of “net income” for the purposes of this definition shall not include any non-cash expense incurred at any time in connection with the issuance of shares of Common Stock pursuant to (i) non-cash charges associated with any original issue discount on the notes or the potential issuance of shares of common stock pursuant to the terms of the indenture, (ii) the additional payments that are due if the common stock is not listed on the Nasdaq Global Market or Nasdaq Capital Market by September 19, 2008, (iii) any adjustment resulting from a reduction in the conversion price as a result of the volume weighted average price or the failure to meet the earnings targets, and (v) our stock option plans and employee stock purchase plans and which have been approved by our board of directors so long as such issuances in the aggregate do not exceed five percent (5%) of the common stock of our issued and outstanding immediately prior to such issuance or grants.

The following table sets forth a computation of the resulting conversion price if (a) the target levels are not met for both 2008 and 2009, (b) the number of fully-diluted shares of common stock (other than shares issuable upon conversion of the convertible notes) remains 18,074,943 throughout the period, and (c) none of the notes are converted. Any change in any of these components will affect the amount of any adjusted conversion rate and conversion price.

Year	Conversion Rate Beginning of Year*	Conversion Price Beginning of Year	Conversion Rate As Adjusted	Conversion Price As Adjusted
2008	19,512	$5.125	23,814	$4.199
2009	23,814	$4.199	28,245	$3.540

* The conversion rate at the beginning of the year for 2008 has been adjusted to reflect the adjustment made pursuant to the indenture as supplemented by a supplemental indenture dated as of June 23, 2008, which resulted in a reduction of the conversion price from $6.34 to $5.125.

 If our common stock is not listed on the Nasdaq Global Market or the Nasdaq Capital Market by September 19, 2008, we are required to pay by September 28, 2008, an additional payment on each convertible note in the amount of 3.3% of the principal amount of such note. Our common stock was listed on the Nasdaq Capital Market in July 2008.

The indenture also requires us to pay additional interest at the rate of 1.0% for each 90-day period in which we have failed to comply with the registration obligations under the registration rights agreement. As of June 30, 2008, we had accrued additional interest in the amount of $653,000, which reflects the estimated liquidated damages which we will be required to pay.

If the convertible notes are not redeemed or converted or purchased and cancelled by the maturity date, we are required to redeem the convertible notes at the repurchase amount, which is an amount which results in a yield to maturity of 13.8% per annum, net of interest previously received, plus any interest accrued on overdue principal (and, to the extent lawful, on overdue interest) and premium, if any, at a rate which is 3% per annum in excess of the rate of interest then in effect.

If any of the following designated events occurs, we must offer the holders of the convertible notes the right to require us to purchase the notes at the repurchase amount:

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The occurrence, at any time after the common stock is listed on the Nasdaq Global Market or the Nasdaq Capital Market of any transaction or event in connection with which all or substantially all of the common stock shall be exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock, depositary receipts, ordinary shares or other certificates representing common equity interests that are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved (or, upon consummation of or immediately following such transaction or event, will be approved) for quotation on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or any similar United States system of automated dissemination of quotations of securities prices.

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The occurrence, at any time after the common stock is listed on the Nasdaq Global Market or the Nasdaq Capital Market of a condition that the common stock is neither listed for trading on a United States national securities exchange, listed for trading on a United States national or regional securities exchange nor approved for trading on any of the Nasdaq’s Capital Market, Global Market or Global Select Market, or (ii) trading in our common stock on any such exchange or market has been suspended for ten or more consecutive trading days.

The senior notes mature on September 28, 2012. We are required to make mandatory prepayments on the senior notes on the following dates and in the following amounts:

Date	Principal Amount
March 28, 2010	$2,000,000
September 28, 2010	$2,000,000
March 28, 2011	$4,000,000
September 28, 2011	$4,000,000
March 28, 2012	$2,000,000

Commencing September 28, 2008, we may redeem the senior notes at the following percentage of the principal amount:

Twelve Months Commencing September 28,	Percent of Principal
2008	108.0%
2009	106.0%
2010	104.0%
2011 and thereafter	100.0%

The indentures for both the convertible notes and the senior notes have certain covenants, including the following:

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If we sell assets and do not reinvest the proceeds in its business within 180 days (270 days in the case of a sale of real property), to the extent that the proceeds not so reinvested exceed $5,000,000, we are required to offer the holders of the notes the right to have us use such excess proceed to purchase their notes.

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If there is a change of control, we are required to offer to repurchase the notes at 103% of the principal of the note, plus accrued interest. A change of control will occur if Bo Huang or Tianzhou Deng own less than 25% of the voting power of our voting stock or, with certain exceptions, a merger or consolidation or sale of substantially all of our and our subsidiaries’ assets.

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We are is restricted from incurring additional debt unless, after giving effect to the borrowing, (i) the fixed charge coverage ratio would be greater than 2.75 to 1.00 for the first year and 3.5 to 1.0 if the debt is incurred thereafter, and (ii) the leverage ratio would not exceed 4.25 to 1.00 for the first year and 3.75 to 1.00 if the debt is incurred thereafter, provided, that the certain subsidiaries may continue to maintain debt under credit facilities of not more than $15,000,000 for the first year and $10,000,000 thereafter, and may incur purchase money indebtedness. The fixed charge coverage ratio is the ratio of our earnings before interest, taxes, depreciation and amortization, which is generally known as EBITDA, to consolidated interest expense, as defined. Leverage ratio means the ration of outstanding debt to EBITDA, with the interest component being the consolidated interest expense, as defined.

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We are subject to restriction in paying dividends, purchasing our own securities or those of our subsidiaries, prepaying subordinated debt, and making any investment other any investments in itself and its subsidiaries engaged in our business and certain other permitted investments.

•	We are subject to restrictions on incurring liens.

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We cannot enter into, or permit our subsidiaries to enter into, transactions with affiliates unless it is in writing, in our best interest and not less favorable to us than we could obtain from a non-affiliate in an arms’ length transaction, with any transaction involving more than $1,000,000 requiring audit committee approval and any transaction involving more than $5,000,000 requiring a written opinion from an independent financial advisor.

•
We shall maintain, as of the last day of each fiscal quarter, (i) a fixed charge coverage ratio of 1.75 to 1.00 for the first six months, 2.75 to 1.00 for the next six months and 3.0 to 1.00 thereafter, (ii) a leverage ratio of 7.5 to 1.00 through March 31, 2008, 5.0 to 1.00 from April 1, 2008 to September 30, 2008, and 4.5 to 1.00 thereafter, and (iii) a consolidated subsidiary debt to consolidated net tangible asset ratio of not more than 0.2 through September 30, 2008 and 0.15 thereafter.

•
We must make all payments of principal, interest and premium, if any, without withholding or deduction for taxes, and must offer to repurchase the notes if they are adversely affected by changes in tax laws that affect the payments to the holders.

The indentures provide for an event of default in the event that we fail to comply with our obligations under the indentures and certain events of bankruptcy or similar relief.

Our obligations are guaranteed by our subsidiaries and are secured by charge on the stock of Sinoenergy Holding.

We also entered into an investor rights agreement, pursuant to which, as long as an investor holds at least $2,000,000 principal amount of notes or at least 3% of the issued and outstanding stock:

•	The investor has the right to approve our annual budget, and we cannot deviate by more than 15% of the amount in the approved budget.

•	We and our subsidiaries cannot replace or change the substantive responsibilities of the chief executive officer except in the event of his incapacity, resignation or retirement.

•	We and our subsidiaries cannot take any action that would result in a change of control, as defined in the indentures.

•
We and our subsidiaries cannot change the number of board members or the composition or structure of the board or board committees or delegate powers to a committee or change the responsibilities and powers of any committee.

•
We shall, by April 1, 2008, have appointed an independent public accountant from a list of 16 firms provided by the investors, failing which we shall pay the investors the sum of $2,500,000 on April 1 of each year in which this condition is not met, and we shall not terminate the engagement of such auditor without prior investor approval. We have met this condition with the appointment of Grobstein, Horwath & Company LLP in March 2008.

•
The investors have a right of first refusal on future financings by us and proposed transfers, with limited exceptions, by Mr. Huang and Mr. Deng. The investors also have a tag-along right in connection with proposed sales by Mr. Huang and Mr. Deng.

Mr. Huang and Mr. Deng are also prohibited from transferring any shares, with limited exceptions, until the investors shall have sold, singly or in the aggregate, more than 5% of our total outstanding equity on a fully-diluted basis.

From the closing date and as long as long as Abax continues to hold more than 5% of the outstanding shares of common stock on an as-converted basis, (i) Abax shall be entitled to appoint up to 20% of the voting members (or the next higher whole number if such percentage does not yield a whole number) of our board of directors, and (ii) if we fail to meet the net income requirements under the indenture for the convertible notes, Abax has he right to appoint an additional director. The Abax director shall be entitled to serve on each committee of the board, except that, the Abax director shall not serve on the audit committee unless he or she is an independent director. Mr. Huang and Mr. Deng have agreed to vote their shares for the election of the Abax directors. We are required to amend our by-laws to provide that a quorum for action by the board shall include at least one Abax director. On May 27, 2008, our board of directors elected Xiang Dong (Donald) Yang as a director. Mr. Yang is president of Abax Global Capital, which is an affiliate of Abax Lotus Ltd., one of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. If a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

See “Selling Stockholders” for information concerning the restriction on the right of the holders of the series A preferred stock and certain of the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. John P. O’Shea is president, chief executive officer and a stockholder of Westminster Securities Corp., a registered broker-dealer. None of the other selling stockholders are affiliates of broker-dealers, although two of the selling stockholders are employees, but not affiliates, of a broker-dealer.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Nasdaq Capital Market under the symbol SNEN since July 28, 2008. Prior to February 6, 2007, there was no market for our common stock. From February 6, 2007 until July 25, 2008, our stock was traded on the OTC Bulletin Board. The following table sets forth the high and low bid price of our stock by calendar quarter since commencement of trading through November 4, 2008. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2007		2008
	High	Low	High	Low
First quarter	$2.55	$1.60	$2.55	$1.60
Second quarter	2.79	1.95	4.43	2.05
Third quarter	3.62	2.10	7.26	2.35
Fourth quarter	5.25	3.06	5.05	2.02

The information for the first quarter of 2007 begins with the commencement of trading on February 6, 2007, and the information for the fourth quarter of 2008 is through November 4, 2008.

On November 4, 2008, the last reported sales price for our common stock was $3.35 per share.

On November 4, 2008, we believe we had approximately 1000 holders of our common stock.

We have not paid dividends since our inception. Our agreement with the investors in the June 2006 private placement, and the indentures relating to our $30,000,000 private placement of notes prohibit or restricts our payment of dividends.

At November 4, 2008, we had the following shares of common stock reserved for issuance:

•	2,731,707 shares issuable upon conversion of the senior notes, based on the current conversion rate.

•	530,358 shares issuable upon exercise of outstanding warrants.

•
1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan, of which options to purchase 845,000 shares of common stock were outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward Looking Statements.”

Overview

We design, manufacture and market a range of pressurized containers for CNG. Although our initial business involved the manufacturing of non-standard equipment and pressure containers, our business has evolved as an increasing market is developing in the PRC for the use of CNG. Our CNG vehicle and gas station construction business consists of two divisions (i) the manufacturing of CNG vehicle and gas station equipment, and (ii) the design of construction plans for CNG stations, the construction of the CNG stations, and the installation of CNG station equipment and related systems.

We continue to manufacture a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries and have the capacity to design and manufacture various types of non-standard equipment.

All of our products and services are performed pursuant to agreements with our customers, which provide the specifications for the products and services. We do not sell our products from inventory. As a result, our revenue is dependent upon the flow of contracts. In any fiscal period, a small number of customers may represent a disproportionately large percentage of our business in one period and a significantly lower percentage, if any, in a subsequent period.

Commencing in 2006, we began to construct CNG stations and we intend to operate CNG stations. This aspect of our business is different from our other business. The business of operating CNG stations requires a substantial capital investment, and we raised approximately $30 million from the sale of our convertible and fixed rate notes in September 2007. As discussed under “Liquidity and Capital Resources,” the indentures relating to these notes have restrictions on our incurring additional debt. The nature of the operation of the business and the risks associated with that business are significantly different from the manufacturing of equipment or the construction of CNG stations for third parties. One aspect of the operation of CNG stations is the price controls, whereby both the price at which we purchase CNG and the price at which we sell CNG are subject to price controls by central government and municipal government. As a result of these price controls, our gross margin is effectively dependent upon the government’s pricing policies. The operation of CNG stations is reported as a separate segment.

During 2007, we entered into two agreements to form joint ventures for the operation of natural gas process plants. We have a majority interest in one of these two ventures and a minority interest in the other. At June 30, 2008, our total commitments under these agreements were approximately $5.0 million, of which we had paid a total of approximately $1.6 million. These two companies are in the early construction stage, and neither of these ventures has commenced operations. We also have contracted for the purchase of natural gas which is to be delivered through a pipeline that is presently under construction and is expected to be completed in or about 2009. These contracts do not have specific delivery quantities or prices, all of which are to be determined later.

In early 2007, we established a division to sell and manufacture CNG vehicle conversion kits to OEM and sale in the aftermarket. These kits are designed to enable a gasoline powered vehicle to operate on CNG. We began to generate revenue from this business segment in the second quarter of calendar 2007. In March 2007, we purchased a 60% interest in Jiaxing Lixun Automotive Electronic Co, Ltd (“Lixun”) from its stockholders for $390,000. In July 2007, we paid an additional $400,000 to increase our equity ownership in Jiaxing Lixun to 70%, and in April 2008 we acquired the remaining 30% for $1,145,000. Lixun designs and manufactures electric control devices for alternative fuel, such as compressed natural gas and liquefied petroleum gas vehicles, as well as a full range of electric devices, such as computer controllers, conversion switches, spark advancers, tolerance sensors and emulators for use in multi-powered vehicles.  The business of manufacturing electronic parts for vehicle conversion kits as well as producing conversion kits is reported as a separate segment.

Our CNG vehicle and gas station equipment business include two product lines:

•	the manufacturing of equipment for CNG vehicles and gas stations and

•	the design of CNG station and construction plans, construction of CNG stations and installation of CNG station equipment and related systems.

Our original business was the manufacture and sale of nonstandard equipment and pressure containers operated by our Yuhan subsidiary, of which we had been a 55% equity owner. During the second half of 2006, we acquired an additional 35% equity interest and as a result we became a 90% equity owner of Yuhan. In January 2008, we acquired the remaining 10%, and became a 100% owner of Yuhan.

Steel and steel tubing are the major raw material used in manufacturing CNG facilities and gas station equipment. We purchase steel plate from a Chinese domestic manufacturer, and we believe that alternative suppliers are available. We had purchased steel bottles, a key raw material for CNG truck trailers, from an Italian supplier, which carried the risk of delays that could interrupt our manufacturing process. Beginning in May 2007, we also began to purchase steel tubes from the PRC domestic market and engaged a Korean company to manufacture the bottles from the steel tubes, and in August 2007, we engaged a PRC company to manufacture these bottles. Although we believe that we have reduced the risks of interruption of our manufacturing process, we cannot eliminate the risk entirely.

Our functional currency is RMB, which is the currency of the PRC, and our reporting currency is United States dollars. In addition, our purchases from our Italian supplier are in Euros. When we discuss the amount of our future obligations, we convert RMB or Euros to dollars at the current exchange rate. However, since the payment will be made in the future, the amount paid in United States dollars may be different from the amount set forth in this prospectus as a result of fluctuations in the currency rates.

Results of Operations

We are engaged in four business segments:

(i) Non-standard pressure container business:

Our non-standard equipment and pressure container business has been carried over from the predecessor since Sinogas was formed. It is a traditional chemical equipment manufacturing business with low profit margin. It includes design and manufacturing of various types of pressure containers for industries such as the petroleum and chemical, metallurgy, electricity generation and food and beverage industries.

(ii) CNG storage, transportation products and CNG station service construction (“CNG Station Facilities and Construction”)

Our CNG station construction business represents:

•
The manufacture and installation of CNG vehicle and gas station equipment that is used in the transportation and storage of CNG and the operation of a CNG station. We provide these services for other companies that operate CNG stations.

•
CNG station construction service, which includes the design of CNG station construction plans, construction of CNG stations, and installation of CNG station equipment and related systems. The gross margin for CNG gas stations technical consulting service was high, as a result of our know-how in CNG system design and the absence of significant competition. Because of our emergence into the CNG filling station business, we did not receive any CNG station construction service orders from the beginning of 2007. We anticipate that, at least in the near term, we will devote most, if not all, of our CNG construction business to the construction of our own CNG filling stations.

(iii) CNG station operation

In 2006, we entered the CNG station business, which involves the design, construction and equipping of CNG stations and the operation of those stations.

(iv) Vehicle fuel conversion equipment

We manufacture conversion kits and electrical control devices that enable vehicles to operate on alternative fuels, including CNG.

Nine months ended June 30, 2008 compared to Nine months ended June 30, 2007

The following table sets forth information relating to income from operations from each of the four segments for the nine months ended June 30, 2008 and 2007 (dollars in thousands).

Nine months ended June 30, 2008	Non-standard pressure containers	CNG station facilities and construction	CNG station operation	Vehicle conversion Kits	Total

Net revenue	$5,400	$13,659	$892	$6,794	$26,745
Cost of revenues	3,076	7,140	559	4,415	15,190
Gross profit	2,324	6,519	333	2,378	11,555
Gross margin	43%	48%	37%	35%	43%
Operating expenses:
Selling expenses	$169	$49	$88	$233	$540
General and administrative expenses	470	1,453	240	800	2,963
Total operating expense	640	1,502	328	1,033	3,503
Income from operations	$1,685	$5,017	$5	$1,345	$8,052

Nine months ended June 30, 2007	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Vehicle conversion kits	Total
Net revenue	$3,132	$5,704	—	$2,600	$11,436
Cost of revenues	1,827	1,982	—	1,685	5,494
Gross profit	1,305	3,722	—	915	5,942
Gross margin	42%	65%		35%	52%
Operating expenses:
Selling expenses	$52	$58	$7	$26	$143
General and administrative expenses	579	849	569	178	2175
Total operating expense	631	907	576	204	2,318
Income (loss) from operations	$674	$2,815	(576)	$711	$3,624

Net Revenue. Net revenue for the nine months ended June 30, 2008 was approximately $26.7 million, a 133.9% increase from the net revenue of approximately $11.4 million for the nine months ended June 30, 2007. This increase resulted primarily from the significant increases from all our divisions. The following table shows the increase in revenue for each division and the percentage increase (dollars in thousands).

	Nine months Ended June 30,			Percentage
Division	2008	2007	Increase	Increase
Non-standard pressure containers	5,400	3,132	2,268	72.4%
CNG facilities and construction	13,659	5,704	7,955	139.5%
CNG station operation	892	0	892	NA
Vehicle conversion kit	6,794	2,600	4,194	161.3%
Total	26,745	11,436	15,309	133.9%

Cost of Revenue. The cost of revenue for the nine months ended June 30, 2008 was approximately $15.2 million compared with $5.5 million in the same period of 2007, representing a 176.5% increase. The overall cost of sales increase is primarily the result of the following factors:

•
The non-standard pressure container business and CNG station facilities and construction business: In the nine months ended June 30, 2008, the cost of sales increased with the increase of revenue, resulting in a modest increase in gross margin from 41.7% to 43.0%.

•	The CNG facilities and construction segment maintained a level gross margin, decreasing nominally from 47.9% to 47.7%.

•
The CNG station operation incurred a gross profit for the nine months ended June 30, 2008, while in the same period of 2007, it had no revenue. Its gross margin for the nine months ended June 30, 2008 was 37.3%.

•	The vehicle conversion kit business also maintained a level gross margin, decreasing from 35.2% to 35.0%.

 Operating Expenses. Operating expenses were approximately $3.5 million in the nine months ended June 30, 2008, an increase of $1.2 million, or 51.2%, compared with the same period of 2007. The increase in operating expenses primarily relates to the following factors:

•
$830,000 of selling, general and administrative expenses associated with the vehicle conversion kits segment in the nine months ended June 30, 2008. This segment commenced operations in April 2007, and, accordingly, the comparable amount is about $204,000 in the same period of 2007, but represents less than three months of operations, which included start up operations.

•	$374,081 of general and administrative expenses associated with the stock options granted and the amortization of the deferred debt issuance costs relating to the September 2007 $30 million financing.

•	$596,000 increase in selling, general and administrative expenses associated with the CNG station facilities and construction with the increase of revenue.

Income from Operations. Income from operations was approximately $8.0 million for the nine months ended June 30, 2008 compared with approximately $3.6 million in the same period of 2007 and resulted from the factors described above.

Other Income. Other income was approximately $2,503,000 for the nine months ended June 30, 2008, and primarily relates to revenues generated from land rental.

Interest Expense. In the nine months ended June 30, 2007, interest expense was approximately $1,777,000. In the nine months ended June 30, 2008, we incurred interest cost of approximately $3,387,578 in connection with the $12,000,000 PRC bank loan, the $16,000,000 principal amount of 12% guaranteed senior notes, and the $14,000,000 principal amount of 3% guaranteed convertible notes, including non-cash interest costs of  $1,134,000 of which approximately $1,334,870 was capitalized. The balance is reflected as interest expense.

Income Taxes. The income tax expense for the three months ended December 31, 2007 is 0%, and for the nine months ended June 30, 2008 for Sinogas and Yuhan is 12.5%. As Sinogas, Yuhan, and Wuhan Sinoenergy had each received an exemption from corporate income tax in the beginning of 2007, there is no income tax accrued in the nine months ended June 30, 2007.

Net Income. As a result of the foregoing, we had net income of $9.2 million, or $0.58 per share (basic) and $0.54 per share (diluted), for the nine months ended June 30, 2008; as compared with net income of $3.4 million, or $0.34 per share (basic) and $0.26 per share (diluted) for the nine months ended June 30, 2007.

Nine months ended September 30, 2007 and 2006

In September 30, 2007, we changed our fiscal year to the year ending on September 30, commencing with the year ending September 30, 2008. This information relating to these periods was derived from our audited financial statements for the nine months ended September 30, 2007 and the unaudited financial statements for the nine months ended September 30, 2006.

The following table sets forth information relating to income from operations from each of the four segments for the nine months ended September 30, 2008 and 2007 (dollars in thousands).

Nine months ended September 30, 2007	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Vehicle conversion kits	Total

Net revenue	$3,250	$6,064	-	$6,609	$15,923
Cost of revenues	1,873	2,716	-	4,041	8,090
Gross profit	1,377	3,888	-	2,568	7,833
Gross margin	42%	64%		39%	49%
Operating expenses:					0
Selling expenses	100	23	-	111	$234
General and administrative expenses	529	970	1,130	700	3,329
Total operating expense	629	993	1,130	811	3,563
Income (loss) from operations	$748	$2,895	($1,130)	$1,757	$4,270

Nine months ended September 30, 2006	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Total

Net revenue	$4,361	$5,403	-	$9,764
Cost of revenues	3,353	1,625	-	4,978
Gross profit	1,008	3,778	-	4,786
Gross margin	23%	70%		49%
Operating expenses:
Selling expenses	$152	$38	-	$190
General and administrative expenses	455	908	33	1,396
Total operating expense	607	946	33	1,586
Income (loss) from operations	$401	$2,832	($33)	$3,200

Net Revenue. Net revenue for nine months ended September 30, 2007 (the “September 2007 period”) was approximately $15.9 million, a 64% increase from the net revenue of approximately $6.2 million for the nine months ended September 30, 2006 (the “September 2006 period”). This increase results primarily from the sale of our vehicle conversion kit, which generated revenue of $6.6 million, or 41.5 % of sales in the September 2007 period. During the September 2007 period, this segment, which first generated revenue in the second quarter of 2007 and therefore was not a segment during the September 2006 period, was our largest source of revenue. In addition, our revenue from CNG station facilities and construction increased by $661,000, or 12.2%, in the September 2007 period from the September 2006 period. These increases were offset by a decrease of $1.1 million, or 25.4%, in sales of pressure containers. This decrease results from a restructuring of our pressure container product line in the first quarter of 2007, when our sales from this segment were less than $800,000.

Cost of Revenue. The cost of revenue for the September 2007 period was approximately $8.0 million, compared with approximately $5.0 million in the same period of 2006, a 62.5% increase. The cost increase is consistent with the increase in net revenue. Although our overall gross margin of 49% is virtually unchanged from the September 2006 period to the September 2007 period, there were changes in gross margins of the different segments.

•	The gross margin of our vehicle conversion kits segment, which accounted for 41.5 % of sales in the September 2007 period, is 39%. Our principal cost of revenue is our manufacturing costs.

•
Our gross margin for our non-standard pressure container segment increased from 23% to 42%. In the September 2007 period, we obtained, in addition to our traditional container orders, two orders for new products which generated a higher gross margin because of the specialized nature of the services we provided. One of these orders is for the manufacture of equipment for a bio-diesel facilities. The second is for the installation service of pressure container equipment.

•
Our gross margin for the CNG station building consulting service decreased to 64% in the September 2007 period from 70% in the September 2006 quarter. In the September 2007 period, all of our revenue related to the manufacture of CNG facilities and equipment and none of the revenue was generated by technical consulting services, which in the past have generated a significantly higher gross margin than the manufacture of CNG facilities and equipment. We were able to realize the 64% margin in this segment, without providing consulting services, as a result of a change in the procurement process. In the past, we purchased the steel bottles, a key raw material for CNG stations and a key cost of revenue. During the September 2007 period, our customers provided the steel bottles.

Operating Expenses. Operating expenses were approximately $3.6 million in the September 2007 period, an increase of $2.0 million, or 127%, from the September 2006 period. The increase in operating expenses reflects the following factors:

•
$1.2 million of expenses relating to our CNG station operations segment in the 2007 period, as compared with $33,000 of such expenses in the September 2006 period, as more stations were under construction and more managing work in that segment was conducted.

•
$811,000 of selling, general and administrative expenses associated with the vehicle conversion business in the September 2007 period. This segment commenced operations in 2007, and, as accordingly, there were no comparable expenses in the September 2006 period.

•
Our general and administrative expenses for the September 2007 period include $572,000 of non-cash expenses resulting from the grant of stock options and warrants during the September 2007 period, while there were no comparable expenses in the September 2006 period.

Income from Operations. Income from operations was approximately $4.2 million for the nine months of 2007, compared with approximately $3.2 million in the same period of 2006 resulted from the above mentioned reasons.

Interest Expense. In the September 2006 period, the interest expense was $1.73 million, which includes a $1.594 million non-monetary expense resulting from the issuance of convertible notes issued in our June 2006 private placement. The interest expense in the September 2006 period, other than this non-monetary expense, was approximately $135,000. Our interest expense for the September 2007 period was $295,000, an increase of $160,000 from the interest expense exclusive of the non-monetary charge. This increase reflected a $11.6 million increase in short term bank loan which we incurred in connection with the expansion of our manufacture facilities as well as an increase in the average the interest rate from 6.67% to 7.56%.

Income Taxes. Sinogas, Yuhan, and Wuhan Sinoenergy have received exemption from corporate income tax separately in September 2006 and in the beginning of 2007. As a result, we did not accrue any income tax in the September 2007 period. The income tax expense for the September 2007 period primarily represents income tax accrued by our newly acquired Lixun subsidiary. Lixun received an income tax exemption commencing August 2007.

Net income. As a result of the foregoing, we had net income of $3.6 million, or $0.14 per share (basic and diluted), for the nine months of 2007 as compared with net income of $2.3 million, or $ 0.16 per share (basic and diluted) for the same period of 2006.

Liquidity and Capital Resources

At June 30, 2008, we had cash of approximately $17.0 million, an increase of approximately $13.7 million from September 30, 2007. At June 30, 2008, we had working capital of approximately $1.3 million and stockholders’ equity of approximately $52.0 million, compared with a working capital of approximately $24.7 million and stockholders’ equity of approximately $32.7 million at September 30, 2007.

For the nine months ended June 30, 2008, net cash used in operating activities was $4.4 million, and we used approximately $29.6 million, principally for purchase of property, plant and equipment ($15.2 million), land use right ($13.9 million), and the purchase of minority interest in subsidiaries ($1.6 million), and we generated cash flow from the investment activities of approximately $1.2 million, including gain on sale of investment (HK Power) ($1.7 million). For the nine months ended June 30, 2007, we invested $14.9 million in land use rights ($6.7 million), property, plant and equipment ($5.5 million) and purchase of minority interest in subsidiaries ($2.7 million). Most of the investment in both periods related to the construction of CNG stations.

For the nine months ended June 30, 2008, our cash flow from financing activities represented the net proceeds of the $30 million financing in September 2007 ($29.8 million), which was received in October 2007, net of bank loan payments of $3.1 million.

At September 30, 2007, we had cash of approximately $4,547,000, an increase of approximately $3,959,000 from December 31, 2006. Our cash at September 30, 2007 included restricted cash of $1,225,000, representing a deposit for a bill of exchange in the same amount which was issued in connection with a material purchase by us. At September 30, 2007, we had working capital of approximately $24.7 million and stockholders’ equity of approximately $32.7 million, compared with a negative working capital of approximately $2,883 and stockholders’ equity of approximately $16.0 million at December 31, 2006.

For the September 2007 period, we generated cash of approximately $5.2 million from our operations, and we used approximately $25.2 million for investments, consisting of payments of approximately $16.8 million for the purchase of property, plant and equipment, including the purchase of land use rights, and approximately $8.4 million to purchase a portion of the minority interest in some of our subsidiaries.

We generated approximately $11.3 million cash from the sale of common stock upon the exercise of warrants, and approximately $11.7 from short term bank loans, which, as of September 30, 2007, were in the aggregate principal amount of approximately $23 million.

At September 30, 2007, we had a note receivable of $29.6 million, representing the net proceeds from our issuance on September 28, 2007 of $16 million principal amount of guaranteed senior notes and $14 million principal amount of guaranteed senior convertible notes. Although the notes were issued at a closing on September 28, 2007, the funds were received on October 8, 2007.

We believe that our working capital, together with cash flow generated from our operations, will provide us with the funds necessary to continue to develop our business, which, because of efforts to develop the CNG station business, is very cash intensive. We will continue to incur capital expenditures for this business segment in the future. Because the CNG business in the PRC is a relatively new industry, it is necessary for us to plan, construct and equip each CNG station before we can generate any revenue.

Our agreement relating to the issuance of $16 million principal amount of guaranteed senior notes and $14 million principal amount of guaranteed senior convertible notes have covenants which could impair our ability to raise additional funds if we require the funds either to develop or expand our present businesses, primarily the CNG station business, or to make acquisitions. These covenants include the following:

•
We cannot incur any debt unless, after giving effect to the borrowing, (i) the fixed charge coverage ratio would be greater than 2.75 to 1.00 for the first year and 3.5 to 1.0 if the debt is incurred thereafter, and (ii) the leverage ratio would not exceed 4.25 to 1.00 for the first year and 3.75 to 1.00 if the debt is incurred thereafter, provided, that certain subsidiaries may continue to maintain debt under credit facilities of not more than $15,000,000 for the first year and $10,000,000 thereafter, and may incur purchase money indebtedness. The fixed charge coverage ratio is the ratio of the Company’s earnings before interest, taxes, depreciation and amortization, which is generally known as EBITDA, to consolidated interest expense, as defined. Leverage ratio means the ratio of outstanding debt to EBITDA, with the interest component being the consolidated interest expense, as defined.

•
We must maintain, as of the last day of each fiscal quarter, (i) a fixed charge coverage ratio of 1.75 to 1.00 for the first six months, 2.75 to 1.00 for the next six months and 3.0 to 1.00 thereafter, (ii) a leverage ratio of 7.5 to 1.00 through March 31, 2008, 5.0 to 1.00 from April 1, 2008 to September 30, 2008, and 4.5 to 1.00 thereafter, and (iii) a consolidated subsidiary debt to consolidated net tangible asset ratio of not more than 0.2 through September 30, 2008 and 0.15 thereafter.

•	Sinogas cannot incur debt under its credit facilities except to the extent that such debt does not exceed $15.0 million through September 28, 2008 or $10.0 million thereafter.

•
The Company is subject to restriction in paying dividends, purchasing its own securities or those of our subsidiaries, prepaying subordinated debt, and making any investment other any investments in itself and its subsidiaries engaged in our business and certain other permitted investments.

•	We are subject to restrictions on incurring liens.

In connection with this financing, we paid the lenders a fee of $160,000.

On April 24, 2008, Sinogas entered into an agreement with five investors pursuant to which the investors agreed to invest RMB 116,760,000 (approximately $16.8 million) in Sinogas to increase its registered capital. The investment is subject to government approval. Sinogas has received approximately $14.6 million from the investors in anticipation of government approval. We received government approval on August 7, 2008. At June 30, 2008, government approval had not been received and, because of the possibility that government approval would not be obtained and we would then be required to refund the payment to the investors, this payment to the investors is reflected as “Payable to investors in subsidiary” on the balance sheet. Since government approval has been obtained, this amount is no longer a liability.

The following table set forth information as of September 30, 2007 as to our contractual obligations (dollars in thousands).

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations(1)	$30,000	$0	$16,000	$14,000	$0

Capital lease obligations	0	0	0	0	0

Operating lease obligations	5,040	336	406	514	3,784

Purchase obligations(2)(3)	5,460	5,460	0	0	0

Investment obligations for joint ventures (3)	13,096	13,096	0	0	0

Obligations relating to acquisition of land use rights	3,200	3,200	0	0	0

Other long-term liabilities reflected on the balance sheet	0	0	0	0	0

Total	$56,796	$22,092	$16,406	$14,514	$3,784

(1)
The total represents the total principal amount of our 12% senior notes in the principal amount of $16,000,000 and 3% senior convertible notes in the principal amount of $14,000,000. The amounts in this table reflect the payments due with respect to these notes, and do not reflect the discounted value of the notes as reflected on the September 30, 2007 balance sheet.

(2)
We have purchase orders with several suppliers with aggregated amount of $28.84 million. At June 30, 2008, we have paid a total of $13.26 million for the purchase, and goods costing $10.98 million have been delivered to us.

(3)	These obligations have no specified payment period, and are treated as being due within one year.

We have no off-balance sheet assets or liabilities.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts and other receivables, the valuation and costing of inventory, depreciation of property, plant and equipment, impairment of long-lived assets, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or use different estimates.

Inventories are comprised of raw materials, work in process, finished goods and low value consumable articles and are stated at the lower of cost or market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale as well as license fees payable to Beijing Sanhuan. Inventory costs do not exceed net realizable value.

Property, plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets from the time when the assets are in service. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized. The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statements of operations. We perform impairment tests on our long-term assets at least annually.

Intangible assets are reviewed at least annually for impairment, or more frequently if we have reason to believe that there is impairment. Intangible assets are tested by comparing net book value of the asset to fair value. Our assumptions about fair values require significant judgment because broad economic factors, industry factors and technology considerations can result in variable and volatile fair values.

Goodwill represents the excess of purchase price of business combinations over the fair value of the net assets acquired and is tested for impairment at least annually unless business events indicate an impairment test is required. For example, an impairment test would be conducted if an asset of significant value was sold or disposed of in the cost center. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to expense. Because quoted market prices are not available for the Company’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses, including comparable companies, comparable transactions and premiums paid.

Revenue Recognition - We recognize product sales generally at the time the product is shipped. CNG construction and building technical consulting service revenue is recognized on the percentage of completion basis. The revenue is measured by reference to the proportion of construction work completed to the total estimated work according to the report provided by technical department of the Company, and simultaneously, the cost is recognized based on total contracted cost and the completion basis. Receivables and payables are recorded accordingly. Revenue is presented net of any sales tax and value added tax.

Foreign Currency Transactions -Our functional currency is Renminbi (“RMB”), which is the currency of the PRC, and our reporting currency is United States dollars. Our balance sheet accounts are translated into United States dollars at the year-end exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

The government of the PRC imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on our operations because we have not previously engaged in any significant transactions that are subject to the restrictions.

Stock-Based Compensation - We grant stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs. We have adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Accounting for Stock-Based Compensation,” which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123R, the cost of stock options and warrants issued to employees and non-employees is measured at the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year beginning October 1, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year beginning October 1, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, will be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) makes significant amendments to other Statements and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provides guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of SFAS No. 141(R) will affect how the Company accounts for a business combination occurring after December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”), which revises the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently as equity transactions, (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary being measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment, and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company has not yet determined the affect on its consolidated financial statements, if any, upon adoption of SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 131. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company has not yet determined the affect on its consolidated financial statements, if any, upon adoption of SFAS No. 161.

BUSINESS

Introduction

The government of the PRC is now encouraging the use of CNG as a method of combating air pollution, which is increasingly viewed as a major problem throughout the PRC. We believe that this need will create a market for CNG powered vehicles. Since June 2006, we have been developing our CNG wholesale and retail business by building our own natural gas processing plants and CNG filling stations in Central and East China to meet this perceived need, and are engaged in the construction and equipping CNG stations that are operated by others. Since the second quarter of 2007, we have been manufacturing and selling electronic device to enable a vehicle to use alternative fuel as well as CNG vehicle conversion kits.

We are engaged in four business segments:

Non-standard pressure containers:

Historically, our business has been the manufacture of pressure containers and compressed natural gas (CNG) facilities and equipment. Our non-standard equipment and pressure container business has been carried over from the predecessor since Sinogas was formed. It includes design and manufacturing of various types of pressure containers.

CNG storage, transportation products and CNG station service construction (“CNG Station Facilities and Construction”)

Our CNG station construction business represents:

•	The manufacture, sale and installation of CNG vehicle and gas station equipment, which we provide to other companies that operate CNG stations.

•	The construction of CNG stations, for which we design the CNG station construction plans, construct CNG stations, and install CNG station equipment and related systems.

CNG station operation

In 2006, we entered the CNG station business, which involves the design, construction and equipping of CNG stations and the operation of those stations.

Vehicle fuel conversion equipment

We manufacture CNG vehicle conversion kits and electronic control devices that enable vehicles manufactured for gasoline to operate on alternative fuel.

Non-standard pressure containers

We manufacture and sell non-standard pressure containers to companies in a wide range of industries, including the petroleum, chemical, metallurgy, electricity generation, food and beverage and other industries requiring non-standard containers. We do not maintain an inventory of these products, which are manufactured pursuant to purchase orders.

The principal raw materials for these containers are steel and steel vessels. In the past, we have purchased the steel bottles principally from an Italian supplier. Commencing in May 2007, we also purchased steel tubes in the PRC domestic market and engaged a Korean company to manufacture the bottles from the steel tubes, and in August 2007, we engaged a PRC company to manufacture these bottles. We believe that alternate suppliers are available.

Since our products are, in general, specially designed to meet the requirements of a specific customer and we do not sell products from inventory, our revenue is dependent upon our developing a continuing stream of business so that we will not incur a significant lag between the time we complete one contract and start another. Further, because those products have a relatively long useful life, and are not consumables, once we deliver the product to the customer, there is little ongoing business from one period to the next. As a result our major customers vary from period to period.

In marketing our pressure containers, we rely primarily on an internal sales force, who directly contact and build relationship with end user customers, and we sell to the end users. We market our products through business connections, trade shows and conferences.

CNG Station Facilities and Construction

In this segment, we manufacture, sell and install CNG vehicle and gas station equipment, including the following:

•	CNG trailer
•	CNG deposited system for gas station usage
•	CNG compressor skid
•	CNG dispenser (retail measurement system)

We provide these services for other companies that operate CNG stations.

The second aspect of this business is the CNG station construction service business. We design the CNG station construction plans, construct CNG stations, and install CNG station equipment and related systems.

These products and services are designed to meet the requirements of a specific customer. Our revenue in this segment is dependent upon our developing a continuing stream of business so that we will not incur a significant lag between the time we complete one contract and start another. Once these services are completed, there is little ongoing business with respect to the stations that we have constructed. Further, because those products have a relatively long useful life, and are not consumables, once we deliver the product to the customer, there is little ongoing business from one period to the next. Although we do not have a long history of operations in this business, we anticipate that our major customers will vary from period to period. In addition, it is possible that after we construct and equip the initial stations for a customer, the customer may determine that it does not require our services for the construction and equipping of additional CNG stations.

In marketing these services, we rely primarily on our internal salesmen, who directly contact and build relationship with customers. We market our products through personal contact, as well as business connections, trade shows and conferences.

We are also aware of two companies which may be considered as competitors of us in the manufacture of CNG deposit and transportation equipment - Shijiazhuang Enric Gas Equipment and Handan Xinxing Petrochemical Equipment.

CNG station operations

In 2006, we entered the CNG station business, which involves the design, construction and equipping CNG stations and operating those stations. As of September 1, 2008, we were operating 14 CNG stations, of which eleven are located in Wuhan, two in Pingdingshan and one in Xuancheng. An additional ten stations are in the final stages of construction, of which six are located in Wuhan, two in Pingdingshan and two in Xuancheng. We anticipate that these stations could be operational by the end of December 2008. However, we need government approval before we can open a station, and the procedure for obtaining government approval may delay the opening of one or more of these stations. In the past, we have not opened stations on schedule because additional time was required for us to obtain government approval. Each of our stations has four filling outlets, and is open 24 hours a day, seven days a week.

We believe that there is a large and expanding market for CNG in Wuhan. We have scheduled the opening of an additional 25 stations in Wuhan during calendar 2009. The opening of these stations is subject to weather and other factors beyond our control and the timely receipt of government approval. Wuhan is the capital of Hubei Province and the biggest city in Central China, with a population of more than 9 million people.

We have two agreements to form joint ventures with China New Energy Development Investment Co., Inc. for the operation of natural gas processing plants. These plants are the mother stations that supply CNG to our stations. We have a majority interest in one of the joint venture in Wuhan and a minority in the other, which is located in Wuhu City. We presently have a 55% interest in the Wuhan joint venture and a 45% interest in the Wuhu City joint venture. We have entered into agreements with China New Energy pursuant to which we will exchange a 25% interest in the Wuhu City joint venture for an additional 25% interest in the Wuhan joint venture. Upon completion of the exchange, we will own an 80% interest in the Wuhan joint venture and a 20% interest in the Wuhu City joint venture.

The natural gas is available from a limited number of suppliers, principally Sinopec and Petrol China or affiliated companies of Petrol China. The suppliers both supply the natural gas and operate the pipeline which is the only commercially reasonable way to deliver the natural gas. If, for any reason, we are unable to obtain a reliable supply of natural gas, we will be unable to generate revenue from this business.

Each of the joint ventures has an agreement with China Petroleum and Chemical Corporation, known as Sinopec. The agreements provide for an initial annual volume of 50 million cubic meters per year, increasing to not more than 200 million cubic meters per year. The service is subject to the completion of a natural gas pipeline between Sichuan and Shanghai, which is expected to occur in the first half of 2009. The sales volume is subject to annual natural gas purchase agreements and the price is subject to future determination. We also have a supply agreement with PetroChina, which provides us with 88 million cubic meters of natural gas per year. We will continue to purchase our natural gas from PetroChina until Sinogas’ Sichuan - Shanghai pipeline is completed and operational. The success of our CNG station business is dependent upon our ability to have a continuous supply of natural gas at our stations.

The storage, transportation and distribution of CNG are subject to PRC regulations, including the price at which we both buy and sell CNG.  The price controls over the purchase and sale of CNG limits our potential profit from the sale of CNG.

The two largest state owned energy companies, CNPC China National Petroleum Corporation, referred to as CNPC Group, and Sinopec are engaged in the sale and supply of energy and are major companies in exploration and transportation of oil and gas. They build much of the PRC’s high pressure pipeline infrastructure. Natural gas is distributed to smaller regional firms that redistribute the gas to the end user. Although these major companies supply natural gas rather than sell the natural gas to end users, they have the capability of establishing their own natural gas distribution networks.

We are aware of two companies which may be considered to be direct competitors in the business of CNG station business: Xin’ao Gas Field Ltd and China Natural Gas. Xinao Gas Field distributes natural gas via pipeline, doing business in 13 provinces and municipalities that have a combined population of 31 million. China Natural Gas distributes natural gas to commercial, industrial and residential customers of Xian City, and distributes CNG as a vehicular fuel to retail end users of Xian City. We believe that neither of the two companies is approved to supply natural gas to any area in which we are constructing or plan to construct CNG stations.

Our CNG stations compete with gasoline stations as well as other CNG stations. The ability of CNG stations to operate profitably is largely dependent upon the acceptance of CNG by individual drivers as well as taxis and buses. We expect that our principal customers, at least initially, will be taxis and bus companies, which are presently the largest users of CNG. As more companies seek to fill the need for CNG stations, our competition will increase. Since the prices that we charge are fixed by the government, competition is based on factors other than price, including the location and appearance of the stations, the reliability of the stations and the quality of service provided by our employees. We believe that our stations are located in well-travelled roads so that drivers can have easy access to our stations.

PetroChina, China’s largest oil and gas producer by capacity and our present supplier of natural gas, has recently announced its intention to enter the CNG distribution business in the next couple of years. These plans may present a competitive threat to companies such as us. We cannot assure you that we will be able to compete successfully with PetroChina as PetroChina enters the markets in which we operate CNG stations. PetroChina presently delivers natural gas to the cities, and companies, such as ours, purchase the natural gas from PetroChina or another suppliers, such as Sinopec, and sell the natural gas in the city. Because of PetroChina’s size, it may be in a better position than we to enter into contacts with the city governments to supply natural gas to those cities.

Vehicle fuel conversion equipment

We believe that, with the government of the PRC encouraging the use of CNG as a method of reducing pollution, there is market for a device that enables a vehicle to use alternative fuel as well as CNG. In March 2007, we purchased a 60% interest in Lixun from its stockholders for $390,000. In July 2007, we paid an additional $400,000 to increase our equity ownership in Lixun to 70%, and in April 2008 we acquired the remaining 30%. Through Lixun, we design and manufacture electric control devices for alternative fuel, such as compressed natural gas and liquefied petroleum gas vehicles, as well as a full range of electric devices, such as computer controllers, conversion switches, spark advancers, tolerance sensors and emulators for use in multi-powered vehicles.

We sell these conversion kits primarily to manufacturers in the PRC who use the kits on an OEM basis and to companies that market these products for sale in the aftermarket. We develop and service those customers by our internal salesmen who market the products through business connections, trade show and conferences. We also plan to market the conversion kits at our CNG stations.

We are aware of three Italian companies are the competitors of us in the business of gas vehicle kits produce: Lovato Spa, LANDI Spa, and OMVL Spa. Because those companies are not Chinese companies, we believe that our familiarity with the Chinese markets gives us a competitive advantage.

Intellectual Property

Although we hold certain patent rights relating to the manufacture of pressure containers, our CNG station construction service business is more dependent upon our know-how than on any patent rights that we have.

We have an agreement with Beijing Sanhuan pursuant to which Beijing Sanhuan granted us the right to use Beijing Sanhuan’s technology and software relating to the integration, installation and maintenance of CNG station systems. Under this agreement, we pay Beijing Sanhuan for the technology and software at the rate of $12,800 for each CNG substation and $23,051 for each CNG mother station. We also pay Beijing Sanhuan $64 per hour for engineers provided by Beijing Sanhuan.

As the designer and manufacturer of automotive alternate fuel electronic device, Lixun has applied for a series of Chinese patents for the technical know-how relating to these products; however, we cannot assure you that the patents will be granted or, if granted, that we will be able to enforce our rights against an alleged infringer.

Research and Development

We do not engage in research and development. We have worked from time to time with our customers to design a product, typically a pressure container for the customer’s product. However, those services are included in the service for the customer’s product.

Employees

On June 30, 2008, we had approximately 883 employees, of whom, approximately 97 of our employees are in executive and administrative positions, 83 employees are in marketing and sales, 123 are technical engineers in pressure container and CNG deposit and transportation manufacturing, quality control as well as CNG station construction, 405 persons are manufacturing personnel and 175 operating our retail GNC station business. We believe that our employee relations are good.

Property

In China, there is no private ownership of land. Rather, the government owns all real property and issues certificates of property right, known as a land use right, which are transferable, generally have a term of 50 years and permit the holder to use the property.

Our subsidiary Sinogas holds land use rights covering parcels of approximately 265,000 square feet and 394,000 square feet where we \maintained our offices and manufacturing facilities. Both parcels are located on Jinhua Road in the Si’fang District of Qingdao Province in the PRC. The certificate of property right for both parcels expires in 2057. The property was purchased from an affiliated company and the purchase price was $18.6 million of which $15.4 million was paid during the period from 2005 to September 2007. The balance is due at such time as the land use rights are sold, and the Company receives the proceeds from the sale. On March 1, 2008, Sinogas entered into a three-year lease with a nonaffiliated third party pursuant to which Sinogas is leasing this property at price of RMB40 million per year, which, based on the exchange ratio at the time of the lease, is equivalent to $5.7 million. The lease also gives the lessee a right of first refusal if Sinogas proposes to sell the property.

On December 15, 2007, we purchased all of the equity of a company whose sole asset is the land use right and construction in progress, for approximately RMB60 million ($8.5 million based on the then current exchange rate). We have paid approximately RMB35 million ($4.99 million based on the current exchange rate.) The land use right has a term of 50 years, beginning December 2007. This land is located in the Hongdao industrial are of Qingdao City. Sinogas is relocating its manufacturing and office facilities to this location.

Our subsidiary Xuancheng Sinoenergy Gas purchased land use rights, with a 50-year term commencing June 2008, for our conversion kit and CNG station operations in Xuancheng. We purchased the land use rights from a non-affiliated company for RMB6.5 million ($926,058 based on the then current exchange rate). The Company has paid the purchase price, and obtained the title deed for the land.

Our subsidiary Wuhan Sinoenergy leases ten parcels of land in Wuhan City for our CNG stations under operating lease agreements. The lease terms are from 10 year to 30 years with total annual rental fees of approximately $462,605. Wuhan Sinoenergy will purchase a land use right for land located in Wuhan City for our CNG station at a price of RMB8.72 million, equivalent to $1,271,248 based on the exchange rate as of June 30, 2008. As of June 30, 2008, RMB3.2 million, equivalent to $466,513, had been paid.

Our subsidiary Jiaxing Lixun holds the land use right, which has a 50-year term commencing June 2008, for land located in Jiaxing City of Zhejiang Province which is used for our conversion kit manufacturing business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Bo Huang	38	Chief executive officer and director
Tianzhou Deng	52	Chairman and director
Shiao Ming Sheng	59	Chief financial officer
Anlin Xiong	29	Vice president and secretary
Cindy Ye	33	Financial controller
Robert I. Adler	74	Director
Renjie Lu	73	Director
Greg Marcinkowski	48	Director
Baoheng Shi	70	Director
Xiang Dong (Donald) Yang	42	Director

Bo Huang has been our chief executive officer and a director since the completion of the reverse acquisition in June 2006. He has been chief executive officer and chairman of Sinogas since its organization in 2005. He and Mr. Deng are the founders of Sinogas. He was president of Beijing Tricycle Technology Development Co., Ltd., a company engaged in the development of natural gas conversion kits from 2003 to 2005, and vice president of Chengchen Group, an investment and trading company from 1997 to 2003. Mr. Huang graduated from Renmin University of China in Beijing in 1993 with a bachelor’s degree in international finance.

Tianzhou Deng has been our chairman and a director since the completion of the reverse acquisition in June 2006. He is also a founder of Sinogas. He has been the chief executive officer and chairman of Beijing Sinogas Co., Ltd ., a company engaged in research and development with respect to CNG stations from 2001 to 2005, chairman of Shanghai CNPC Group Co., Ltd., an investment and trading company from 2003 to 2005, president and director of Beijing Tricycle Technology Development Co., Ltd., a company engaged in the development of natural gas conversion kits from 1999 to 2001, president and director of Natural Gas Vehicle Development Center, from 1997 to 1999. Mr. Deng graduated from University of Petroleum, China in 1982 with a chemical bachelor degree, and received a master of management degree from China Science & Technology University. Mr. Deng holds a senior engineer certificate with professor rank issued by the Chinese government. Mr. Deng is recognized as a leader in the CNG/LPG industry in China.

Shiao Ming Sheng was appointed chief financial officer on October 20, 2008 after our former chief financial officer, Lan Gu, resigned in October 2008. From 2003 until October 2008, Mr. Sheng served as a principal of Intelligent Genesis, which was engaged in corporate consulting and venture formation, and from 1996 until 2002, Mr. Sheng was founder and chief executive officer of Intelligent Paradigm, a computer video technology developer. Mr. Sheng received a degree in Biochemistry from Dartmouth College and has authored numerous scientific papers and editorial articles for trade journals and magazines.

Anlin Xiong joined us as the vice president in charge of financing and investment activities in February 2008 and was elected as secretary on June 1, 2008. Before joining us, Mr. Xiong was a senior manager at BOE Technology Group Co., Ltd., a leading Chinese LCD (Liquid Crystal Display) manufacturer listed on Shenzhen Stock Exchange, from October 2005 until February 2008. From May 2005 until October 2005, Mr. Xiong was a senior engineer at Alpha & Omega Semiconductor (Shanghai) Co. Ltd. in China. Mr. Xiong received a MS in Electrical Engineering from the University of Illinois at Urbana-Champaign in 2004, a MS in Physics from West Virginia University in 2003, and a BS in Electronic Engineering from Tsinghua University in China in 2000. Mr. Xiong also holds a Certificate of China Legal Professional, which is the lawyer qualification certificate in China.

Cindy Ye has been financial controller since June 2008. Ms. Ye joined us as vice president in charge of accounting activities in January 2008. Prior to joining us, Ms. Ye was a senior manager at Beijing Yongtuo Certified Public Accountants Co., Ltd. from September 2001 until December 2007. Ms. Ye received an MS in International Trade from the Capital University of Economics and Business in China in 2001, and a BS in Material Science from the Northwest Institute of Light Industry in China in 1998.

Robert I. Adler is a private investor. He retired in 1973 from a position as investment advisor with UBS Financial Services, where he had been employed for the prior year. Mr. Adler’s prior experience includes terms as a managing director for ING Furman Selz Asset Management, vice president and senior investment officer of BHF Securities Corp and DG Bank, New York Branch and vice president of Kuhn, Loeb & Co. Recently he taught financial English for a semester in Shanghai University of Finance and Economics. Mr. Adler obtained a B.A. degree from Swarthmore College and studied at New York University School of Business Administration. He is a member of Institute of Chartered Financial Analysts and the New York Society of Security Analysts. Mr. Adler is also a director of China Medicine Corporation, a company that markets and distributes medicine products in the PRC, and Precision Aerospace Components, Inc., a stocking distributor of precision fasteners based in New York City.

Renjie Lu has more than 40 years of working experience in energy industry in China. As an industry veteran, he currently is a senior member of Advisory Council Committee of Shengli Administration Bureau, SINOPEC (China Petroleum & Chemical Corp, a NYSE-listed company). Mr. Lu has been chief executive officer and director of Shengli Administration Bureau, SINOPEC from 1989 to 1996, where he managed about 500,000 employees; he was chief executive officer and director of Jianghan Administration Bureau, SINOPEC from 1987 to 1989; and executive vice president of Zhongyuan Exploration Bureau, SINOPEC from 1975 to 1987. Mr. Lu graduated from University of Petroleum, China in 1963 with a BSc.

Greg Marcinkowski has been a vice president of operations at WorldStrides since 2000. WorldStrides is a U.S. provider of student educational and performing arts tours in a variety of programs and destinations throughout the world. From 1999 to 2000, Mr. Marcinkowski was the vice president of purchasing at Solo Cup Corporation, which is a manufacturer of packaging products for retail food industries. Mr. Marcinkowski has a MBA and a BSc in mechanical engineering from Northwestern University.

Baoheng Shi is a pioneer and a top scientist/researcher in Chinese clean energy area. Mr. Shi is professor of Beijing University, University of Petroleum, China, and China Geology University. He is deputy director of natural resource, China National Science & Technology Development Committee. Since 1993, Mr. Shi has initiated natural gas vehicle usage in China, and is recognized as a pioneer in the industry in China. He published “Natural Gas Vehicle Development” in 1999 and “Technology of Natural Gas Vehicle” in 2000. Mr. Shi has been director of New Technology Development Center, China National Petroleum Corp, a NYSE-listed company from 1993 to 2000; president of China National Petroleum’s Science & Technology Bureau from 1978 to 1993. Mr. Shi has a B.Sc. from Beijing University.

Xiang Dong (Donald) Yang has been president of Abax Global Capital, a Hong Kong based investment firm of which Mr. Yang is a founding partner, focused on Pan-Asian public and private investments with a particular emphasis on Greater China and South East Asia.  From 2000 to 2007, Mr. Yang was a managing director and head of Hong Kong and China Debt Capital Market at Merrill Lynch.  Mr. Yang holds an MBA degree from the Wharton School of Business and a BA degree from Nankai University in China. Abax Lotus Ltd., an affiliate of Abax Global Capital, is the lead investor in the Company's $30,000,000 note financing which closed in September 2007, having purchased $10,700,000 principal amount of the Company’s 12% Guaranteed Senior Notes due 2012 and $9,300,000 principal amount of the Company’s 3% Guaranteed Senior Convertible Note dues 2012. Pursuant to an investor rights agreement, Abax has the right to appoint up to 20% of the members of the Company's board of directors and Mr. Tianzhou Deng, the Company’s chairman of the board of directors, and Mr. Bo Huang, the Company’s chief executive officer, have agreed to vote the shares of common stock beneficially owned by them in favor of the election of the Abax nominees for director at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders.

Our directors are elected for a term of one year and until their successors are elected and qualified.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has had three committees - the audit committee, the compensation committee and the corporate governance/nominating committee. The audit committee is comprised of Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, with Mr. Adler as chairman. The compensation committee is comprised of Renjie Lu, Robert I. Adler, Greg Marcinkowski and Baoheng Shi, with Mr. Lu as chairman. The nomination committee is comprised of Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, with Mr. Shi as chairman. Our 2006 long-term incentive plan is administered by the compensation committee.

Our audit committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.

The compensation committee serves as the stock option committee for our stock option plan, and it reviews and approves any employment agreements with management and changes in compensation for our executive officers.

The nomination committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers,

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the fiscal year ended September 30, 2007, the following officers, directors and 10% stockholders were late in their filings: Mr. Huang, Mr. Deng and Ms. Wu were each 72 days late in filing a Form 4. Mr. Lu and Mr. Shi were each 272 days late in filing a Form 3 and 19 days late in filing a Form 4. JLF Offshore Fund Ltd was a day late in filing a Form 3. Jeff Feinberg was a day late in filing a Form 3. JLF Partners I, L.P. was late in filing a Form 3.

EXECUTIVE COMPENSATION

Directors’ Compensation

Each independent director receives an annual directors’ fee of $12,000. In addition, pursuant to the 2006 long-term incentive plan, each newly-elected independent director received at the time of his or her election, a five-year option to purchase 15,000 shares of common stock at fair market value on the date of his or her election. In addition, the plan provides for the annual grant to each independent director of an option to purchase 2,500 shares of common stock on first trading day in April of each calendar year at market price commencing in 2007. Tianzhou Deng is our chairman. He received an annual salary of $36,000. He is eligible for the grant of options pursuant to our 2006 long term incentive plan.

The following table sets forth information as to compensation paid to our directors who are not listed in the Summary Compensation Table during the nine months ended September 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Tianzhou Deng	$0	$0	62,000	$0	$0	62,000
Robert Adler	0	0	10,500	0	0	10,500
Renjie Lu	0	0	10,500	0	0	10,500
Greg Marcinkowski	0	0	10,500	0	0	10,500
Baoheng Shi	0	0	10,500	0	0	10,500

During the nine months ended September 30, 2007, we granted Mr. Deng a five-year option to purchase 50,000 shares of common stock at an exercise price of $4.00 per share, and we granted Mr. Adler, Mr. Lu, Mr. Marcinkowski and Mr. Shi options to purchase 2,500 shares at an exercise price of $4.06 per share and 15,000 shares at an exercise price of $1.30 per share pursuant to the automatic grant provisions of our 2006 long-term incentive plan.

Director Independence

Four of our directors, Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, are independent directors, using the Nasdaq definition of independence. These four directors comprise the audit committee, the compensation committee and the corporate governance - nominating committee.

Executive Officers’ Compensation

The following table is the compensation to our chief executive officer and chief financial officer during 2007 and 2006. No officer received compensation of $100,000 or more.

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Option Awards ($)	Total ($)
Bo Huang, Chief Executive Officer	2007	$24,000	$31,000	$55,000
	2006	12,000	0	12,000
Qiong (Laby) Wu, Chief Financial Officer	2007	25,000	31,000	56,000
	2006	16,000	0	16,000
The option awards represent options to purchase 25,000 shares of common stock at an exercise price of $4.06per share, being the fair market value on the date of grant, which were granted to each of Mr. Huang and Ms. Wu. Ms. Wu resigned as chief financial officer on May 22, 2008.

Employment Agreements

Except for an employment agreement with Shiao Ming Sheng, we have no employment agreements with any of our executive officers, and none of our executive officers have any severance arrangements.

On October 20, 2008, the Company entered into an employment agreement with Mr. Sheng as Chief Financial Officer, for an initial term of three years. Pursuant to the agreement, Mr. Sheng shall receive $5,000 per month during the term of the agreement. Mr. Sheng shall also receive a $5,000 bonus on each anniversary of the effective date. In addition, Mr. Sheng shall receive an aggregate of 30,000 shares of common stock of the Company during the initial term of the agreement as follows. Mr. Sheng will not receive any shares until he has been employed for one year, at which time hi is to receive 10,000 shares. Thereafter, his shares will vest at the rate of 833 shares per month over the remaining two years of the initial term. The shares of common stock issuable to Mr. Sheng shall be transferred by the major shareholders - Mr. Tianzhou Deng and Mr. Bo Huang.

Pursuant to the employment agreement, Mr. Sheng will also receive options to purchase up to 150,000 shares of common stock, of which 50,000 shares shall vest on each anniversary of the effective date during the initial term. The options can be exercised immediately upon acquisition and anytime thereafter until Mr. Sheng’s employment is terminated under the terms of the employment agreement. After completing one full year of employment, the second and third tranches of Company’s Stock Options Plan of 50,000 common shares per year will be adjusted in direct proportion to the length of employment. The exercise price of the options granted shall be pegged to the intraday market price of the Company’s common stock on the date the options are granted by the Company’s board of directors. Mr. Sheng also stands to receive certain performance-based compensation in the form of an increase in number of shares underlying the options to be granted to him, depending on the Company’s stock price performance at the end of Mr. Sheng’s first full employment year. As such, Mr. Sheng may receive additional options equivalent to 50% of the margin of increase in the Company’s stock price at the end of first full employment year. For the second and third years of employment, the additional amount of options granted to Mr. Sheng will be directly proportional to the growth percentage of the Company’s stock price.

Mr. Sheng is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Mr. Sheng’s employment with the Company may be terminated at any time, with or without case or good reason. In the event that Mr. Sheng’s employment is terminated by the Company without cause (as defined in the agreement), Mr. Sheng is entitled to a severance payment of two months salary.

2006 Long-Term Incentive Plan

In 2006, we adopted the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 15,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 2,500 shares of common stock on April 1st of each year, commencing April 1, 2007.

Outstanding Equity Awards at Fiscal Year End

During the nine months ended September 30, 2007, we did not issue any stock awards. The following table sets forth information as to options held by the officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Bo Huang	25,000	25,000	0	$4.00	5/8/2012
Qiong (Laby) Wu	25,000	25,000	0	$4.00	5/8/2012

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of November 4, 2008 by:

•	Each director;

•	Each current officer named in the summary compensation table;

•	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

•	All directors and officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage

Tianzhou Deng 1603-1604, Tower B Fortune Centre Ao City Beiyuan Road, Chaoyang District, Beijing, China 100107	3,188,551	20.0%
Bo Huang 1603-1604, Tower B Fortune Centre Ao City Beiyuan Road, Chaoyang District, Beijing, China 100107	3,188,551	20.0%
Xiang Dong (Donald) Yang c/o Abax Global Capital (Hong Kong) Ltd. Suite 6708, 67/F Two Int’l Finance Center Hong Kong	1,849,384	10.4%
Abax Lotus Ltd. Suite 6708, 67/F Two Int’l Finance Center Hong Kong	1,849,384	10.4%
Robert I. Adler	18,750	*
Greg Marcinkowski	18,750	*
Renjie Lu	18,750	*
Baoheng Shi	18,750	*
Anlin Xiong	0	0
Shiao Ming Sheng	0	0
Cindy Ye	0	0
All officers and directors as a group (seven individuals beneficially owning stock)	8,301,486	46.3%
Jeff Feinberg c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	2,715,792	17.1%
CCIF Petrol Limited c/o China Renaissance Capital Investment Inc. M&C Corporate Services Limited P.O. Box 309GT, Ugland House South Church Street George Town, Grand Cayman, Cayman Islands	917,073	5.4%

*   Less than 1%.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of November 4, 2008.

Mr. Deng and Mr. Huang each owns a 50% interest in Skywide Capital Management Limited (“Skywide”), which owns 6,277,102 post-split shares of common stock. Thus, Mr. Deng and Mr. Huang are deemed to beneficially own 50% of the shares owned by Skywide. As the sole owners of Skywide, they have joint voting and dispositive power with respect to the shares owned by Skywide. In addition, Mr. Deng and Mr. Huang each hold options to purchase 50,000 shares of common stock.

Mr. Yang is a director, and he may be deemed a controlling person with respect to Abax Lotus, Ltd. The shares deemed to be beneficially owned by Mr. Yang represent the shares of common stock beneficially owned by Abax Lotus, Ltd. Mr. Yang and Christopher Chung-Yi Hsu have joint voting and dispositive power with respect to the securities owned by Abax Lotus. The shares beneficially owned by Abax Lotus consist of 34,750 shares of common stock and 1,814,634 shares issuable upon conversion of our 3.0% convertible notes in the principal amount of $9,300,000.

The shares beneficially owned by Mr. Adler, Mr. Marcinkowski, Mr. Lu, and Mr. Shi represent shares issuable upon exercise of options held by each of them which are currently exercisable.

The shares beneficially owned by CCIF Petrol Limited represent shares of common stock issuable upon conversion of our 3.0% convertible notes in the principal amount of $4,700,000 held by CCIF Petrol Limited, a British Virgin Islands company. CCIF Petrol Limited is wholly owned by China Century Investment Fund Limited, a Cayman Islands company, whose sole corporate director is China Renaissance Capital Investment Inc., a Cayman Islands company. Voting and investment powers of securities held by CCIF Petrol Limited is exercised by the board of directors of China Renaissance Capital Investment Inc. which consists of Mark Qiu, Hung Shih, Li Zhenzhi, Charles Pieper and Nicole Arnaboldi.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From the time of our organization until Sinoenergy Holding acquired Sinogas in November 2005, Sinogas principal stockholder was Beijing Sanhuan Technology Development Co., Ltd., which was then owned by Bo Huang and Tianzhou Deng. Mr. Huang and Mr. Deng have advised us that they no longer have any direct or indirect ownership or, and are not directors of, Beijing Sanhuan, except that Mr. Bo Huang was still the legal representative of Beijing Sanhuan before July 2007. During 2005, Sinogas signed an agreement to acquire the land use right for the land on which Sinogas’ offices and manufacturing facilities are located with initial transfer price of $12.3 million, of which $5.0 million was paid during 2005 and $4.1 million was paid in 2006. In May 2007, the purchase price for the land use right was increased to $18.6 million pursuant to an amendment to the sales agreement, as a result of increased costs and an increase in the value of the land use right. Pursuant to the amendment, the increase was conditioned upon Beijing Sanhuan providing the Company with a special purpose audit report to support the increased cost, and the management is to engage third party independent professionals to provide a report for the land use right valuation. In May 2007, the Company received the land use right certificate. Upon the grant, the land use right will have a term of 50 years from the date of approval. As of September 30, 2007, the Company has paid $15.4 million to Beijing Sanhuan.

We have an agreement with Beijing Sanhuan pursuant to which Beijing Sanhuan granted us the right to use Beijing Sanhuan’s technology and software relating to the integration, installation and maintenance of CNG station systems. Under this agreement, we will pay Beijing Sanhuan for the technology and software at the rate of $12,800 for each CNG substation and $23,051 for each CNG mother station. Furthermore, Beijing Sanhuan will charge the Company $64 per hour for engineers provided by Beijing Sanhuan.

In August and December, 2006, we established two new subsidiaries, Wuhan Sinoenergy and Pingdingshan Sinoenergy, with Beijing Sanhuan serving as a trustee for these two subsidiaries, for which we will pay Beijing Sanhuan a fee of $2,561.

During 2005, we made purchases from Beijing Sanhuan in the amount of $31,000.

At June 30, 2006, we owned a 55% interest in our subsidiary, Yuhan, and the other 45% was owned by Kangtai and one individual. Yuhan was set up by Sinogas and Kangtai on May 25, 2005. In connection with Yuhan’s organization, Kangtai transferred equipment to Yuhan as part of its investment in Yuhan, Kangtai transferred certain contracts to Yuhan, and Yuhan assumed the manufacturing obligations under these contracts and purchased the related inventories from Kangtai at fair market value. Kangtai purchased the manufactured products from Yuhan at fair market value and sold the products to the end user. The sales of these products to Kangtai amounted to $1,592,886 for 2006 and $979,000 for 2005. Because these transactions relate to sales to third parties through Kangtai, we treat the receivable from those sales as a third-party receivable. In August 2006, the Company entered into an agreement to acquire the remaining 45% for $1,500,000, with payment due in installments.  The agreement, as amended, gives the Company the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 on payment of the rest $640,000. As of September 30, 2007, the Company owns 90% of Yuhan and paid a total of $524,000 and own $976,000.

Kangtai, the predecessor of Yuhan, rented manufacturing facilities from us at a rental of approximately $1.1 million for the period ended May 2005. At December 31, 2006, the outstanding rental receivable was approximately $875,000. In September 30, 2007, the outstanding receivable was $145,595.

We believe that all transactions with Beijing Sanhuan and Kangtai were at prices and on terms no less favorable to us that would be available from non-affiliated third parties.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, and 100,000,000 shares of common stock, par value $.001 per share

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

 Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We previously had a series of preferred stock designated as the series A convertible preferred stock. All of the shares of the series A convertible preferred stock were converted into common stock, and we have no intention of issuing additional shares of that series of preferred stock.

The Nevada General Corporation Law

We are incorporated in Nevada and are subject to the provisions of the Nevada General Corporation Law. Under certain circumstances, the following selected provisions may delay or make more difficult acquisitions or changes of control. Our articles of incorporation and by-laws do not exclude us from such provisions. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Restrictions on Control Share Acquisitions

Sections 78.378 to 78.3793 of the Nevada General Corporation Law relate to acquisitions of control of an issuing corporation, which is defined as a Nevada corporation that has 200 or more stockholders, at least 100 of whom have addresses in Nevada appearing on our stock ledger. These provisions will not apply unless we meet the definition of an issuing corporation.

Under these provisions, an acquiring person who acquires a controlling interest in an issuing corporation and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred upon them by a resolution of the stockholders of the corporation, approved by a majority of the voting power at a special or annual meeting of the stockholders, with the votes of interested stockholders not counted. The meeting of stockholders is held upon the request and at the expense of the acquiring person.

In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. A controlling interest means the ownership of outstanding voting shares sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded.

These provisions do not apply if the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply.

Restrictions on Certain Business Combinations

Sections 78.411 to 78.444 of the Nevada General Corporation Law restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s acquisition of the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder that cause such stockholder to become an interested stockholder is approved by our the company’s board of directors before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

For purposes of the above provisions, a resident domestic corporation is a Nevada public corporation that has 200 or more stockholders and an interested stockholder is any person, other than the company and its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the company or (ii) an affiliate or associate of the company and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the company.

These restrictions do not apply to corporations that elect in a charter amendment approved by a majority of the disinterested shares to be excluded from these provisions. Such an amendment would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by such provisions

EXPERTS

Our consolidated financial statements at September 30, 2007 and for the nine month transition period then ended and at December 31, 2006 and for the year ended December 31, 2006 have been audited by Schwartz Levitsky Feldman LLP and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

 We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

SINOENERGY CORPORATION AND SUBSIDIARIES

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO •  MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sinoenergy Corporation

We have audited the accompanying consolidated balance sheets of Sinoenergy Corporation as at September 30, 2007 and December 31, 2006 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the nine months transition period ended September 30, 2007. These consolidated financial statements are the responsibility of the management of Sinoenergy Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits .

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sinoenergy Corporation as of September 30, 2007 and December 31, 2006 and the results of its operations and its cash flows for the nine months ended September 30, 2007 in conformity with generally accepted accounting principles in the United States of America.

The consolidated statements of operations and cash flows for the nine months ended September 30, 2006 were unaudited.

/S/ SCHWARTZ LEVITSKY FELDMAN LLP
Toronto, Ontario, Canada	Chartered Accountants
December 24, 2007	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands of United States dollars)

	Note s		September 30, 2007	December 31, 2006
			Audited	Audited
ASSETS
CURRENT ASSETS
Cash			3,322	588
Restricted cash	3		1,225	-
Accounts receivable (net)	4
-Related party			169	594
-Third party			5,827	3,777
Other receivables	5
-Related party			332	1,220
-Third party			33,594	1,176
Deposits and prepayments-third party	6	(1)	2,795	-
Deferred expenses			58	4
Inventories	7		2,901	937
TOTAL CURRENT ASSETS			50,223	8,296
LONG TERM ASSETS
Long term investments	8		1,592
Property, plant and equipment (net)	9		8,388	3,556
Intangible assets	10		18,531	12,114
Other long-term asset	6	(2)	9,599	3,187
Goodwill	11		729	676
Long term deferred tax asset			4	4
TOTAL ASSETS			89,066	27,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES

Short term bank loan	12		14,843	3,160
Accounts payable
- Related party			-	452
- Third party			3,166	211
Notes payable			799	-
Other payables	13
- Related party			3,679	4,073
- Third party			1,502	2,359
Accrued expenses			319	176
Warranty accrual			76	40
Advances from customers	14		1,035	701
Income taxes payable	15		119	7
TOTAL CURRENT LIABILITIES			25,538	11,179
LONGTERM LIABILITIES
12% guaranteed senior notes	16		15,622	-
3% guaranteed senior convertible notes	16		13,823	-
TOTAL LONG TERM LIABILITIES			29,445	-

Minority interests	17		1,363	614
Commitments	24
STOCKHOLDERS’ EQUITY
Common stock- par value$.001 per share; Issued and Outstanding- 31,418,065 shares at September 30, 2007, 14,636,472 shares at December 31, 2006	21		31	15
Series A convertible preferred stock-$0.001 Par Value -none at September 30, 2007, 5,692,307 shares at December 31, 2006	21		-	6
Additional paid-in capital	21		22,000	9,935
Capital surplus			20	20
Statutory surplus reserve fund	19		1,140	1,140
Retained earnings			8,217	4,576
Accumulated other comprehensive income			1,312	348
Total stockholders’ equity			32,720	16,040
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY			89,066	27,833

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands of United States dollars except per share information)

		Nine Months Ended September 30,
	Notes	2007	2006(restated)
		Audited	Unaudited

NET REVENUE		15,923	9,764

COST OF REVENUE		(8,090)	(4,978)

GROSS PROFIT		7,833	4,786

OPERATING EXPENSES
Selling expenses		234	190
General and administrative expenses		3,329	1,396

TOTAL OPERATING EXPENSES		3,563	1,586

INCOME FROM OPERATIONS		4,270	3,200

OTHER INCOME(EXPENSES)
Other non-operating income		10	31
Interest expense		(295)	(1,725)
Other expenses		(14)	(146)
OTHER EXPENSES, NET		(299)	(1,840)

INCOME BEFORE INCOME TAXES		3,971	1,360
Income tax	15	(188)	1,011
INCOME BEFORE MINORITY INTEREST		3,783	2,371
Minority interest		(142)	(39)
NET INCOME		$3,641	$2,332
Other comprehensive income
Foreign currency translation adjustments		$964	$257
COMPREHENSIVE INCOME		4,605	2,588
Earnings Per Share -Basic	22	$0.14	$0.16
Weighted Average Shares Outstanding- Basic		25,551,566	14,417,851
Earnings Per Share-Diluted		$0.14	$0.16
Weighted Average Shares Outstanding- Diluted		26,727,828	14,459,553

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(In thousands of United States dollars)

	Number of Common Shares Issued	Par Value Common Stock	Par Value Series A Preferred Stock	Additional Paid in Capital	Statutory Surplus Reserve Fund	Accumulated Other Comprehensive Income	Retained Earning	Capital Surplus	Total Stock- holder’s equity
Balance, December 31, 2005				4,950	329	124	2,019	67	7,489

Recapitalization of reverse take over	14,215,385	14		(14)					-
Issuance of common stock	421,087	1		253					254
Issuance of warrants attached to convertible notes				1,343					1,343
Beneficial premium recorded				1,594					1,594
Convertible notes converted to preferred shares A			6	2,092					2,098
Fair value of stock option				30					30
Adjustment for capital financing expense				(313)					(313)
Adjustment for capital surplus and reverse							(79)	(47)	(126)
Net income for year 2006							3,447		3,447
Comprehensive income						224			224
Transfer					811		(811)		-
Balance, December 31, 2006	14,636,472	15	6	9,935	1,140	348	4,576	20	16,040
Issuance of common stock on conversion of series A preferred stock	5,692,307	6	(6)						0
Issuance of common stock on exercise of warrants	11,089,286	10		11,316					11,326
Amortizable discount of 3% guaranteed senior convertible notes				176					176
Issuance of warrants for service				65					65
Grant of stock options				508					508
Net income for the period							3,641		3,641
Comprehensive income						964			964
Balance, September 30, 2007	31,418,065	31	-	22,000	1,140	1,312	8,217	20	32,720

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of United States dollars)

	Nine Months ended September 30, 2007	Nine Months Ended September 30, 2006 (restated unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	3,641	2,332
Contribution from minority shareholders	607	-
Issuance warrants for service	65	1,594
Discount of convertible notes issued	176	-
Grant of options	508	-
Minority interest	142	39
Depreciation	417	231
Amortization of intangible assets	367	233
Provision for doubtful accounts	220	4
Deferred tax debit	-	(15)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(1,805)	(941)
Decrease /(Increase)/ in other receivables, deposits and prepayments	164	(4,098)
(Increase)/decrease in inventories	(1,964)	532
Increase in accounts payable	3,302	143
Increase/ in accrued expenses	179	139
Increase/(decrease) in advances from customers	334	(1,348)
(Decrease)/increase in other payables	(1,251)	335
Increase /(decrease)in income tax payable	112	(1,054)

Net cash (used in ) operating activities	5,214	(1,874)

CASH FLOWS FROM INVESTING ACTIVITES
Payment for purchase of property, plant and equipment	(5,249)	(231)
Prepayment for long term assets	(4,780)
Payment for purchase of land use right	(6,784)	-
Payment for minority interest in subsidiaries	(8,414)

Net cash used in investing activities	(25,227)	(231)

CASH FLOWS FROM FINANCING ACTIVITES
Cash received from bank loan	11,682	312
Cash received from capital contribution		3,301
Cash received from warrants exercise	11,326	-
Cash paid for other financing activities	-	(427)

Net cash provided in financing activities	23,008	3,186

Effect of changes in exchange rate	964	217

Net increase in cash	3,959	1,298
Cash at beginning of the year	588	334

Cash at end of the year	4,547	1,632
Supplementary Cash flow disclosure:
Tax paid	-	924
Interest Paid	295	131

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Notes to the consolidated financial statements
(Information for the nine months ended September 30, 2006 is unaudited)

1.  The Company

(a) Recapitalization Transaction

Sinoenergy Corporation (“Sinoenergy” or the “Company”) was incorporated in Nevada on March 2, 1999 under the name Franklyn Resources III, Inc. (“Franklyn”). Its corporate name was changed to Sinoenergy Corporation on September 28, 2006

On June 2, 2006, Sinoenergy (then known as Franklyn) entered into the following agreements:

•
An agreement with Sinoenergy Holding Limited (“Sinoenergy Holding”), a British Virgin Islands corporation and its stockholders, pursuant to which the Company issued 14,215,385 shares of common stock to the former stockholders of Sinoenergy Holding. Sinoenergy Holding owns all of the registered capital of Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”), a wholly owned foreign enterprise (“WOFE”) registered under laws of the People’s Republic of China (the “PRC”). Sinoenergy Holding had no business other than its ownership of Sinogas. As a result of this transaction, Sinoenergy Holding and its subsidiary, Sinogas, became subsidiaries of Sinoenergy and the business of Sinogas became the business of Sinoenergy.

•
An agreement with Sinoenergy’s principal stockholders, who were the former principal stockholders of Franklyn before the reverse acquisition, pursuant to which the Company purchased 3,305,000 shares of common stock for $213,525 using the proceeds of the financing described below.

•
In connection with the acquisition of Sinoenergy Holding, we entered into a securities purchase agreement, as amended on July 6, 2006 the Company issued and sold, for $3,700,000, its 6% convertible notes in the principal amount of $3,700,000, 390,087 shares of common stock, and warrants to purchase 6,342,858 shares of common stock at $.85 per share, 6,342,858 shares of common stock at $1.20 per share and 6,342,858 shares of common stock at $1.75 per share. The conversion price of the notes and the exercise price of the warrants are subject to adjustment. The $1.75 warrants expired unexercised on December 31, 2006. The convertible notes were automatically converted into 5,692,307 shares of series A preferred stock on September 28, 2006 when the Company amended its articles of incorporation and filed a certificate of designation for the series A preferred stock. Each share of series A preferred stock was convertible into one share of common stock.

Under generally accepted accounting principles, both acquisitions described above are considered to be capital transactions in substance, rather than business combinations. That is, the acquisitions are equivalent, in the acquisition of Sinoenergy Holding and Sinogas, to the issuance of stock by Sinogas for the net monetary assets of Sinoenergy Holding, and in the Sinoenergy Holding acquisition, the issuance of stock by Sinoenergy Holding for the net monetary assets of Sinoenergy. Each transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. The accounting for the acquisition is identical to that resulting from a reverse acquisition, and accordingly no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements in the Sinoenergy /Sinoenergy Holding acquisition of the “legal acquirer”, Sinogas, are those of the “accounting acquirer”. The accompanying financial statements reflect the recapitalization of the shareholders’ equity as if the transactions occurred as of the beginning of the first period presented.

On September 28, 2006, the Company’s articles of incorporation were amended and restated. The restated articles of incorporation changed the Company’s name to Sinoenergy Corporation and created a class of 10,000,000 shares of preferred stock, par value $0.001 per share, with the directors having broad powers to set the rights, preferences, privileges and limitations of one of more series of preferred stock, and increased the authorized common stock to 100,000,000 shares of common stock, par value $0.001 per share. On September 28, 2006, the Company also filed a certificate of designation setting forth the rights, preferences, privileges and limitations of the series A convertible preferred stock. As a result of the filing of the restated articles of incorporation and the certificate of designation for the series A preferred stock, the 6% convertible notes were automatically converted into an aggregate of 5,692,307 shares of series A preferred stock.

At September 30, 2007, all of the shares of Series A Preferred Stock had been converted into common stock.

  (b) Issuance of convertible notes and senior notes

On September 1, 2007, we entered into a note purchase agreement (the “Note Purchase Agreement”) with Abax Lotus Ltd. and CCIF Petrol Limited pursuant to which, on September 28, 2007, the investors purchased the Company’s 12% Guaranteed senior notes due 2012 in the principal amount of $16,000,000 and 3.0% Guaranteed Senior convertible notes due 2012 in the principal amount of $14,000,000. These notes and the related agreements are described in Note 16 As of September 30, 2007, the Company has not received the proceeds. On October 8, $29,839,985 was received by the Company for the notes issued. The funds are held in a separate bank account which require three signatures - the Company’s chief executive officer, the Company’s chairman and a senior officer of one of the investors.

(c) Change of Fiscal Year

In late September 2007, we changed our fiscal year to the year ended September 30. The change in our fiscal year will be effective commencing with the fiscal year beginning January 1, 2007 and from October 1, 2007 thereafter.

(d) History of the Company

Sinoenergy Corporation (“Sinoenergy” or the “Company”) was incorporated in Nevada on March 2, 1999 under the name Franklyn Resources III, Inc. (“Franklyn”). Its corporate name was changed to Sinoenergy Corporation on September 28, 2006.

On June 2, 2006, the Company acquired all of the issued and outstanding equity interests of Sinoenergy Holding Ltd. (“Sinoenergy Holding”), from Skywide Capital Management Limited, which is owned by Tianzhou Deng and Bo Huang, and Eastpride Capital Limited, a British Virgin Islands corporation owned by Wentao Yang (“Eastpride”), with the result that 90% shares of the Corporation were held by Skywide and 10% share of the Corporation were held by Eastpride. Pursuant to that exchange agreement, the Company issued 14,215,385 shares of common stock to Skywide and Eastpride.

After the acquisition, the Company continued the operations of Sinoenergy Holding. Sinoenergy Holding owns all of the capital stock of Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”).

As at September 30, 2007, Sinogas and Sinoenergy Holding together own 90% of the equity of Wuhan Sinoenergy Gas Company, 90% of the equity of Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (“Yuhan”), 90% of the equity of Pingdingshan Sinoenergy Gas Company (“Pingdingshan Sinoenergy”), and 30% of the equity of Xuancheng Sinoenergy Vehicle gas Company (“Xuancheng Sinoenergy”), 70% of the equity of Jiaxing Lixun Automotive Electronic Co, Ltd (“Lixun”), 55% equity of Hubei Gather Energy Company (“Hubei Gather”), and we are a 45% equity owner of Anhui Gather Energy Company (“Anhui Gather”). We are purchasing the remaining 70% of Xuancheng Sinoenergy, subject to government approval of the purchase.

(e) Subsidiaries of the Company

Sinogas was established in Qingdao China in October 29, 2004, and mainly engaged in the production of CNG facilities and equipment, technical consulting service to CNG filling station construction as well as manufacturing of CNG vehicle conversion kit system.

Yuhan was established on May 25, 2005, mainly engaged in the manufacturing of customized pressure containers for different industries.

Wuhan Sinoenergy was establish on August 2, 2006 with the business of manufacturing and sales of automobile conversion kits that enable a gasoline powered automobile to operate on compressed natural gas and the construction and operation of CNG stations.

Pingdingshan Sinoenergy was established on December 4, 2006 with the business of manufacturing and sales of automobile conversion kits that enable a gasoline powered automobile to operate on compressed natural gas and the construction and operation of CNG stations.

Lixun , a Chinese company engages in the designing and manufactures of electric control devices for alternative fuel, such as compressed natural gas and liquefied petroleum gas vehicles, as well as a full range of electric devices, such as computer controllers, conversion switches, spark advancers, tolerance sensors and emulators for use in multi-powered vehicles production. On March 2007, the Company purchased a 60% interest in Lixun from its shareholders for approximately $390,000 and on July 27, the Company injected another $400,000 capital to Lixun, and in turn totally owns 70% equity of Lixun.

Hubei Gather was established on March 23, 2007 with the business scope of constructing and operating natural gas process plants with expected annual processing capacity of 100-300 million cubic meters, of which the company owns 55% equity and Hong Kong China New Energy Development Investment Co. Ltd owns 45% equity.

Anhui Gather  Anhui Gather was incorporated on March 23, 2007, with Hong Kong China New Energy Development Investment Co. Ltd owning 55% equity and Tianjin Green Fuel owning 45% equity. On July 4, 2007, we purchased the 45% equity of Anhui Gather, which had been owned by Green Fuel, for $2,750,000, of which $844,330 would be paid to Green Fuel for capital injection and to reimburse Green Fuel for its costs incurred in obtaining the right to receive 200 million cubic meters natural gas quota from Sinopec, and $1,905,670 would be paid to Anhui Gather as unpaid capital. As of September 30, 2007, we had paid $844,330 to Green Fuel. We are to pay the remaining $1.9 million to Anhui Gather according to requirement of PRC government .

(f) The business of the Company

The Company manufactures non standard pressure containers and CNG storage and transportation products, we provide technical consulting service for LPG/CNG station construction; we operate natural gas process plants and CNG vehicle filling stations. It also manufactures CNG conversion kits which permit gasoline engines to use CNG.

(i)  Non-standard pressure container business:

The manufacture and sale of non-standard equipment and pressure container has been conducted by the Sinogas since its organization. This business is a traditional chemical equipment manufacture business with low profit margin. It includes design and manufacture of various types of pressure containers:

•	in the petroleum and chemical industries.

•	in the metallurgy and electricity generation industries.

•	in the food and brewery industries

•	various types of non-standard containers

(ii)  CNG storage, transportation products and technical consulting service for CNG station construction (“CNG Station Facilities and Construction”)

(1) CNG storage and transportation products manufacturing, which include the following products:

•	CNG trailers

•	CNG deposited system for gas station usage

•	CNG compressor skid

•	Some other CNG facilities and equipment fittings

(2) Technical consulting service for LPG/CNG station construction

•	Designing for LPG./CNG stations

•	Technical consulting for equipment choosing and matching

•	CNG station running adjusting

(iii)  CNG station operation

(1) Construction and operation of CNG station

In June 2006, we developed a plan to develop and operate of natural gas filling stations and build and operate natural gas process plants in Central and East China. This business is currently our principal business. The Company is planning to operate CNG stations in Wuhan City of Hubei Province, Pingdingshan City of Henan Province and Xuancheng City of Anhui Province.

(2) Wholesale distribution of natural gas

Both Hubei Gather and Anhui Gather have been licensed to do the natural gas processing and wholesale business. In May 2007, both Hubei Gather and Anhui Gather signed 20 years natural gas purchase agreement with Sinopec to secure 200 million cubic meters of natural gas resources each from the main pipeline of Sinopec respectively.

The secured natural gas quota is the guarantee of our natural gas process and whole sale business. As of the end of September 2007, both Hubei Gather and Anhui Gather are under development stage.

These natural gas quotas are not a guarantee of delivery and are subject to negotiation as to amount and price, and, a significant portion of our quota is dependent upon the timely completion of a national natural gas transportation pipeline that is currently under construction.

( iv ) Vehicle fuel conversion equipment

•	Design and sale customized automotive alternate fuel (CNG/LPG) electronic device, and

•	CNG vehicle conversion kits installation and sale.

The Company is subject to the consideration and risks of operating in the PRC. These include risks associated with the political and economic environment, foreign currency exchange and the legal system in the PRC. The economy of the PRC differs significantly from the economies of the “western” industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the PRC government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past. Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in PRC.

Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws, and enforcement of the existing laws may be uncertain and sporadic.

The Company’s operating assets and primary sources of income and cash flows are of interests in the PRC. The PRC economy has, for many years, been a centrally-planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central PRC governmental authorities, which set out national production and development targets. The PRC government has been pursuing economic reforms since it first adopted its “open-door” policy in 1978. There is no assurance that the PRC government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in, the PRC. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavorable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in the PRC. Further, the Company is subject to price controls on both the price at which it purchases natural gas and the price at which it can sell natural gas.

As many of the economic reforms which have been or are being implemented by the PRC government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures, it remains possible for the PRC government to exert significant influence on the PRC economy.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China. Subsequently in 2005, the PRC government introduced a certain floating rate of exchange. No representation is made that the RMB amounts have been, or could be, converted into United States dollars at that or any rate. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company and its subsidiaries were prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”).

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of Sinoenergy Corporation and its wholly owned subsidiaries and majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation and allowance for doubtful accounts and other receivables, impairment, valuation of warrants and options, inventory, accruals etc.. Actual results could differ from those estimates.

Goodwill

Goodwill represents the excess of purchase price of business combinations over the fair value of the net assets acquired and is tested for impairment at least annually unless business events indicate an impairment test is required. For example, an impairment test would be conducted if an asset of significant value was sold or disposed of in the cost center. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to expense. Because quoted market prices are not available for the Company’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses, including comparable companies, comparable transactions and premiums paid. The goodwill on the Company’s financial statements was a result of the Yuhan and Jiaxing acquisition, and relates entirely to the pressure container reporting segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of September 30, 2007 and December 31, 2006, the Company did not have any cash equivalents.

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

Inventories

Inventories comprise of raw materials, work in process, finished goods and low value consumable articles. Amounts are stated at the lower of cost and market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

Management estimates a 10% residual value for its property, plant and equipment according to industry standards in the PRC. The estimated useful lives are as follows:

Buildings and facility	20 years
Machinery and equipment	8 years
Motor vehicles	10 years
Office equipment and others	5 to 8 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statements of operations.

Intangible Assets

Intangible assets, representing patents , technical know-how acquired and land use right, are stated at cost less accumulated amortization and impairment losses. Amortization is calculated on the straight-line method over the estimated useful lives of the assets. .

Impairment of Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", Impairment of assets is monitored on a continuing basis, and is assessed based on the undiscounted cash flows generated by the underlying assets. In the event that the carrying amount of assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value.

Long-Term Investments

Investments in which the Company owns less than 50% and over 20% of the investee companies and does not have the ability to control but have the ability to exert significant influence are stated at equity method.

Revenue Recognition

Revenue Recognition - The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to PRC law, including factors such as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is probable.

The Company recognizes product sales generally at the time the product is shipped. CNG construction and building technical consulting service revenue is recognized on the percentage of completion basis. The revenue is measured by reference to the proportion of construction work completed to the total estimated work according to the report provided by technical department of the Company, and simultaneously, the cost is recognized based on total contracted cost and the completion basis. Receivables and payables are recorded accordingly. Revenue is presented net of any sales tax and value added tax.

Value Added and Business Taxes - The Company is subject to value added tax (“VAT”) for manufacturing products and business tax for services provided. The applicable VAT tax rate is 17% for products sold in the PRC, and the business tax rate is 5% for services provided in PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). VAT is collected from customers by the Company on behalf of the PRC tax authorities and is therefore not charged to the consolidated statements of operations.

Warranty reserves

Warranty reserves represent the Company’s obligation to repair or replace defective products under certain conditions.  The estimate of the warranty reserves is based on historical experience.  In year 2005 and 2006, the warranty rate was determined to be 0.2 % of gross sales.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company reviewed the differences between the tax basis under PRC tax laws and financial reporting under PRC GAAP. Temporary differences, resulting in deferred tax assets or liabilities have been recognized in the financial statements.

Advertising, shipping and handling costs

Advertising, shipping and handling costs, if any, are expensed as incurred.

Foreign Currency Transactions

The Company’s functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s balance sheet accounts are translated from RMB to US dollars using the closing exchange rate in effect at the balance sheet date and operating accounts are translated from RMB to US dollars using the average exchange rate prevailing during the reporting period. Translation gains and losses are deferred and accumulated as a component of accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments,” requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, account receivable, related party and other receivables, accounts payable, other payables and accrued expenses, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations.

Minority Interest

The minority interest refers to the percentage of a subsidiary which is not owned by the Company. The Company eliminates the minority interest portion of any related profits and losses in consolidation.

Stock-Based Compensation

The Company may issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs. The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Accounting for Stock-Based Compensation,” which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123R, the cost of stock options and warrants issued to employees and non-employees is measured at the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its debtors, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

Earnings Per Share

Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflects the potential dilution of securities by including shares of common stock issuable upon exercise or conversion of series A preferred stock or convertible notes, which is calculated under if-converted method, and common stock issuable upon exercise of stock options granted and warrants, which is calculated on Treasury Stock Method.

Comprehensive Income and Loss

The Company has adopted the provisions of Statement of Financial Accounting Standards No.130,”Reporting Comprehensive Income” (“SFAS No.130”). SFAS No.130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No.130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company’s only component of other comprehensive income (loss) is foreign currency translation gain of $990,000 and $224,000 for the nine months ended September 30, 2007 and 12 months ended December 31, 2006, respectively, This amount has been recorded as a separate component of stockholders’ equity.

Recently Issued Accounting Pronouncements

In May 2005, The FASB issued Statement No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principal. FASB Statement No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. This statement did not impact the Company’s consolidated financial position or consolidated results of operations and cash flows.

In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value re measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Management does not anticipate this Statement will impact the Company’s consolidated financial position or consolidated results of operations and cash flows.

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets", an amendment of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management does not anticipate this Statement will impact the Company’s consolidated financial position or consolidated results of operations and cash flows.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, "Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amended several other FASB Statements. SFAS 158 requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in other comprehensive income of unrecognized gains or losses and prior service costs or credits arising during the period. Additionally, SFAS 158 requires the measurement date for plan assets and liabilities to coincide with sponsors year-end. The Company adopted a defined contribution plan required by the PRC, accordingly we do not believe that the adoption of SFAS 158 will have any impact on us.

The FASB issued FASB Interpretation No.(“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” in July 2006 .This interpretation establishes new standards for the financial statement recognition, measurement and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The new rules will be effective for Sinoenergy in the first quarter of 2008. We continue to evaluate the impact of this interpretation, and do not anticipate its adoption will have a material effect on our financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, “Considering the Effects of Prior Year Misstatements when quantifying misstatements in Current Year Financial Statements,” which eliminated the diversity in practice surrounding the quantification and evaluation of financial statement errors. The guidance outlined in SAB 108 is effective for Sinoenergy and is consistent with our historical practices for assessing such matters when circumstances have required such an evaluation. Accordingly, we do not believe that adoption of SAB 108 will have any impact on us.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of SFAS 115,” which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. We do not presently have any financial assets or liabilities that we would elect to measure at fair value, and therefore we expect this standard will have no impact on our financial statements.

In December 2007, the FASB issued FASB 141(R), “Business Combinations” of which the objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.

In December 2007, the FASB issued FASB 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No.51” of which the objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, Statement 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions.

Both FASB 141(R) and FASB 160 are effective for fiscal years beginning after December 15, 2008. We do not believe that adoption of these standards will have any impact on our financial statements.

3. Restricted Cash

The balance as at September 30, 2007, represents deposit of $1,225,000 on bills of exchange issued by the Company for inventory purchases.

4 . Accounts Receivable and Allowance for Doubtful Receivables

Details of allowance for doubtful receivables deducted from accounts receivable are as follows (dollars in thousands):

	September 30, 2007	December 31, 2006
	Audited	Audited
Accounts receivable
-Related party	$169	$594
-Third party	6,105	3,874
Less: allowance for doubtful receivables	278	97

Balance	$5,996	$4,371

(1)	Accounts Receivable from Related Party

The balance as at September 30, 2007 and December 31, 2006, represents receivables from Kangtai, the minority shareholder of Yuhan, for sales made by Kangtai on behalf Yuhan in the amount of $169,030 and $593,821 respectively.

(2) Accounts Receivable from Third parties

Of the balance as at September 30, 2007, $1,417,958 represents receivables balance from Wuhan Fukang Automotive Cleaning Energy Company for sales of conversion kits; $679,907 represents the receivable balance for $1.9 million CNG deposit and transportation equipment sales to a petrochemical company in Shanghai; $785,535 represent receivable balance for CNG station technical supporting and construction consulting service provided to a Shanghai company with the total sales amount of $1.28 million; $355,643 receivable balance for sales of truck trailers to a CNG filling stations company in Inner Mongolia.

Of the balance at December 31, 2006, $1,125,238 represents the receivable balance for $1.9 million CNG deposit and transportation equipment sales to a petrochemical company in Shanghai; $909,242 represent receivable balance for CNG station technical supporting and construction consulting service provided to a Shanghai company with the total sales amount of $1.28 million.

5. Other Receivables

	September 30, 2007	December 31, 2006
	Audited	Audited
Other receivables
-Related party	$332	$1,220
-Third party	33,640	1,183
Less: allowance for doubtful receivables	46	7

Balance	$33,926	$2,396

(1) Other Receivables from Related Party

The balance as at September 30, 2007 represents $186,431 from an unsecured loan due from Kangtai, the minority shareholder of Yuhan and $145,595 rental fee receivable from Kangtai.

The balance as at December 31, 2006 represents $63,398 for water and power charge to Kangtai, and $172,915 from an unsecured loan due from Kangtai, and $837,916 receivables from Kangtai for rental fee.

(2) Other Receivables from Third Party

The other receivables with third party as at September 30, 2007 mainly represent the net proceeds of $15,752,485 from the $16,000,000 12% guaranteed senior notes issued and the net proceeds of $13,823,344 from the $14,000,000 3.0% guaranteed senior convertible notes issued (see Note 16). All of the funds were received by the Company on October 8, 2007; $1,946,530 unsecured loan to Qingdao Jingrun General Machinery Company (“Jingrun”), which has been paid back on November 29, 2007; $532,566 due from CNPC Xingxing Energy for unsecured demand loan.

The other receivables from third party as at December 31, 2006, mainly represents $502,484 due from Shanghai Zhongyou Group, who in the third quarter of 2006 took over the debt owned by Xuancheng City Gas (subsidiary of Shanghai Zhongyou Group) to the Company for equipment purchasing.

6(1). Deposits and Prepayments

The balance as at September 30, 2007 mainly represents a $2,795,000 prepayment to a raw material suppliers and service providers for routine manufacturing and CNG stations operating.

6(2). Other long-term assets

The balance at September 30, 2007 represents prepayments for long-lived assets. The balance mainly represents the following:

(a)	$3,962,701 prepayments for CNG station equipment from overseas. This equipment will be used to construct CNG filling stations as long-term fixed assets.

(b)	$4,087,175 prepayment for acquisition of 100% of the equity of Jingrun;

(c)	$750,000 prepayments to Hong Kong China New Energy Development Investment Co. Ltd as an advance for the purchase of 400 million cubic meters natural gas quota from Sinopec commencing in 2009.

(d)	$732,278 prepayment to Shanghai CNPC Enterprises for 70% equity purchase of Xuancheng Sinoenergy Vehicle Gas Company;

(e)	$66,570 prepayment to Mr. Fuqing Zhu for his five years consulting service to the Company from April 2007 to April 2012;

The third party balances as at December 31, 2006 includes $3,187,000 advance payments to overseas suppliers for CNG station equipment purchase by the Company.

7. Inventories

 Inventories at September 30, 2007 and December 31, 2006 are summarized as follows (dollars in thousands):

	September 30, 2007	December 31, 2006

Raw materials	$1,936	$339
Work in progress	538	483
Finished goods	426	115
Low value consumables	1	-

Total	$2,901	$937

8. Long-term investments

On July 4, 2007, the Company purchased 45% of the equity of Anhui Gather owned by Green Fuel for $2,750,000. As of September 30, 2007, the Company had paid $1,192,594 for the equity purchase to Green Fuel. As of September 30, 2007, Anhui Gather is in early development stage and has not yet commenced operations.

On March 26, 2007, the Company and Shanghai CNPC incorporated Xuancheng Sinoenergy, of which the Company paid $399,425 for a 30% equity interest and Shanghai CNPC paid $931,991 for a 70% equity interest. On November 6, 2007, the Company purchased, subject to the completion of obtaining necessary approvals, the 70% equity interest in Xuancheng Sinoenergy from Shanghai CNPC Enterprises, which, upon completion of the transfer, would give the Company a 100% interest in Xuancheng Sinoenergy. As at September 30, 2007, the Company has recorded the 30% equity holding in Xuancheng Sinoenergy under the equity method.

9 . Property, Plant and Equipment

As of September 30, 2007 and December 31, 2006, property, plant and equipment consist of the following (dollars in thousands):

	September 30, 2007	December 31, 2006
Cost
Buildings and facility	$7,052	$2,736
Machinery and equipment	1,501	2,137
Motor vehicles	621	153
Office equipment and others	180	70
	$9,354	$5,096
Accumulated depreciation
Buildings and facility	489	$379
Machinery and equipment	407	1,139
Motor vehicles	39	8
Office equipment and others	31	14
	$966	$1,540
Carrying value
Buildings and facility	$6,563	$2,357
Machinery and equipment	1,094	998
Motor vehicles	582	145
Office equipment and others	149	56
	8,388	3,556

The total depreciation in the nine months ended September 30, 2007 and twelve months ended December 31, 2006 was $417,118 and $336,000, respectively.

Included in the cost of buildings and facility as of September 30, 2007, $3,879,000 represents construction-in-process relating the construction of CNG stations by Wuhan and Pingdingshan Sinoenergy, which commenced in August and December 2006 respectively.

Included in the cost of buildings and facility as of December 31, 2006, $97,101 represents construction-in-process relating the construction of CNG stations by Wuhan and Pingdingshan Sinoenergy, which commenced in August and December 2006, respectively.

10. Intangible Assets

	September 30, 2007	December 31, 2006
Cost
Patent, technology know-how	$350	290
Land use right	18,856	12,294
Total	19,206	$12,584

Accumulated amortization	(675)	(470)

Carrying value	$18,531	$12,114

Patent and technology know-how

Patents and technology know how are amortized over 10 years up to September 2014, the amortization for expenses for the next five years for patent and technology know-how are approximately $29,000 each year.

Land Use Right

There is no private ownership of land in China. All land is owned by the government and the government grants what is known as a land use right, which is a transferable right to use the land. The Company recorded the land use right as an intangible asset. The land use right is amortized within 50 years term from the time when, in substance, the Company owns the land

The land use right was purchased by the Company from Beijing Sanhuan. The Company has an agreement with Beijing Sanhuan, a former affiliate of the Company, pursuant to which Beijing Sanhuan agreed to transfer to Sinogas the land use right relating to the land on which Sinogas’ facilities are located. The purchase price for the land use right was initially approximately $12.3 million. In May 2007, the purchase price for the land use right was increased to $18.6 million pursuant to an amendment to the sales agreement, as a result of increased costs and an increase in the value of the land use right.

In May 14, 2007, the Company received the land use right title deed, which has a term of 50 years from May 14, 2007 to May 13, 2057. As of September 30, 2007, Sinogas has paid $15.4 million to Beijing Sanhuan and the balance is due at such time as the land is sold for commercial developing, and the Company receives the sales proceeds.

The amortization of the land use right for next five years is $380,000 annually.

11. Goodwill

The goodwill consolidated to the financial statement as at September 30, 2007 and December 31, 2006 are as follow:

Transactions	September 30, 2007	December 31, 2006

Purchase of an additional 35% interest in Yuhan	$676	$676
Purchase of a 60% equity in Jiaxin Lixun	53	-

Total	$729	$676

On May 25, 2006, the Company and Qingdao Kangtai Machinery Equipment Manufacture Co. Limited (“Kangtai”) formed Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (“Yuhan”), in which the Company held a 55% interest and Kangtai held a 45% interest. In August 2006, the Company entered into an agreement to acquire the remaining 45% interest for a purchase price of approximately $1.5 million, which was payable in installments. At December 31, 2006, the Company’s financial statements reflect a 90% ownership of Yuhan, based on having received government approval for the Company’s ownership of a 90% interest in Yuhan. As of March 15, 2007, the Company had paid a total of $503,000 and owed $997,000. The agreement, as amended, gives the Company the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 for approximately $640,000. The consolidated balance sheet reflects goodwill of $676,000, which represents the excess of the purchase price for 35% of Yuhan’s equity over 35% of Yuhan’s tangible assets at date of acquisition.

On March 2007, the Company purchased a 60% interest in Jiaxing Lixun Automotive Electronic Co, Ltd (“Lixun”) from its shareholders, with the total cash payment of $310,310. The consolidated balance sheet reflects good will of $52,385, which represents the excess of the purchase over the tangible assets of Lixun at date of acquisition.

The Company monitors the impairment of goodwill on a continuous basis. As of September 30, 2007, there were no indications that the carrying amount of the goodwill was higher than the undiscounted future cash flows of the above mentioned assets.

12. Short Term Bank Loan

The following table summarizes the contracted short-term borrowings between the banks and the Company as at September 30, 2007 (dollars in thousands):

Bank Name	Purpose	Borrowing Date	Borrowing Term	Annual Interest Rate	Amount
Shenzhen Development Bank	Working Capital	27-Nov -2006	One year	5.58%	$863
CITIC Bank	Working Capital	29-March-2007	One year	7.02%	666
Bank of Communication	Working Capital	30-April-2007	One year	6.39%	2,662
Bank of Communication		14-Aug-2007	One year	7.29%	5,326
Bank of Communication	Working Capital	9-Sep-2007	One year	7.29%	5,326
Total					$14,843

The following table summarizes the contracted short-term borrowings between the banks and the Company as at December 31, 2006 (dollars in thousands):

Bank Name	Purpose	Borrowing Date	Borrowing Term	Annual Interest Rate	Amount
Agriculture Bank of China	Working Capital	6-April-2007	One year	7.56%	$1,900
Shenzhen Development Bank	Working Capital	27-Nov -2006	One year	5.58%	$1,260
Total					$3,160

13. Other Payables

(1)	Other Payables to Related Party:

Other payables at September 30, 2007, represent $3,235,671 payables to Beijing Sanhuan for balance of the purchase price of the land use right; $310,664 payable to Kangtai for the unpaid part of the 35% acquisition of the equity of Yuhan by the Company; $44,895 payables to Xuancheng Sinoenergy for unsecured loan; $67,000 for a know-how fee payable to Beijing Sanhuan $1,331 due to Mr. Guiqiang Shi who is a stockholder of Kangtai; and $19,128 from Mr. Tianzhou Deng, the chairman of the Company.

Other payables at December 31, 2006, represent $3,112,071 payables to Beijing Sanhuan for balance of the purchase price of the land use right, $811,061 payable to Kangtai for the unpaid part of the 35% acquisition of the equity of Yuhan by the Company, $18,996 unsecured, interest free advance from Mr. Guili Shi and $1,264 to Mr. Guiqiang Shi who is a stockholder of Kangtai; and $129,073 from Mr. Tianzhou Deng, the chairman of the Company.

(2)	Other Payables to Third Party

Within the balance as at September 30, 2007, $145,500 payables to SLF for the audit fee accrual [does this present an independence issue?]; $928,166 payables for VAT, business tax and other surtax, of which there are some time gap between accrual and payment.

At December 31, 2006, $1,077,313 is an unsecured demand loan borrowed from SB China V.C. Limited (a Hong Kong company). In China, foreign currencies are controlled by government, and currency exchange agreement with a bank must be approved by the government with a more complex and expensive process. To save time and avoid more exchange loss, in October 2006, Sinoenergy Holding borrowed the US dollar through unsecured demand loans for its foreign currency capital payment into Wuhan Sinoenergy. That US dollar borrowing was repaid by the proceeds received from capital market in the first half of 2007. As of December 31, 2006, the Company owed VAT and business tax of $412,000 and $265,000, respectively, which were accrued for the revenues recorded.

14. Advances from Customers

Advances from customers at September 30, 2007 were mainly the advances received for routine sales orders we accepted according to our sales policy.

Advances from customers at December 31, 2006 were mainly the advances received by Yuhan, the subsidiary of the Company. In general, for the sales orders, Yuhan receives 30% to 60% of the contract amount as down-payment before product manufacturing.

15. Income Taxes Payable

Pursuant to the PRC income tax laws, the Company’s PRC subsidiaries are generally subject to enterprise income tax at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

As PRC subsidiaries that qualify as wholly foreign owned manufacturing enterprises, Sinogas, Yuhan and Jiaxing Lixun were granted tax preference. Sinogas and Yuhan are entitled to 100% enterprise income tax exemption for calendar years 2006 and 2007 and a 50% enterprise income tax exemption for the following three years (2008 through 2010). Jiaxing Lixun is entitled to 100% tax exemption for September 2007 to calendar year end of 2008 and 50% enterprise income tax exemption for the following three calendar years (2009 through 2011). The income tax expenses for the nine months ended September 30, 2007 primarily represent income tax accrued by our newly acquired Lixun subsidiary, which received an income tax exemption commencing August 2007.

Under the current tax laws of the PRC, the Company’s other PRC subsidiaries, Wuhan Sinoenergy and, Pingdingshan Sinoenergy will each get two-year 100% tax exemption followed by a three years 50% exemption once they become profitable.

No provision for United States or other overseas tax is made as Sinoenergy Corporation and Sinoenergy Holding Limited are both investment holding companies, and have no taxable income in the United States or the British Virgin Island for both the nine months ended September 30, 2007 and the 12 months ended December 31, 2006.

Reconciliation between the income tax computed at the United States statutory tax rate and the Company’s provision for income tax is:

	2007	2006
U.S. statutory rate	34%	34%
Foreign income note recognized in the U.S.	(34)%	(34)%
PRC Enterprise Income Tax	33%	33%
Tax holiday granted to the subsidiaries in PRC	(28)%	(33)%
	5%	-
Prior year provision reversed due to tax holiday and relief	-	1,011

16. Long term notes payable

On September 1, 2007, the Company entered into a note purchase agreement (the “Purchase Agreement”) with Abax Lotus Ltd. and CCIF Petrol Limited (the “investors”) pursuant to which the investors purchased, on September 28, 2007, the Company’s 12% Guaranteed senior notes due 2012 in the principal amount of $16,000,000 (the 12% Notes) and 3.0% Guaranteed Senior convertible notes due 2012 in the principal amount of $14,000,000 (the convertible notes). The convertible notes will be convertible into the Company’s common stock at an initial conversion price of $3.17 per share at any time since the effective date of the note being issued.

On September 28, 2007, the Company entered into:

•	An indenture for the 12% Notes,

•	An indenture for the convertible notes,

•	An investor rights agreement,

•	A registration rights agreement covering the shares of common stock issuable upon conversion of the convertible notes,

•	An information rights agreement, and

•
A charge share agreement whereby the Company granted the investors a charge on the Company’s shares of Sinoenergy Holding Limited, a British Virgin Island corporation and wholly-owned subsidiary of the Company.

In addition, Bo Huang, chief executive officer and a director of the Company, and Tianzhou Deng, chairman and a director of the Company, executed non-competition agreements with the Company. The Company also paid the investors an arrangement fee of $160,000.

The convertible notes were issued pursuant to an indenture between the Company and with DB Trustees (Hong Kong) Limited, as trustee. These convertible notes are due in September 2012 and bear interest at the stated interest rate of 3% per annum. The holders of the convertible notes have the right to convert their notes into common stock at a conversion price of $3.17 per share. The provisions for adjustment in the conversion price include adjustments for the following.

•	A stock distribution or dividend, a reverse split or combination of shares and the distribution of shares, warrants, assets or indebtedness of the Company to the Company’s stockholders;

•	A sale of common stock at a price, or the issuance of options, warrants or other convertible securities with an exercise or conversion price, which is less than the conversion price at the time; and

•
An adjustment based on the volume weighted average price of the common stock on September 28, and March 28, of each year during the term of the notes, commencing March 28, 2008, such that if the volume weighted average price of the common stock for the 15 trading days preceding the applicable September 28 or March 28 is made is less than the conversion price then in effect, then the conversion price is reduced to the greater of the volume weighted average price or $2.10 per share; and

•
An adjustment based on the failure of the Company to have consolidated net income, as defined in the indenture, of $7.5 million for calendar year 2007, $14.0 million for calendar year 2008 and $22.5 million for calendar year 2009, or the equivalent in RMB.

If the Company’s consolidated net income does not reach the stated level for any of calendar year 2007, 2008 or 2009, the conversion rate, which is the number of shares of common stock issuable upon conversion of $100,000 principal amount of convertible notes, adjusted in accordance with the following formula.

Conversion rate then in effect + [(A x B)/ C], where

A = the total number of shares of common stock issued and outstanding on a fully-diluted basis at the date of determination of such adjustment;

B = 3% expressed as a decimal; and

C =   the aggregate principal amount of the Notes issued on the Issue Date divided by $100,000.

The conversion price is determined by dividing $100,000 by the conversion rate. The initial conversion rate is 31,546 shares of common stock for each $100,000 principal amount of convertible notes.

Net income, for purposes of this computation, is defined to mean “net income” determined in accordance with GAAP consistently applied, after deducting “income tax expense” and the amount, if any, for minority interest that may arise, but without adding any “other comprehensive income” or any extraordinary income; provided that the calculation of “net income” for the purposes of this definition shall not include any non-cash expense incurred at any time in connection with the issuance of shares of Common Stock pursuant to (i) non-cash charges associated with any original issue discount on the Notes or the potential issuance of shares of common stock pursuant to the terms of the indenture, (ii) the additional payments that are due if the common stock is not listed on the Nasdaq Global Market or Nasdaq Capital Market by September 19, 2008, (iii) any adjustment resulting from a reduction in the conversion price as a result of the volume weighted average price or the failure to meet the earnings targets, and (v) the Company’s stock option plans and employee stock purchase plans and which have been approved by the Company’s board of directors so long as such issuances in the aggregate do not exceed five percent (5%) of the common stock of the Company issued and outstanding immediately prior to such issuance or grants.

If the Company’s common stock is not listed on the Nasdaq Global Market or the Nasdaq Capital Market by September 19, 2008, the Company is required to pay by September 28, 2008, an additional payment on each convertible note in the amount of 3.3% of the principal amount of such note.

The indenture also requires the Company to pay additional interest as follows:

•
At the rate of 3.0% per annum if the Company has not obtained a listing of its common stock on the Nasdaq Global Market or the Nasdaq Capital Market by September 19, 2008 and maintained such listing continuously thereafter as long as the notes are outstanding.

•	At the rate of 1.0% for each 90-day period in which the Company has failed to comply with the registration obligations under the registration rights agreement.

If the convertible notes are not redeemed or converted or purchased and cancelled by the maturity date, the Company shall redeem the convertible notes at the repurchase amount, which is an amount which results in a yield to maturity of 13.8% per annum, net of interest previously received, plus any interest accrued on overdue principal (and, to the extent lawful, on overdue interest) and premium, if any, at a rate which is 3% per annum in excess of the rate of interest then in effect.

If any of the following designated events occurs, the Company must offer the holders of the convertible notes the right to require the Company to purchase the notes at the repurchase amount:

•
The occurrence, at any time after the common stock is listed on the Nasdaq Global Market or the Nasdaq Capital Market of any transaction or event in connection with which all or substantially all of the common stock shall be exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock, depositary receipts, ordinary shares or other certificates representing common equity interests that are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved (or, upon consummation of or immediately following such transaction or event, will be approved) for quotation on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or any similar United States system of automated dissemination of quotations of securities prices.

•
The occurrence, at any time after the common stock is listed on the Nasdaq Global Market or the Nasdaq Capital Market of a condition that the common stock is neither listed for trading on a United States national securities exchange, listed for trading on a United States national or regional securities exchange nor approved for trading on any of the Nasdaq’s Capital Market, Global Market or Global Select Market, or (ii) trading in the Company’s common stock on any such exchange or market has been suspended for ten or more consecutive trading days.

The senior notes mature on September 28, 2012. The Company is required to make mandatory prepayments on the senior notes on the following dates and in the following amounts:

Date	Principal Amount
March 28, 2010	$2,000,000
September 28, 2010	$2,000,000
March 28, 2011	$4,000,000
September 28, 2011	$4,000,000
March 28, 2012	$2,000,000

Commencing September 28, 2008, the Company may redeem the senior notes at the following percentage of the principal amount:

Twelve Months Commencing September 28,	Percent of Principal

2008	108.0%
2009	106.0%
2010	104.0%
2011 and thereafter	100.0%

The indentures for both the convertible notes and the 12% Notes include the following covenants:

•
The Company cannot incur any debt unless , after giving effect to the borrowing, (i) the fixed charge coverage ratio would be greater than 2.75 to 1.00 for the first year and 3.5 to 1.0 if the debt is incurred thereafter, and (ii) the leverage ratio would not exceed 4.25 to 1.00 for the first year and 3.75 to 1.00 if the debt is incurred thereafter, provided, that the certain subsidiaries may continue to maintain debt under credit facilities of not more than $15,000,000 for the first year and $10,000,000 thereafter, and may incur purchase money indebtedness. The fixed charge coverage ratio is the ratio of the Company’s earnings before interest, taxes, depreciation and amortization, which is generally known as EBITDA, to consolidated interest expense, as defined. Leverage ratio means the ration of outstanding debt to EBITDA, with the interest component being the consolidated interest expense, as defined.

•
The Company must maintain, as of the last day of each fiscal quarter, (i) a fixed charge coverage ratio of 1.75 to 1.00 for the first six months, 2.75 to 1.00 for the next six months and 3.0 to 1.00 thereafter, (ii) a leverage ratio of 7.5 to 1.00 through March 31, 2008, 5.0 to 1.00 from April 1, 2008 to September 30, 2008, and 4.5 to 1.00 thereafter, and (iii) a consolidated subsidiary debt to consolidated net tangible asset ratio of not more than 0.2 through September 30, 2008 and 0.15 thereafter. ;

•	Sinogas cannot incur debt under its credit facilities except to the extent that such debt does not exceed $15.0 million through September 28, 2008 or $10.0 million thereafter.

•
The Company is subject to restriction in paying dividends, purchasing its own securities or those of our subsidiaries, prepaying subordinated debt, and making any investment other any investments in itself and its subsidiaries engaged in our business and certain other permitted investments.

•	The Company is subject to restrictions on incurring liens.

•
If the Company sells assets and does not reinvest the proceeds in its business within 180 days (270 days in the case of a sale of real property), to the extent that such proceeds not so reinvested exceed $5,000,000, the Company is required to offer the holders of the notes the right to have the Company use such excess proceed to purchase their notes.

•
If there is a change of control, the Company is required to offer to repurchase the notes at 103% of the principal of the note, plus accrued interest. A change of control will occur if Bo Huang or Tianzhou Deng own less than 25% of the voting power of the Company’s voting stock or, with certain exceptions, a merger or consolidation or sale of substantially all of the Company’s and its subsidiaries’ assets.

As of September 30, 2007, after net receivable from the issuance of the notes, net of the $160,000 arrangement fee and other cost of the issuance, was $29,445,155. This amount is reflected as long term notes payable outstanding, together with the same amount of receivables due to the proceeds of the notes issued were paid in October 8, 2007. The proceeds from the notes are maintained in a separate account which require the signatures of our chief executive officer, our chairman and one senior officer of one of the lenders.

The Company also entered into an investor rights agreement, pursuant to which, as long as an investor holds at least $2,000,000 principal amount of notes or at least 3% of the issued and outstanding stock:

•	The investor has the right to approve the Company’s annual budget, and the Company cannot deviate by more than 15% of the amount in the approved budget.

•	The Company and its subsidiaries cannot replace or change the substantive responsibilities of the chief executive officer except in the event of his incapacity, resignation or retirement.

•	The Company and its subsidiaries cannot take any action that would result in a change of control, as defined in the indentures.

•
The Company and its subsidiaries cannot change the number of board members or the composition or structure of the board or board committees or delegate powers to a committee or change the responsibilities and powers of any committee.

•
The Company shall, by April 1, 2008, have appointed an independent public accountant from a list of 16 firms provided by the investors, failing which the Company shall pay the investors the sum of $2,500,000 on April 1 of each year in which this condition is not met, and the Company shall not terminate the engagement of such auditor without prior investor approval.

•
The investors have a right of first refusal on future financings by the Company and proposed transfers, with limited exceptions, by Mr. Huang and Mr. Deng. The investors also have a tag-along right in connection with proposed sales by Mr. Huang and Mr. Deng.

Mr. Huang and Mr. Deng are also prohibited from transferring any shares, with limited exceptions, until the investors shall have sold, singly or in the aggregate, more than 5% of the total outstanding equity of the Company on a fully-diluted basis.

From the closing date and as long as long as Abax continues to hold more than 5% of the outstanding shares of common stock on an as-converted basis, (i) Abax shall be entitled to appoint up to 20% of the voting members (or the next higher whole number if such percentage does not yield a whole number) of the Company’s board of directors, and (ii) if the Company fails to meet the net income requirements under the indenture for the convertible notes, Abax has he right to appoint an additional director. The Abax director shall be entitled to serve on each committee of the board, except that, the Abax director shall not serve on the audit committee unless it is an independent director. Mr. Huang and Mr. Deng have agreed to vote their shares for the election of the Abax directors. The Company is required to amend its by-laws to provide that a quorum for action by the board shall include at least one Abax director.

Management completed its review of the accounting for the transactions and has concluded that the conversion option does not constitute an embedded derivative under FAS 133. However, it qualifies for beneficial conversion treatment under EITF 98-5 and 00-27, and the total beneficial conversion features of $176,656 has been charged to the Company’s Additional Paid in Capital and will be amortized through the conversion period.

As of September 30, 2007, neither the Notes nor the Common Stock issuable upon conversion of the convertible notes have been registered under the U.S. Securities Act of 1933, as amended.

17. Minority Interests

The activities of the minority interests’ equity during the nine months ended September 30, 2007 is summarized as follows (dollars in thousands):

Beginning balance (January 1, 2007)	614
Minority interests in income	142
Add: Contribution from minority stockholders	607
Balance, September 30,2007	1,363

18.  Related Party Relationships and Transactions

The principal related companies and related parties with which the Company had transactions in the nine months ended September 30, 2007 and the year ended December 31, 2006, are as follows:

Name of related party	Relationship

Beijing Sanhuan Technology Development Co., Ltd (Beijing Sanhuan)	Parent company of a subsidiary before November 8, 2005. Legal representative of Beijing Sanhuan is the Company’s CEO before July 2007.

Qingdao Kangtai Machinery Equipment Manufacture Co. Limited (Kangtai)
Xuancheng Sinoenergy Vehicle Gas Company (Xuancheng Sinoenergy)
Name of Related Party
Mr. Guili Shi
Mr. GuiQiang Shi
Mr. Tianzhou Deng
Minority shareholder of a subsidiary (Yuhan) from May 2005 30% equity owner as at September 30, 2007 Shareholder of Kangtai Shareholder of Kangtai Chairman of the Company

Significant transactions between the Company and its related parties during the three and nine months ended September 30, 2007 and 2006 are as follows:

(1)	Sales and purchase transactions with related parties

Name of the Company	For the nine months ended September 30,
	2007	2006 (unaudited)
Beijing Sanhuan	- Grant CNG station technology know-how license $170,000	Grant CNG station technology know-how license $339,000

Kangtai	—	Sales with amount of $1,519,049

Kangtai is the predecessor company of Yuhan. Kangtai purchases products from Yuhan to fill open purchase orders. Yuhan completed those contracts that were made by Kantai prior the separation.

The sales and purchases to and from related parties were made according to a price mutually agreed after taking prevailing market prices into consideration.

(2)	Related-company receivables

Name of the Company	September 30, 2007 (Audited)	December 31, 2006(Audited)
Kangtai	-$186,431 inter-company loan	- $837,916 inter-company receivables for rental fee;
	- $169,030 sales receivable on behalf of the Company	- $236,313 receivables for water and power fee charge and unsecured loan.
	- $145,595 rental fee receivables	- $593,821 sales received on behalf of the Company

(3)	Related-company and related party payables

Name of the Company	September 30, 2007 (Audited)	December 31, 2006(Audited)

Beijing Sanhuan	- $3,235,671 payables to Beijing Sanhuan for balance of the purchase price of the land use right -$67,000 for know-how using of CNG station system integration	- $3,112,071 payables for land use right - $451,734 for know-how using of CNG station system integration

Kangtai	- $310,664 unpaid part for 35% equity purchase of Yuhan	- $811,061 payable for 35% equity purchase of Yuhan;

Xuancheng Sinoenergy	-$44,895 unsecured loan

Mr. Tianzhou Deng	- $19,128	- $129,073

Mr. Guili Shi	—	- $18,966

Mr. GuiQiang Shi	- $1,331	- $1,264

The amounts due from and to related parties are interest free, unsecured and have no fixed terms.

19. Statutory Surplus Reserve Fund

In accordance with PRC regulations, the PRC subsidiaries of the Company is required to make appropriations to the statutory surplus reserve fund, based on after-tax net income determined in accordance with PRCGAAP. According to the Memorandum and Articles of Association of those subsidiaries, appropriation to the enterprise development reserve fund should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve fund is equal to 50% of the entity’s registered capital. Appropriations to the statutory public welfare fund should be at least 5% of the after-tax net income determined in accordance with the PRC GAAP. The enterprise development reserve fund is established for the purpose of remedying company losses, expanding operations, or increasing registered capital, and is non-distributable other than in liquidation.

20. Segment Information

Operating segments are defined by SFAS No.131, “Disclosure about Segments of an Enterprise and Related Information,” as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. At September 30, 2007, the Company has four operating segments, which are (i) non-standard pressure containers, (ii) CNG station construction and CNG station service and (iii) CNG operation business, which is in the development stage ( iv ) CNG vehicle conversion kits, and at September 30, 2006, it has the three segments listed in ( i ) (ii) and ( ii i).

As all businesses of the Company are carried out in the PRC, the Company is deemed to operate in one geographical area.

The following tables set forth information relating to our business segments for the nine months ended September 30, 2007 (dollars in thousands).

Nine months ended September 30, 2007	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Vehicle conversion kits	Total

Net revenue	$3,250	$6,064	-	$6,609	$15,923
Cost of revenues	1,873	2,176	-	4,041	8,090
Gross profit	1,377	3,888	-	2,568	7,833
Gross margin	42%	64%		39%	49%
Operating expenses:					0
Selling expenses	$100	$23	-	$111	$234
General and administrative expenses	529	970	1,130	700	3,329
Total operating expense	629	993	1,130	811	3,563
Income (loss) from operations	$748	$2,895	$(1,130)	$1,757	$4,270

Nine months ended September 30, 2006 (unaudited)	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Total

Net revenue	$4,361	$5,403	-	$9,764
Cost of revenues	3,353	1,625	-	4,978
Gross profit	1,008	3,778	-	4,786
Gross margin	23%	70%		49%
Operating expenses:
Selling expenses	$152	$38	-	$190
General and administrative expenses	455	908	33	1,396
Total operating expense	607	946	33	1,586
Income (loss) from operations	$401	$2,832	$(33)	$3,200

21. Capital Stock

(a)	Common stock issued on conversion of series A preferred stock and exercise of warrants

As part of the June 2006 private placement, the Company issued (i) notes in the aggregate principal amount of $3,700,000, which were automatically converted into 5,692,307 shares of series A preferred stock in September 2006, (ii) 390,087 shares of common stock and (iii) warrants to purchase 6,342,858 shares of common stock at $0.85 per share, 6,342,858 shares of common stock at $1.20 per share, and 6,342,858 shares of common stock at $1.75 per share. The $1.75 warrants expired unexercised on December 31, 2006. The $0.85 warrants and the $1.20 warrants expire in June 2011.

At December 31, 2006, all of the shares of series A preferred stock and all of the $0.85 warrants and $1.20 warrants were outstanding. During the nine months ended September 30, 2007:

•	5,692,307 shares of common stock were issued upon conversion of series A preferred stock.

•	5,657,143 shares of common stock were issued upon exercise of $0.85 warrants, from which the Company received $4,808,571.

•	5,432,143 shares of common stock were issued upon exercise of $1.20 warrants, from which the Company received $6,518,572.

(b) Warrants

	Number of shares issuable on exercise of warrants
	$0.85 Warrants	$1.20 Warrants	$1.75 Warrants	$2.10 Warrants for service outsourced	Total

Balance at December 31, 2005	-	-	-	-	-

Issued during the year	6,342,858	6,342,858	6,342,858	-	19,028,574

Exercised in the year	-	-	-	-

Expired in the year	-	-	(6,342,858)	-	(6,342,858)

Balance at December 31, 2006	6,342,858	6,342,858	-	-	12,685,716

Issued during the period	-	-	-	150,000	150,000

Exercised in the nine months	5,657,143	5,432,143	-	-	11,089,286

Balance at September 30, 2007	685,715	910,715	-	150,000	1,746,430

Proceeds from warrant exercise	$4,808,571	$6,518,572	-	-	$11,327,143

As at September 30, 2007, the average exercise price for the above mentioned warrants is $1.14. The exercise prices of the warrants are subject to reduction if our consolidated pre-tax income for the year ended December 31, 2007, as defined, is less than $0.353 per share on a fully-diluted basis, then the exercise price of the warrants shall be reduced by the percentage shortfall, up to a maximum of 40%. Thus, the maximum reduction would reduce the exercise price of the $0.85 warrants to $0.51 and the exercise price of the $1.20 warrants to $0.72.

(c) Stock options

Pursuant to the 2006 long-term incentive plan, each newly-elected independent director receives, at the time of his or her election, a five-year option to purchase 30,000 shares of common stock at the fair market value on the date of his or her election. The plan provides for the annual grant to each independent director of an option to purchase 5,000 shares of common stock on first trading day in April of each calendar year, at market price, subject to stockholder approval of the plan, commencing in 2007. Pursuant to the automatic grant provisions of the plan, in June 2006, the Company issued to its independent directors, options to purchase an aggregate of 120,000 shares of common stock at $0.65 per share, being the fair market value on the date of grant.

Pursuant to the 2006 long-term incentive plan, each independent director are to be granted stock option to acquire 5,000 shares of common stock on first trading day in April of each calendar year at market price. On April 1, 2007, the four independent directors were granted 20,000 stock options at an exercise price of $2.03 per share, being the fair market value on the date of grant.

On April 9, 2007, pursuant to 2006 long-term incentive plan, the stock option committee of the board of directors granted five year options to its senior managers and key management to acquire 1,180,000 shares of common stock at $2.00 per share, being the fair market value on the date of grant. These options vest as to 50% of the underlying shares of common stock on August 3, 2007 and as to the remaining 50% on August 3, 2008.

	Shares subject to options	Weighted average exercise price	Remaining contractual life

Options outstanding at December 31, 2006	120,000	$0.65	3.75 years
Options granted during the period	20,000	$2.03	4.5 years
Options granted during the period	1,180,000	$2.00	4. 5 years
Options outstanding at September 30, 2007	1,320,000	$1.88	4.43 years

Options exercisable at September 30, 2007	650,000	$0.94	4.43 years

The fair value of options granted is estimated on the date of grant using the Black-Scholes option price model with the weighted average assumptions shown in the following table:

	Stock options granted on April 9, 2007	Stock options granted on April 1, 2007	Stock options granted on June 2, 2006

Expected volatility	26.39%	35.16%	50%
Risk-free rate	4.64%	4.64%	4.64%
Expected term (years)	5	5	3
Dividend yield	0.0%	0.0%	0.0%
Weighted average fair value per share	$0.62	$0.60	$0.25

(d) Additional paid in capital

The activities of the additional paid in capital during the nine months ended September 30, 2007 is summarized as follows (dollars in thousands):

Balance, December 31, 2006	$9,935
Issuance of common stock on exercise of warrants	11,316
Amortizable discount of 3% guaranteed senior convertible notes	176
Issuance of warrants for service	65
Grant of stock options	508
Balance, September 30, 2007	$22,000

22. Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per share.” SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. The number of shares included in determining diluted earnings per share is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), with the funds obtained thereby being used to purchase common stock at the average market price during the period.

The breakdown for the fully diluted outstanding shares for the nine months ended September 30, 2007 and twelve months ended December 31, 2006 is as follows:

	Nine months ended September 30, 2007	12 months ended December 31, 2006
Weighted average common stock outstanding during period	25,551,566	14,462,268
Common stock issuable upon conversion of series A preferred stock	14,614	1,017,680
Common stock issuable pursuant to $0.85 warrants	442,858	2,196,185
Common stock issuable pursuant to $1.20 warrants	455,358	1,569,216
Common stock issuable pursuant to $2.10 warrants	15,453	-
Common stock issuable upon transfer of convertible notes	32,355	-
Common stock issuable upon exercise of options outstanding during the period	215,624	41,553
Total diluted outstanding shares	26,727,828	19,286,902

23. Restatement and reclassification for the comparative figure of nine months ended September 30, 2006

The statement of operations for the nine months ended September 30, 2006 did not include an accrual for (i) the amortization of the land use rights of $183,000, which is included in general and administrative expenses, or (ii) a know-how fee of $452,000 to an affiliated party, which is included in cost of revenue. The following table summarized the result before and after restatement. Also the statement of operations’ accrual for the cost of convertible note was $1,282,000 less than it should be according to EITF0027.

In addition, certain comparative figures have been reclassified to conform to current year’s presentation.

The following table summarized the result before and after restatement (in thousands of US dollars)

	Nine months ended September 30, 2006
	As previously reported	Restated

Net revenue	9,764	9,764
Cost of revenue	(4,526)	(4,978)

Gross profit	5,238	4,786
Operating expenses
Selling expenses	190	190
General and administrative expenses	1,212	1,396

Total operating expenses	1,402	1,586

Income from operations	3,836	3,200
Other income (expenses)
Other non-operating income	31	31
Interest expense	(443)	(1,725)
Other expenses	(146)	(146)
Other income (loss) net	(558)	(1,840)
Income (loss) before income taxes	3,278	1,360
Income tax	1,011	1,011
Income (loss) before minority interest	4,289	2,371
Minority interest	(39)	(39)
Net income	4,250	2,332

Earnings per share -basic	0.05	0.03
Weighted average shares outstanding- basic	14,306,730	14,417,851
Earnings per share -diluted	0.05	0.03
Weighted average shares outstanding- diluted	14,306,730	14,459,533

24. Commitments and Contingencies

(1) Legal Proceedings - The Company is not currently a party to any material threatened or pending legal proceedings.

(2) Commitments - The Company has the following material contractual obligations and capital expenditure commitments:

(a) The Company has a purchase order with Fornovo Gas S.r.l of Italy for the purchase of 36 compressor units and 60 high capacity dispensers for a total purchase price of $9.6 million.

(b) The Company has a purchase order with LOVATO for the purchase of fittings of conversion kits with the total price of $0.5 million.

(c) The Company has a purchase order with NK Co., Ltd (a Korea company) for the purchase of steel bottles with total price of $1.14million.

At September 30, 2007, the Company has paid a total of $6.32 million for the purchase, and $3.77 million goods have been delivered to the Company for the above mentioned purchase orders in paragraphs (a), (b) and (c) .

(d)    The Company has a purchase order with Beijing Boken CNG Vehicle Equipment Co., Ltd (Boken) for the purchase of natural gas compressors with the total price of $1.84 million. As of September 30, 2007, $1.3 million downpayment has been paid.

(e)    The Company has an opened purchase order with Yangzhou Chengde Steel Tube Co., Ltd (Chengde Steel Tube) for the purchase of raw material of truck trailers. As of September 30, 2007, $1.2 million down payment for the first batch of purchase has been paid to Chengde Steel Tube.

(f) During the nine months, Wuhan Sinoenergy, the subsidiary of the Company, has leased 13 lands in Wuhan City for its CNG station. The lease terms are from 10 year to 20 years with annual rental fee about $341,600 . Wuhan Sinoenergy has purchased a land use right for land located in Wuhan City for its CNG station at a price of $116,000. As of reporting date, $36,842 has been paid.

(g) The Company had previously owned a 55% interest in Yuhan. In August 2006, the Company entered into an agreement to acquire the remaining 45% for $1,500,000, with payment due in installments.  The agreement, as amended, gives the Company the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 on payment of the rest $640,000. As of September 30, 2007, the Company owns 90% of Yuhan and paid a total of $524,000 and own $976,000.

(h) On April 20, 2007, the Company and Tianjin Green Fuel Company (“Green Fuel”) signed equity purchase agreement, pursuant to which the Company will purchase the 45% equity of Anhui Gather owned by Green Fuel for the price of $2,750,000 including $344,330 register capital paid by Green Fuel and $500,000 for the cost to obtain 200 million cubic meters natural gas quota from Sinopec. On July 4, 2007, Anhui Gather received PRC government approval for the transfer of the stock interest and its business license was updated accordingly. As of September 30, 2007, the Company had paid $1,692,594 to Green Fuel. The Company is to pay the remaining $1,057,406 to Anhui Gather according to requirement of PRC government.

(i) On March 23, 2007, the Company and Hong Kong China New Energy Development Investment Co. Ltd (“New Energy”), incorporated Hubei Gather Energy Gas Co., Ltd (“Hubei Gather”) to construct and operate natural gas process plants with expected annual processing capacity of 100-300 million cubic meters in Hubei Province. The registered capital is $5 million of which Sinoenergy Holding Ltd will contribute $2,750,000 as 55% equity owner and New Energy will contribute $2, 250,000 owing 45% interest. The term of the business of Hubei Gather is from March 23, 2007 to March 22, 2027. As of September 30, 2007, $752,710 has been invested in Hubei Gather by the Company and New Energy.

(j) On April 20, 2007, the Company and Shanghai CNPC Enterprise Group (CNPC Enterprise) signed equity purchase agreement, pursuant to which the Company would purchase 70% of Xuancheng Sinoenergy Gas owned by CNPC Enterprises for $1,797,412. As at September 30, 2007, the Company has paid to CNPC Enterprise $732,279 on account for that transaction.

( k) On August 28, 2007, the Company entered into an Equity Purchase Agreement to acquire 100% of the equity of Qingdao Jingrun General Machinery Company (“Jingrun”) (“Equity Purchase Agreement” or “the agreement”). Under the terms of the agreement, Jingrun’s shareholder will receive cash consideration of approximately $8 million, for all of the assets of Jingrun, including the company’s land and workshop. As of September 30, 2007, the assets to be sold under the agreement are under negotiation and government approval is pending. Consequently the down payment of $4 million for the Equity Purchase Agreement was recorded as prepayment.

(l) The Company has purchased the land use right for the real property on which the Company’s facilities are located from Beijing Sanhuan. The initial purchase price was $12.3 million. Based on increased expenses incurred by Beijing Sanhuan as well as the increased value of the land, the price was increased to $18.6 million. As of September 30, 2007, the Company has paid $15.4 million to Beijing Sanhuan.

(n) Under the commercial practice of the PRC, the Company paid   VAT and business tax based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to the PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due.

25. Retirement Benefits

The full-time contracted employees of the Company are entitled to welfare benefits, including medical care, labor injury insurance housing benefits, education benefits, unemployment insurance and pension benefits through a Chinese government-mandated multi-employer defined contribution plan. The Company is required to accrue the employer-portion for these benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits was $79,979 and $81,161 for the nine months ended September 30, 2007 and 2006, respectively, and was recorded as other payables. The PRC government is responsible for the staff welfare benefits including medical care, casualty, housing benefits, unemployment insurance and pension benefits to be paid to these employees. The Company is responsible for the education benefits to be paid.

From time to time, the Company may hire some part time workers or short term workers to satisfy the peak season labor requirement. Those workers have the right to terminate their work to the Company at any time. For those part time non-contracted workers, it is difficult for the Company to accurately record the working time, total wages and the accrual of welfare benefits. So based on the common practice, the Company treats those workers as probationers, and does not accrue welfare benefit for them. Although the Company believes the common treatment is acceptable under these circumstances, there may exist a possibility that government may require the Company to accrue the welfare benefit and may arises penalty for the under accrual.

 26.  Significant Concentrations

The Company grants credit to its customers, generally on an open account basis. The Company’s customers are all located in the PRC. The Company performs ongoing credit evaluations with respect to the financial condition of its debtors, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

In nine months ended September 30, 2007, there are two customers accounting for in excess of 10% of consolidated sales as 24.3% and 13.1% of consolidated sales respectively, or an aggregate of 37.5% of consolidated sales.

In nine months ended September 30, 2006, there is one customer accounting for in excess of 10% of consolidated sales as 33% of consolidated sales.

As at September 30, 2007 and 2006, approximately 28.8% and 7% of accounts receivable were from trade transactions with the aforementioned customers.

Interest Rate Risk  – Bank loans are subject to fluctuations in interest rate.

27. Subsequent Events

(1) Xuancheng Sinoenergy was established on March 26, 2007 and is the business of manufacturing and sales of automobile conversion kits that enable a gasoline powered automobile to operate on compressed natural gas and the construction and operation of CNG stations. During its corporation, Shanghai CNPC owned 70% interest and Sinogas owned 30% interest. On July 26, 2007 the Company and Shanghai CNPC singed an equity purchase agreement (the agreement). Pursuant to the agreement, the Company would acquire 70% equity from Shanghai CNPC. On November 6, 2007, the acquisition was completed and the Company wholly owns 100% of Xuancheng Sinoenergy.

(2) On August 28, 2007, the Company entered into an Equity Purchase Agreement to acquire 100% of the equity of Qingdao Jingrun General Machinery Company (“Jingrun”). Under the terms of the agreement, Jingrun’s shareholder will receive approximately $8 million, for all of the assets of Jingrun, the principal asset being Jingrun’s land use right and workshop. As of September 30, 2007, the assets to be sold under the agreement are under negotiation and government approval is pending. Consequently the $4 million down payment for the equity purchase was recorded as a prepayment. On December 15, 2007, PRC government approved the acquisition and issued a new business license to Jinrun.

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	June 30, 2008	September 30,2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$17,021	$3,322
Restricted cash	-	1,225
Accounts receivable, net	19,920	5,827
Other receivables	11,939	3,754
Due from related parties	42	501
Note subscription receivable (received October 2007)	-	29,840
Deposits and prepayments	4,394	2,795
Deferred expenses	169	58
Inventories	5,436	2,901
TOTAL CURRENT ASSETS	58,921	50,223

LONG TERM ASSETS
Long-term investments	3,187	1,592
Property, plant and equipment, net	24,995	8,388
Intangible assets, net	30,882	18,531
Other long-term assets	7,759	9, 603
Goodwill	1,351	729
TOTAL ASSETS	$127,095	$89,066
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	$11,663	$14,843
Accounts payable	5,847	3,166
Notes payable		799
Other payables	7,710	1,502
Payable to investors in subsidiary	14,590
Due to related parties	2,193	3,679
Accrued expenses	423	395
Accrued interest payable	1,341	—
Advances from customers	2,722	1,035
Estimated liquidated damages payable under registration rights agreement	653	—
Income taxes payable	690	119
TOTAL CURRENT LIABILITIES	47,832	25,538
LONG-TERM LIABILITIES
12% senior notes, net of discount of $321 at June 30, 2008 and $378 at September 30, 2007	15,679	15,622
3% senior convertible notes, net of discount of $3,324 at June 30, 2008 and $177 at September 30, 2007	11,053	13,823
TOTAL LIABILITIES	74,564	54,983
Minority interest	1,552	1,363
Commitments
STOCKHOLDERS’ EQUITY

Common stock- par value $0.001 per share; Authorized - 50,000,000 shares; Issued and outstanding- 15,709,033 shares at June 30, 2008 and September 30, 2007	16	16
Additional paid-in capital	25,941	22,015
Capital surplus	20	20
Statutory surplus reserve fund	1,140	1,140
Retained earnings	17,395	8,217
Accumulated other comprehensive income	6, 467	1,312
Total stockholders’ equity	50,979	32,720
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,095	$89,066

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2008	2007

NET REVENUE	$10,204	$6,181

COST OF REVENUE	(6,283)	(2,972)

GROSS PROFIT	3,921	3,209

OPERATING EXPENSES
Selling expenses	246	65
General and administrative expenses	988	928

TOTAL OPERATING EXPENSES	1,234	993

INCOME FROM OPERATIONS	2,687	2,216

OTHER INCOME (EXPENSE)
Rental income, net of land right amortization of $60	1,318	—
Gain on sale of subsidiary	1,737	—
Loss from non-consolidated affiliates	(6)	—
Other, net	(297)	—
Interest expense, net of capitalized interest of $542 in 2008	(217)	(123)
Estimated liquidated damages payable under registration rights agreement	(513)	—
OTHER INCOME (EXPENSE), NET	2,022	(123)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	4,709	2,093
Provision for income taxes	(677)	(44)
INCOME BEFORE MINORITY INTEREST	4,032	2,049
Minority interest	(16)	(103)
NET INCOME	$4,016	$1,946
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	1,422	177
COMPREHENSIVE INCOME	$5,438	$2,123
Net Income Per Common Share
Basic	$0.26	$0.14
Diluted	$0.24	$0.13
Weighted Average Common Shares Outstanding
Basic	15,709	13,890
Diluted	19,619	14,579

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Unaudited)
 (In thousands, except per share data)

	Nine Months Ended June 30,
	2008	2007

NET REVENUE	$26,745	$11,436

COST OF REVENUE	(15,190)	(5,494)

GROSS PROFIT	11,555	5,942

OPERATING EXPENSES
Selling expenses	540	143
General and administrative expenses	2,963	2,175

TOTAL OPERATING EXPENSES	3,503	2,318

INCOME FROM OPERATIONS	8,052	3,624

OTHER INCOME (EXPENSE)
Rental income, net of land right amortization of $118	2,503	—
Gain on sale of subsidiary	1,737	—
Earnings from non-consolidated affiliates	97	—
Other, net	(150)	35
Interest expense, net of capitalized interest of $1,334 in 2008	(1,497)	(241)
Estimated liquidated damages payable under registration rights agreement	(653)	—
OTHER INCOME (EXPENSE), NET	2,037	(206)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	10,089	3,418
(Provision) benefit for income taxes	(722)	65
INCOME BEFORE MINORITY INTEREST	9, 367	3,483
Minority interest	(189)	(71)
NET INCOME	9,178	3,412
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	5,155	374
COMPREHENSIVE INCOME	$14,333	$3,786
Net Income Per Common Share
Basic	$0.58	$0.34
Diluted	$0.54	$0.26
Weighted Average Common Shares Outstanding
Basic	15,709	9,981
Diluted	16,950	13,261

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries
Consolidated Statement of Stockholders’ Equity
(In thousands)
.
	Number of Common Shares Issued	Par Value Common Stock	Additional Paid-in Capital	Statutory Surplus Reserve Fund	Accumulated Other Comprehensive Income	Retained Earnings	Capital Surplus	Total Stockholders’ Equity
Balance, September 30, 2007	15,709	$16	$22,015	$1,140	$1,312	$8,217	$20	$32,720
Warrants issued for services	—	—	64	—	—	—	—	64
Stock options issued	—	—	310	—	—	—	-	310
Adjustment to record reduction in conversion price of 3% senior convertible notes	—	—	3,361	—	—	—	-	3,361
Capital contribution	—	—	191	—	—	—	—	191
Net income for the period	—	—	—	—	—	9,178	—	9,178
Comprehensive income	—	—	—	—	5,155	—	—	5,155
Balance, June 30, 2008	15,709	$16	$25,941	$1,140	$6,467	$17,395	$20	$50,979
.
The accompanying notes are an integral part of these financial statements.

 Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,178	$3,412
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of subsidiary	(1,737)	—
Warrants issued for services	64	67
Stock options granted	310	345
Amortization of note discount	270	—
Non-cash portion of interest expense	1,719	—
Earnings from non-consolidated affiliates	(97)	—
Minority interest	189	72
Depreciation	492	348
Amortization of intangible assets	1,538	197
Provision for (recovery of) doubtful accounts	(1)	83
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(13,954)	(1,094)
Other receivables, deposits and prepayments	(9,574)	(1,418)
Inventories	(2,535)	(395)
Increase (decrease) in -
Accounts payable	1,882	848
Accrued expenses	28	55
Deferred expenses	—	(13)
Advances from customers	1,687	2,277
Other payables	4,915	(538)
Estimated liquidated damages payable under registration rights agreement	653	—
Income taxes payable	571	28

Net cash provided by (used in) operating activities	(4,402)	4,274

CASH FLOWS FROM INVESTING ACTIVITIES
Payable to investors in subsidiary	14,590	—
Purchase of property, plant and equipment	(15,255)	(5,468)
Purchase of land use right	(13,889)	(6,718)
Purchase of minority interest in subsidiaries	(1,595)	(2,684)
Net proceeds related to investment activities	1,210	—

Net cash used in investing activities	(14,939)	(14,870)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds received from note subscription receivable	29,840	—
Proceeds from bank loan	—	1,342
Cash received from exercise of warrants	—	11,725
Payments on bank loan	(3,180)	—

Net cash provided by financing activities	26,660	13,067

Effect on cash of changes in exchange rate	5,155	206

Net increase in cash	12,474	2,677
Cash at beginning of period	4,547	1,627

Cash at end of period	$17,021	$4,304
Supplemental disclosure of cash flow information:
Interest paid	$1,322	$242
Income taxes paid	$172	$(858)

The accompanying notes are an integral part of these financial statements.

Sinoenergy Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2008 and 2007

1.	The Company

(a) Recapitalization Transaction
Sinoenergy Corporation (“Sinoenergy” or the “Company”) was incorporated in Nevada on March 2, 1999 under the name Franklyn Resources III, Inc. (“Franklyn”). The Company’s corporate name was changed to Sinoenergy Corporation on September 28, 2006.

On June 2, 2006, the Company entered into the following agreements:

·
An agreement with Sinoenergy Holding Limited (“Sinoenergy Holding”), a British Virgin Islands corporation, and its stockholders, pursuant to which the Company issued 7,107,693 shares of common stock to the former stockholders of Sinoenergy Holding. Sinoenergy Holding owns all of the registered capital of Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”), a wholly owned foreign enterprise (“WOFE”) registered under laws of the People’s Republic of China (the “PRC”). Sinoenergy Holding had no business other than its ownership of Sinogas. As a result of this transaction, Sinoenergy Holding and its subsidiary, Sinogas, became subsidiaries of Sinoenergy and the business of Sinogas became the business of Sinoenergy.

·
An agreement with Sinoenergy’s principal stockholders, who were the former principal stockholders of Franklyn before the reverse acquisition, pursuant to which the Company purchased 1,652,500 shares of common stock for $213,525, using the proceeds of the financing as described below.

·
In connection with the acquisition of Sinoenergy Holding, the Company entered into a securities purchase agreement, as amended on July 6, 2006, and the Company issued and sold, for $3,700,000, 6% convertible notes in the principal amount of $3,700,000, 195,044 shares of common stock, and warrants to purchase 3,171,429 shares of common stock at $1.70 per share, 3,171,429 shares of common stock at $2.40 per share and 3,171,429 shares of common stock at $3.50 per share. The conversion price of the notes and the exercise price of the warrants were subject to adjustment. The $3.50 warrants expired unexercised on December 31, 2006. The convertible notes were automatically converted into 2,846,154 shares of Series A preferred stock on September 28, 2006 when the Company amended its articles of incorporation and filed a certificate of designation for the Series A preferred stock. Each share of Series A preferred stock was convertible into one share of common stock. At September 30, 2007, the shares of Series A preferred stock had been converted into 2,846,154 shares of common stock.

Under generally accepted accounting principles, both acquisitions described above are considered capital transactions in substance, rather than business combinations. With respect to such acquisitions, they are equivalent to the issuance of stock by Sinogas for the net monetary assets of Sinoenergy Holding, and the issuance of stock by Sinoenergy Holding for the net monetary assets of Sinoenergy. Each transaction was, in essence, a recapitalization, and was accounted for as a change in capital structure. The accounting for the acquisitions is identical to that resulting from a reverse acquisition, and no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements in the Sinoenergy/Sinoenergy Holding acquisition of the “legal acquirer”, Sinoenergy, are those of the “accounting acquirer”, which is Sinogas. The accompanying financial statements reflect the recapitalization of the shareholders’ equity section as if the transactions occurred as of the beginning of the first period presented. Earnings per share are restated for all periods presented to reflect this recapitalization.

(b) Issuance of Senior Notes and Senior Convertible Notes

On September 28, 2007, pursuant to a note purchase agreement (the “Note Purchase Agreement”) dated September 1, 2007, among the Company and Abax Lotus Ltd. and CCIP Petrol Limited, the investors purchased the Company’s 12% Guaranteed Senior Notes due 2012 in the principal amount of $16,000,000 and 3.0% Guaranteed Senior Convertible Notes due 2012 in the principal amount of $14,000,000. On October 8, 2007, the Company received the net proceeds from the sale of the notes of $29,840,000. This amount was shown as note subscription receivable on the balance sheet at September 30, 2007. See Note 16 for additional information with respect to these financing transactions.

(c) Reverse Split

The Company amended its articles of incorporation on June 17, 2008 by a certificate of change. The certificate of change effected a one-for-two reverse split on the common stock and reduced the Company’s authorized shares from 100,000,000 shares of common stock to 50,000,000 shares without changing the par value. This reverse stock split became effective on July 9, 2008. Share and per share information in these financial statements retroactively reflects the reverse split for all periods presented.

(d) Change of Fiscal Year

The Company changed its fiscal year end to September 30. The Company has filed a Form 10-KSB for the transitional period from January 1, 2007 to September 30, 2007. The fiscal year ending September 30, 2008 will be the Company’s first full fiscal year ending on September 30.

(e) Subsidiaries of the Company

Company	Ownership %	Fiscal Year Acquired	Accounting method	Business activities
Sinogas	100%	1994	Consolidated	Production of Compressed Natural Gas facilities, technical consulting in CNG construction, manufacturing of CNG vehicle conversion kit
Yuhan	100%	2005	Consolidated	Manufacturing of customized pressure containers
Wuhan Sinoenergy	90%	2006	Consolidated	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits
Pingdingshan Sinoenergy	90%	2006	Consolidated	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits
Jiaxing Lixun	100%	2007	Consolidated	Design and manufacturing of electric control devices for alternative fuel
Hubei Gather	55%	2007	Consolidated	Construction and operating of natural gas processing plants
Xuancheng Sinoenergy	100%	2007	Consolidated	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits
Jingrun	100%	2007	Consolidated	Design and manufacturing of petroleum refinery equipment and petroleum machinery
Qingdao Sinoenergy	100%	2007	Consolidated	Manufacturing and installation of general machinery equipment
Anhui Gather	45%	2007	Equity	Construction and operating of natural gas processing plants

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 Regulation S-B. In the opinion of management, the consolidated financial statements reflect all adjustments (including normal recurring adjustments) considered necessary for a fair presentation of the Company’s results of operations and financial position as of and for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. These consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements included in the Company’s Form 10-KSB Annual Report for the transition period ended September 30, 2007.

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Sinoenergy Corporation and its wholly owned subsidiaries and majority owned subsidiaries as to which it exercises control. Intercompany transactions and balances have been eliminated in consolidation.

Minority Interest

Minority interest refers to the percentage of a consolidated subsidiary which is not wholly-owned by the Company. The Company records the minority interest portion of any related profits and losses in consolidation.

Long-term Investments

Investments in entities in which the Company owns more than 20% but less than 50% of the equity and does not have the ability to control, but has the ability to exert significant influence, are accounted for using the equity method, resulting in the recognition of gain or loss with respect to the operations of such entities based on the Company’s equity interest during the respective period.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation and the allowance for doubtful accounts and other receivables, asset impairment, valuation of warrants and options and inventory valuation. Actual results could differ from those estimates.

Goodwill

Goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired and is tested for impairment at least annually unless circumstances or events indicate an impairment test is required. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then goodwill is written down to the implied fair value of goodwill through a charge to operations. Because quoted market prices are not available for the Company’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses, including comparable companies, comparable transactions and premiums paid. The goodwill on the Company’s financial statements was a result of the transactions pursuant to which the Company acquired Yuhan, Jiaxing Lixun and Xuancheng Sinoenergy, and relates to the pressure container, vehicle conversion kits, and CNG station operation reporting segments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of June 30, 2008 and September 30, 2007, the Company did not have any cash equivalents.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. When circumstances related to customers change, estimates of the recoverability of receivables are further adjusted.

Inventories

Inventories are comprised of raw materials, work in process, finished goods and low value consumable articles. Amounts are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average cost basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets.

The estimated useful lives are as follows:

Buildings and facilities	20 years
Machinery and equipment	8 years
Motor vehicles	10 years
Office equipment and others	5 to 8 years

The gain or loss on disposal of property, plant and equipment is the difference between the proceeds from disposition and the carrying amount of the relevant assets, and, if any, is recognized in the statements of operations.

Intangible Assets

Intangible assets, representing patents, technical know-how, and acquired and land use rights, are stated at cost less accumulated amortization and impairment losses. Amortization is calculated on the straight-line method over the estimated useful lives of the assets, which range from 10 to 50 years.

There is no private ownership of land in the PRC. The government owns all land in China and the government grants land use rights, which are a transferable right to use the land. The land use rights are recorded as intangible assets.

Impairment of Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (“SFAS No. 144”), impairment of assets is monitored on a periodic basis, and is assessed based on the undiscounted cash flows expected to be generated by the underlying assets. In the event that the carrying amount of assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value.

Capitalization of Interest

The Company capitalizes interest cost incurred during the period required to complete the asset. The interest rate for capitalization is based on the rates on the Company’s outstanding borrowings. A weighted average interest rate is used to determine the amount of interest to capitalize.

The Company capitalized $542,847 and $1,334,847 of interest during the three months and nine months ended June 30, 2008, respectively. Interest capitalized is recorded as an increase to construction in progress. The Company did not capitalize any interest during the three months or nine months ended June 30, 2007.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer, including factors such as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

The Company recognizes product sales generally at the time the product is shipped. CNG construction and building technical consulting service revenue is recognized on the percentage of completion basis. Revenue is measured by reference to the proportion of construction work completed to the total estimated work according to reports provided by the technical department of the Company, and simultaneously, the cost is recognized based on total contracted cost and the completion basis. Receivables and payables are recorded accordingly. Revenue is presented net of any sales tax and value added tax.

Value added tax (“VAT”) is collected from customers by the Company on behalf of the PRC tax authorities and is not recorded as income or expense in the consolidated statements of operations.

Warranty Reserves

Warranty reserves represent the Company’s obligation to repair or replace defective products under certain conditions.  The estimate of the warranty reserves is based on historical experience.  Based on experience and industry practice, the Company has established a warranty reserve rate of 0.2 % of gross sales. The Company periodically reviews this rate and revises it as necessary.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has reviewed the differences between the tax basis under PRC tax laws and financial reporting under US GAAP. Temporary differences, resulting in deferred tax assets or liabilities, have been recognized in the financial statements.

Advertising, Shipping and Handling Costs

Advertising costs, which were not significant in 2008 or 2007, are included in selling expenses. Shipping and handling costs are included in cost of sales for inventory and in selling expenses for customer sales.

Foreign Currency Translations

The Company’s functional currency is Renminbi (“RMB”) and its reporting currency is U.S. dollars. The Company’s balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and operating accounts are translated using the average exchange rate prevailing during each quarter. Equity accounts are translated using the historical rate as incurred. Translation gains and losses are deferred and accumulated as a component of accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts receivable, related party and other receivables, accounts payable, other payables and accrued expenses, it has been assumed that the carrying amounts approximate fair value because of the short- term maturities of such obligations.

Stock-Based Compensation

The Company may issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs. The Company has adopted SFAS No. 123R, “Share-Based Payment,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with SFAS No. 123R, the cost of stock options and warrants issued to employees and non-employees is measured at the grant date based on the fair value. The Company utilizes the Black-Scholes option pricing model to determine fair value. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its debtors, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

The Company maintains its cash accounts with major banks in China, which do not provide deposit insurance.

Earnings per Share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The calculation of diluted weighted average common shares outstanding for the three months and nine months ended June 30, 2008 and 2007 is based on the average of the closing price of the Company’s common stock during such periods, and is applied to options and warrants using the treasury stock method to determine if they are dilutive. The common stock issuable upon conversion of the convertible preferred stock and convertible notes payable is included on an “as if converted” basis when the preferred stock and convertible notes are dilutive. For the nine months ended June 30, 2008, 2,735 shares issuable pursuant to convertible notes payable were excluded from the fully diluted calculation as they were anti-dilutive for that period.

The following table is a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented (amounts in thousands, except per share data):

	Three Months Ended June 30,
	2008			2007
		Weighted			Weighted
	Net	Average		Net	Average
	Income	Shares	Per Share	Income	Shares	Per Share

Net income per share - basic	$4,016	15,709	$0.26	$1,946	13,890	$0.14
Effect of dilutive securities:
Convertible notes payable	635	2,735		—	—
Options and warrants		1,175		—	572
Convertible preferred stock					117
Net income per share - diluted	$4,651	19,619	$0.24	$1,946	14,579	$0.13

	Nine Months Ended June 30,
	2008			2007
		Weighted			Weighted
	Net	Average		Net	Average
	Income	Shares	Per Share	Income	Shares	Per Share

Net income per share - basic	$9,178	15,709	$0.58	$3,412	9,981	$0.34
Effect of dilutive securities
Convertible notes payable	—	—		—	—
Options and warrants		1,241		—	1,441
Convertible preferred stock					1,839
Net income per share - diluted	$9,178	16,950	$0.54	$3,412	13,261	$0.26

Comprehensive Income (Loss)

The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income or loss to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company’s only component of other comprehensive income is foreign currency translation gain of $1422,000 and $177,000 for the three months ended June 30, 2008 and 2007, respectively, and $5,155,000 and $374,000 for the nine months ended June 30, 2008 and 2007, respectively. This foreign currency translation gain has been recorded as a separate component of stockholders’ equity.

Reclassification

Certain amounts have been reclassified from their presentation in 2007 to conform to the current year’s presentation. Such reclassification did not have any effect on total assets, total liabilities, income from operations or net income.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year beginning October 1, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year beginning October 1, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, will be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) makes significant amendments to other Statements and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provides guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of SFAS No. 141(R) will affect how the Company accounts for a business combination concluded after September 30, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”), which revises the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently as equity transactions, (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary being measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment, and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company has not yet determined the affect on its consolidated financial statements, upon adoption of SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 131. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company has not yet determined the affect on its consolidated financial statements, if any, upon adoption of SFAS No. 161.

3. Account Receivables and Allowance for Doubtful Receivables

Details of the allowance for doubtful receivables deducted from accounts receivable are as follows (dollars in thousands):

	June 30, 2008(Unaudited)	September 30, 2007

Accounts receivable	$20,098	$6,105
Notes receivable-bank acceptance	130	—
Less: allowance for doubtful accounts	(308)	(278)

Balance	$19,920	$5,827

4. Other Receivables and Allowance for Doubtful Receivables

Details of the allowance for doubtful receivables deducted from other receivables are as follows (dollars in thousands):

	June 30, 2008 (Unaudited)	September 30, 2007

Other receivables	$11,954	$3,800
Less: allowance for doubtful accounts	(15)	(46)

Balance	$11,939	$3,754

Other receivables from third parties at June 30 2008 include $1,507,420 due from Shanghai CNPC for a short term unsecured loan; $218,678 due from Beijing Boken Compressor for a short term unsecured loan; a $1,179,323 deposit for CNG transportation vehicle rental; and $7,642,758 due from Greka for the sales of HK Power, which is received on July 4, 2008.

The balance at September 30, 2007 also includes a $1,946,530 unsecured loan to Qingdao Jingrun General Machinery Company (“Jingrun”), which was repaid on November 29, 2007, and $532,566 due from CNPC Xingxing Energy for an unsecured loan.

5. Due from Related Parties

	June 30, 2008 (Unaudited)	September 30, 2007
Accounts receivable		$169
Other receivables	$42	$332

Balance	$42	$501

The balance of accounts receivable as of September 30, 2007 includes receivables from Kangtai, the minority shareholder of Yuhan, for sales made by Kangtai on behalf Yuhan of $169,030.

The balance of other receivables as of September 30, 2007 includes $186,431 from an unsecured loan due from Kangtai, the minority shareholder of Yuhan, and $145,595 rental fee receivable from Kangtai.

6. Deposits and Prepayments

The balance at June 30, 2008, primarily represents prepayments of $2,508,205 to suppliers for purchases of raw material for CNG truck trailer manufacturing; $324,411 for the CNG construction; and a $597,720 deposit for CNG transportation vehicle rental.

The balance at September 30, 2007, primarily represents prepayments of $2,795,000 to raw material suppliers and service providers for routine manufacturing and CNG station operations.

7. Other Long-Term Assets

The balance at June 30, 2008 represents prepayments for long-lived assets. The balance mainly consists of the following prepayments:

(a)	$3,081,046 for CNG station equipment. This equipment will be used to construct CNG filling stations as long-term fixed assets;
(b)	$2,801,306 for land rental for CNG station building and operation;

(c)	$750,000 to Hong Kong China New Energy Development Investment Co. Ltd. as an advance for the purchase of 400 million cubic meters natural gas quota from Sinopec.

The balance at September 30, 2007 represents prepayments for long-lived assets. The balance mainly consists of the following prepayments:

(a)	$3,962,701 for CNG station equipment;
(b)	$4,087,175 for acquisition 100% of the equity of Jingrun;

(c)	$750,000 to Hong Kong China New Energy Development Investment Co. Ltd. as an advance for the purchase of 400 million cubic meters natural gas quota from Sinopec;
(d)	$732,278 to Shanghai CNPC Enterprises for 70% equity purchase of Xuancheng Sinoenergy Vehicle Gas Company;

(e)	$66,570 to Mr.Fuqing Zhu for his five year consulting service agreement with the Company from April 2007 to April 2012.

8. Inventories

 Inventories at June 30, 2008 and September 30, 2007 are summarized as follows (dollars in thousands):

	June 30, 2008 (Unaudited)	September 30, 2007

Raw materials	$2,718	$1,936
Work in progress	1,819	538
Finished goods	894	426
Low value consumables	5	1

Total	$5,436	$2,901

9. Long-Term Investments

Anhui Gather

Anhui Gather was incorporated on March 23, 2007, with Hong Kong China New Energy Development Investment Co. Ltd. owning a 55% equity interest and Tianjin Green Fuel (“Green Fuel”) owning a 45% equity interest. On July 4, 2007, the Company purchased a 45% equity interest in Anhui Gather from Green Fuel for $2,750,000, of which $844,330 was to be paid to Green Fuel for capital paid and its costs incurred in obtaining the right to receive 200 million cubic meters of natural gas from Sinopec, and $1,905,670 to be paid to Anhui Gather as a capital contribution. As of June 30, 2008, the Company has paid $844,330 to Green Fuel and contributed $439,097 in paid-in capital to Anhui Gather, for a total of $1,283,427, and has recorded an investment loss of $40,419 under the equity method for the 9-month ended June 30, 2008. As of June 30, 2008, Anhui Gather is in the development stage and has not yet commenced operations.

Hong Kong Giant Power International Investment Ltd.

Hong Kong Giant Power International Investment Ltd is a holding company that, through its four subsidiaries, specializes in investing in CNG in China. On January 24, 2008, the Company acquired all of the equity of Hong Kong Giant Power International Investment Ltd. (“HK Power”) from its shareholders, who were unrelated to the Company. The acquisition cost was RMB64 million (equivalent to $8,865,713 at the date of acquisition) in cash, In June 2008, the Company signed an equity transfer agreement with an unrelated party to sell its 100% equity interest in HK Power for $10.68 million, which the Company received the first payment on June 24, 2008 and the second payment on July 4, 2008 respectively. The Company recorded a gain of $1,737,955 on the sale of its interest, which the Company recorded as a line item in other income (expense) in the statement of operations.

Sinogas

On April 24, 2008, Sinogas entered into an agreement with five investors pursuant to which the investors agreed to invest RMB 116,760,000 (approximately $16,819,360) in Sinogas to increase its registered capital. As a result of the transaction, the Company, through Sinoenergy Holding, will own a 75.05% equity interest in Sinogas, Jiaxing Li Ou will own a 3.95% equity interest in Sinogas, and the investors will own a 21% equity interest in Sinogas. The sale of the equity interest contemplated by the agreement is subject to government approval, which is currently pending.

The Company has received $14,590,000 from the investors in anticipation of government approval. In the event that the government approval is not obtained, the Company will be required to refund the payment to the investors. As a result, this payment to the investors is reflected as “Payable to investors in subsidiary” on the balance sheet. Upon receipt of government approval, this transaction will be accounted for as sale of the subsidiary’s shares and a minority interest, and the Company will calculate the gain or loss on sale of the shares when the final approval is received based on operations of the subsidiary to the date of the approval.

The dollar equivalents of the payments designated in RMB are based on the currency exchange rate of RMB7.00 per US$1.00, which was the exchange rate on April 14, 2008. Since the payments are made in RMB, the value in United States dollars is provided for information purposes only. The issuance of the equity interest in Sinogas to the investors will result in a gain or loss that will be included in the Company’s statement of operations, the characterization and amount of which will be determined at the date that the transaction is completed and the equity is issued.

10. Property, Plant and Equipment

As of June 30, 2008 and September 30, 2007, property, plant and equipment consist of the following (dollars in thousands):

	June 30, 2008 (Unaudited)	September 30, 2007
Cost
Buildings and facility	$4,269	$3,173
Machinery equipment	4,642	1,501
Motor vehicles	821	621
Office equipment and other	287	180
Construction in process	16,470	3,879
Total	26,489	9,354

Accumulated depreciation	(1,494)	(966)

Net Book Value	$24,995	$8,388

11. Intangible Assets

As of June 30, 2008 and September 30, 2007, intangible assets consist of the following (dollars in thousands):

	June 30, 2008 (Unaudited)	September 30, 2007
Cost
Patent and technology know-how	$379	$350
Land use rights	32,716	18,856
Total	33,095	19,206

Accumulated amortization	(2,213)	(675)

Net book value	$30,882	$18,531

Patents and technology know-how is being amortized over 10 years through September 2014. Included in the cost of patent and technology know-how is $91,000, which represents the technical know-how purchased, while $226,000 represents the technical know-how contributed from Kangtai (minority shareholder) when Yuhan was incorporated. An additional $42,000 represents the patent and know-how of Jiaxing Lixun.

The land use right represents four parcels of land purchased by the Company, which are held by Sinogas, Jingrun, Xuancheng, Qingdao Sinoenergy and Jiaxing Lixun. The land use rights are being amortized over the following periods for which they are transferable and renewable:

Owner	Cost	Term
Land use right owned by Sinogas	$20,647	50 years from May 2007
Land use right owned by Jingrun	5,198	50 years from December 2007
Land use right owned by Xuancheng Sinoenergy	948	50 years from June 2008
Land use right owned by Qingdao Sinoenergy	5,557	(1)
Land use right owned by Jiaxing Lixun	366	50 years from June 2008
Total	$32,716

(1) These land use rights have not yet been transferred to the Company. The Company has applied to the applicable government agency and is awaiting government approval. The transfer will be made upon receipt of government approval. The Company believes that the approvals will be obtained.

The land use right owned by Sinogas represents two parcels of land located in the central portion of Qingdao City, on which Sinogas and Yuhan’s offices and manufacturing facilities are located. The land use right was purchased by the Company from Beijing Sanhuan, the predecessor shareholder of Sinogas, for a price of RMB160 million, equivalent to US$22.80 million based on the current exchange rate. The land is being amortized from May 2007 over a 50-year term. On March 1, 2008, Sinogas entered into a land lease agreement with Qingdao Mingcheng Real Estate Co., Ltd. (“Qingdao Mingcheng”), an unrelated party, for a term of three years beginning in January 2008 and expiring on December 31, 2010, for a price of RMB40 million per year, equivalent to approximately $5.7 million per year based on the current exchange rate. The lease also gives Qingdao Mingcheng a right of first refusal to purchase the property at a value to be negotiated if Sinogas proposes to sell the property during the term of the lease.

On December 15, 2007, the Company purchased all of the equity of Jingrun, whose sole asset is the land use right and construction in progress, for approximately RMB60 million ($8.5 million based on the current exchange rate). The cost of the land use right paid by the Company was approximately RMB35 million ($4.99 million based on the current exchange rate.) The land is being amortized from the beginning of calendar year 2008 over a 50-year term.

The land use right owned by Xuancheng was purchased by the Company from Shanghai CNPC Enterprises Group at a price of RMB6.5 million ($926,058 based on the current exchange rate). The Company has paid the purchase price, and obtained the title deed for the land.

On January 4, 2008, the Company purchased all of the equity of Qingdao Shan Yang Tai Chemistry Resources Development Co., Ltd. (“QDSY”), whose sole asset is the land use right and construction in progress,  for approximately RMB43 million. The cost of the land use right paid by the Company was approximately RMB30 million ($4.31 million based on the current exchange rate.) The land is being amortized from the beginning of calendar year 2008 over a 50-year term.

In June 2008, Jiaxing Lixun acquired new land for $366,000, which will be used for construction of a new plant.

12. Goodwill

The amount of goodwill in the consolidated financial statements at June 30, 2008 and September 30, 2007 is as follows (dollars in thousands):

Transactions	June 30, 2008 (Unaudited)	September 30, 2007

Purchase of an additional 35% interest in Yuhan	$676	$676
Purchase of 90% equity in Jiaxing Lixun	646	53
Purchase of a 70% equity in Xuancheng Sinoenergy	29	—

Total	$1,351	$729

On May 25, 2006, the Company and Qingdao Kangtai Machinery Equipment Manufacture Co. Limited (“Kangtai”) formed Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (“Yuhan”), in which the Company held a 55% interest and Kangtai held a 45% interest. In August 2006, the Company entered into an agreement to acquire the remaining 45% interest for a purchase price of approximately $1.5 million, which was payable in installments. The agreement, as amended, gave the company the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 for approximately $640,000. The consolidated balance sheet reflects goodwill of $676,000, which represents the excess of the purchase price for 35% of Yuhan’s equity over 35% of Yuhan’s tangible assets at date of acquisition. In January 2008, the Company paid the remainder of the purchase price and now owns 100% of Yuhan. As of June 30, 2008, the Company’s financial statements reflect a 100% ownership of Yuhan.

In March 2007, the Company purchased a 60% interest in Jiaxing Lixun Automotive Electronic Co, Ltd (“Lixun”) from its shareholders, for a total cash payment of $310,310. The consolidated balance sheet at September 30, 2007 reflects goodwill of $52,385, which represents the excess of the purchase price over the tangible assets of Lixun at the date of acquisition. In July 2007, the shareholders provided a further contribution to capital of $700,000 which increased the Company’s interest to 70%. In May 2008, the Company purchased the remaining 30% interest with a total cash payment of $1,144,852, including goodwill of $593,047. As of June 30, 2008, the company’s financial statements reflect a 100% ownership of Lixun

Xuancheng Sinoenergy was established on March 26, 2007. Upon incorporation, Shanghai CNPC owned a 70% interest and Sinogas owned a 30% interest. On November 6, 2007, the Company purchased the 70% equity interest owned by Shanghai CNPC for $958,000. The consolidated balance sheet as of June 30, 2008 reflects goodwill of $28,614, which represents the excess of the purchase price over the tangible assets of Xuancheng at the date of acquisition.

The Company monitors the impairment of goodwill on a continuous basis. As of June 30, 2008, there were no indications that the carrying amount of the goodwill was impaired.

13. Short Term Bank Loans

The following table summarizes the contracted short-term borrowings between the banks and the Company as of June 30, 2008 (dollars in thousands):

Bank Name	Purpose	Borrowing Date	Maturity date	Annual Interest Rate	Amount
Bank of Communication	Working Capital	14-Aug-2007	14-Aug-2008	7.29%	5,831
Bank of Communication	Working Capital	9-Sep-2007	9-Sep-2008	7.29%	5,832
Total					$11,663

The following table summarizes the contracted short-term borrowings between the banks and the Company as of September 30, 2007 (dollars in thousands):

Bank Name	Purpose	Borrowing Date	Maturity date	Annual Interest Rate	Amount
Shenzhen Development Bank	Working Capital	27-Nov -2006	27-Nov -2007	5.58%	$863
CITIC Bank	Working Capital	29-March-2007	29-March-2008	7.02%	666
Bank of Communication	Working Capital	30-April-2007	30-April-2008	6.39%	2,662
Bank of Communication		14-Aug-2007	14-Aug-2008	7.29%	5,326
Bank of Communication	Working Capital	9-Sep-2007	9-Sep-2008	7.29%	5,326
Total					$14,843

The Company repaid the short term bank loans as scheduled.

14. Other Payables

Other payables to third parties at June 30, 2008 primarily consist of (i) $1,364,656 payable for the acquisition of Qingdao Shan Yang Tai; (ii) $1,494,777 payable for the acquisition of HK Power; (iii) $1,314,090 for an unsecured loan payable to Hubei Yinghua; and (iv) $867,416 of taxes payable.

Other payables to third parties at September 30, 2007 primarily consist of $145,500 payable for professional fees, and $928,166 payable for value added tax, business tax and other surtaxes.

15. Due to Related Parties

Other payables to related parties at June 30, 2008 primarily consist of $2,167,535 payable to Beijing Sanhuan for the balance of the purchase price of the land use right; and $3,717 payable to Kangtai for the unsecured loan.

Other payables to related parties at September 30, 2007 includes $3,235,671 payable to Beijing Sanhuan for the balance of the purchase price of the land use right; $310,664 payable to Kangtai for the unpaid portion of the 35% acquisition of the equity of Yuhan by the Company; $44,895 payable to Xuancheng Sinoenergy for an unsecured loan; $67,000 payable for a know-how fee payable to Beijing Sanhuan; $1,331 payable due to Mr. Guiqiang Shi, a stockholder of Kangtai; and $19,128 due to Mr. Tanzhou Deng, the chairman of the Company.

16. Advances from Customers

Advances from customers at June 30, 2008 and September 30, 2007 consist primarily of advances received for future sales.

17. Income Taxes Payable

Pursuant to the PRC income tax laws, the Company’s PRC subsidiaries are generally subject to enterprise income tax at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Beginning January 1, 2008, the Company’s PRC subsidiaries are generally subject to enterprise income tax at a statutory rate of 25%.

As PRC subsidiaries that qualify as wholly foreign owned manufacturing enterprises, Sinogas, Yuhan and Jiaxing Lixun were granted tax preferences. Sinogas and Yuhan are entitled to a 100% enterprise income tax exemption for calendar years 2006 and 2007 and a 50% enterprise income tax exemption for the following three years (2008 through 2010). Jiaxing Lixun is entitled to a 100% tax exemption from August 2007 through 2008 and a 50% enterprise income tax exemption for the following three calendar years (2009 through 2011).

Under the current tax laws of the PRC, the Company’s PRC subsidiaries, Wuhan Sinoenergy and Pingdingshan Sinoenergy will each be entitled to a two-year 100% tax exemption followed by three years of a 50% tax exemption once they become profitable.

No provision for United States or other overseas tax is made as Sinoenergy Corporation and Sinoenergy Holding Limited are both investment holding companies, and have no taxable income in the United States or the British Virgin Islands for the three months and nine months ended June 30, 2008 and 2007.

The reconciliation between the income tax computed at the United States statutory tax rate and the Company’s provision for income tax is as follows:

	Three months ended June	Three months ended June
	30, 2008	30, 2007
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC Enterprise Income Tax	25%	33%
Tax holiday granted to the subsidiaries in PRC	(20)%	(33)%
Effective tax rate	5%	—%

	Nine months ended June	Nine months ended June
	30, 2008	30, 2007
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC Enterprise Income Tax	25%	33%
Tax holiday granted to the subsidiaries in PRC	(20)%	(33)%
Effective tax rate	5%	—%

In accordance with the relevant tax laws and regulations of PRC, the corporation statutory income tax rate is 25%. However, the Company’s subsidiaries have been granted has exemption’s from all or part of the corporate income tax for various periods. The pro forma effect of this exemption is as follows:

	Nine months ended June 30, 2008	Three months ended June 30 , 2008	Nine months ended June 30, 2007	Three months ended June 30 , 2007

Statutory income tax rate	25%	25%	25%	25%

Estimated exempted income tax rate	5%	5%	-%	-%

Income tax exemption	$2,092	$1,016	$684	$419

Per share effect of tax exemption	$0.13	$0.06	$0.07	$0.03

18. Long Term Notes Payable

On September 1, 2007, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) pursuant to which two investors agreed to purchase the Company’s 12% guaranteed senior notes due 2012 in the principal amount of $16,000,000 and 3.0% guaranteed senior convertible notes due 2012 in the principal amount of $14,000,000. The convertible notes were initially convertible into common stock at an initial conversion price of $6.34 per share, which represents a 25% premium of the 30 trading days volume weighted average price ending August 31, 2007. The conversion price has been reduced to $5.125 as described below.

The closing pursuant to the Note Purchase Agreement occurred on September 28, 2007, and the Company received the net proceeds from the financing on October 8, 2007. In addition, the Company’s chief executive officer and its chairman, both of whom are directors, executed non-competition agreements with the Company.

The Company paid the investors an arrangement fee of $160,000, which was deducted from the proceeds payable to the Company.

The convertible notes were issued pursuant to an indenture between the Company and with DB Trustees (Hong Kong) Limited, as trustee. The convertible notes are due in September 2012 and bear interest at the stated interest rate of 3% per annum. Although the stated interest rate is 3% per annum, if the convertible notes are not redeemed or converted or purchased and cancelled by the maturity date, the Company is required to redeem the convertible notes at the amount which results in a yield to maturity of 13.8% per annum, net of interest previously received, plus any interest accrued on overdue principal (and, to the extent lawful, on overdue interest) and premium, if any, at a rate which is 3% per annum in excess of the rate of interest then in effect. As a result, the Company is accruing interest at the rate of 13.8% per annum. Since the Company is only required to pay interest currently at the interest rate of 3%, the remaining 10.8% interest rate is accrued and treated as deferred interest payable. If the convertible notes are converted, the deferred interest payable will be credited to additional paid in capital.

The convertible note indenture requires the Company to offer to purchase the Notes at a price which would generate a 13.8% yield if either of the following events shall occur:

•
The occurrence at any time after the Company’s common stock is listed on the Nasdaq Stock Market of any event in connection with which all or substantially all of the Company’s common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock or other equity securities listed on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities prices.

•
At any time after the Company’s common stock is listed on the Nasdaq Stock Exchange, the common stock is neither listed for trading on a United States national or regional securities exchange or the Nasdaq Stock Market.

•	Trading in the Company’s common stock on any exchange or market has been suspended for ten or more consecutive trading days.

The indenture also requires the Company to pay additional interest as follows:

•
At the rate of 3.0% per annum if the Company has not obtained a listing of its common stock on the Nasdaq Global Market or the Nasdaq Capital Market by September 19, 2008 and maintained such listing continuously thereafter as long as the Notes are outstanding.

•	At the rate of 1.0% for each 90-day period in which the Company has failed to comply with the registration obligations under the registration rights agreement.

The holders of the Notes have the right to convert their Notes into common stock at a conversion price of $6.34 per share, subject to adjustment. In June 2008, as a result of the provisions of the indenture that provided for an adjustment in the conversion price based on the market price as of March 23, 2008 and pursuant to a supplemental indenture dated as of June 23, 2008, the conversion price was reduced to $2.5625, which is subject to adjustment. The provisions for adjustment in the conversion price include adjustments for the following.

•	A stock distribution or dividend, a reverse split or combination of shares and the distribution of shares, warrants, assets or indebtedness to our stockholders;

•
A sale of common stock at a price, or the issuance of options, warrants or other convertible securities with an exercise or conversion price, which is less than the conversion price at the time, subject to limitations provided in the investor rights agreement; and

•
An adjustment based on the volume weighted average price of the common stock on September 28, and March 28, of each year during the term of the notes, commencing March 28, 2008, such that if the volume weighted average price of the common stock for the 15 trading days preceding the applicable September 28 or March 28 is made is less than the conversion price then in effect, then the conversion price is reduced to the greater of the volume weighted average price or $4.20 per share; and

•
An adjustment based on the Company’s failure to have consolidated net income, as defined in the indenture, of $7.5 million for 2007, $14.0 million for 2008 and $22.5 million for 2009, or the equivalent in RMB. The investors have waived the right to any adjustment based on 2007 net income.

 If the Company’s consolidated net income does not reach the stated level for 2008 or 2009, the conversion rate, which is the number of shares of common stock issuable upon conversion of $100,000 principal amount of convertible notes, shall be adjusted in accordance with the following formula. Conversion rate then in effect + [(A x B)/ C], where

A = the total number of shares of common stock issued and outstanding on a fully-diluted basis at the date of determination of such adjustment;

B = 3% expressed as a decimal; and

C = the aggregate principal amount of the Notes issued on the Issue Date divided by $100,000.

The conversion price is determined by dividing $100,000 by the conversion rate. The initial conversion rate is 15,773 shares of common stock for each $100,000 principal amount of convertible notes.

Net income, for purposes of this computation, is defined to mean “net income” determined in accordance with GAAP consistently applied, after deducting “income tax expense” and the amount, if any, for minority interest that may arise, but without adding any “other comprehensive income” or any extraordinary income; provided that the calculation of “net income” for the purposes of this definition shall not include any non-cash expense incurred at any time in connection with the issuance of shares of Common Stock pursuant to (i) non-cash charges associated with any original issue discount on the notes or the potential issuance of shares of common stock pursuant to the terms of the indenture, (ii) the additional payments that are due if the common stock is not listed on the Nasdaq Global Market or Nasdaq Capital Market by September 19, 2008, (iii) any adjustment resulting from a reduction in the conversion price as a result of the volume weighted average price or the failure to meet the earnings targets, and (v) the Company’s stock option plans and employee stock purchase plans and which have been approved by the Company’s board of directors so long as such issuances in the aggregate do not exceed five percent (5%) of the issued and outstanding common stock immediately prior to such issuance or grants.

The investors have waived the right to an adjustment in the conversion rate for 2007. The following table sets forth a computation of the resulting conversion price if (a) the target levels are not met for both 2008 and 2009, (b) the number of fully diluted shares of common stock (other than shares issuable upon conversion of the convertible notes) through the end of 2009, and (c) none of the notes are converted. Any change in any of these components will affect the amount of any adjusted conversion rate and conversion price.

	Conversion Rate	Conversion Price	Conversion Rate	Conversion Price
Year	Beginning of Year*	Beginning of Year	As Adjusted	As Adjusted
2008	19,512	5.125	23,814	4.199
2009	23,814	4.199	28,245	3.540

*The conversion rate at the beginning of the year has been adjusted to reflect the adjustment made pursuant to the indenture as supplemented by a supplemental indenture dated as of June 23, 2008.

If the Company’s common stock is not listed on the Nasdaq Global Market or the Nasdaq Capital Market by September 19, 2008, the Company is required to pay by September 28, 2008, an additional payment on each convertible note in the amount of 3.3% of the principal amount of such note. The Company has complied with this requirement.

The senior notes mature on September 28, 2012. The Company is required to make mandatory prepayments on the senior notes on the following dates and in the following amounts:

Date	Principal Amount
March 28, 2010	$2,000,000
September 28, 2010	$2,000,000
March 28, 2011	$4,000,000
September 28, 2011	$4,000,000
March 28, 2012	$2,000,000

Commencing September 28, 2008, the Company may redeem the senior notes at the following percentage of the principal amount:

Twelve Months Commencing September 28,	Percent of Principal
2008	108.0%
2009	106.0%
2010	104.0%
2011 and thereafter	100.0%

The indentures for both the convertible notes and the senior notes have certain covenants, including the following:

•
If the Company sells assets and does not reinvest the proceeds in its business within 180 days (270 days in the case of a sale of real property), to the extent that such proceeds not so reinvested exceed $5,000,000, the Company is required to offer the holders of the notes the right to have the Company use such excess proceed to purchase their notes at the principal amount plus accrued interest..

•
If there is a change of control, the Company is required to offer to repurchase the notes at 103% of the principal of the note, plus accrued interest. A change of control will occur if Bo Huang or Tianzhou Deng own less than 25% of the voting power of the Company’s voting stock or, with certain exceptions, a merger or consolidation or sale of substantially all of the Company’s and its subsidiaries’ assets.

•
The Company is restricted from incurring additional debt unless, after giving effect to the borrowing, (i) the fixed charge coverage ratio would be greater than 2.75 to 1.00 for the first year and 3.5 to 1.0 if the debt is incurred thereafter, and (ii) the leverage ratio would not exceed 4.25 to 1.00 for the first year and 3.75 to 1.00 if the debt is incurred thereafter, provided, that the certain subsidiaries may continue to maintain debt under credit facilities of not more than $15,000,000 for the first year and $10,000,000 thereafter, and may incur purchase money indebtedness. The fixed charge coverage ratio is the ratio of the Company’s earnings before interest, taxes, depreciation and amortization, which is generally known as EBITDA, to consolidated interest expense, as defined. Leverage ratio means the ration of outstanding debt to EBITDA, with the interest component being the consolidated interest expense, as defined.

•
The Company is subject to restriction in paying dividends, purchasing its own securities or those of its subsidiaries, prepaying subordinated debt, and making any investment other than any investments in itself and its subsidiaries engaged in the Company’s business and certain other permitted investments.

•	The Company is subject to restrictions on incurring liens.

•
The Company cannot enter into, or permit its subsidiaries to enter into, transactions with affiliates unless it is in writing, in the Company’s best interest and not less favorable to the Company than it could obtain from a non-affiliate in an arms’ length transaction, with any transaction involving more than $1,000,000 requiring audit committee approval and any transaction involving more than $5,000,000 requiring a written opinion from an independent financial advisor.

•
The Company shall maintain, as of the last day of each fiscal quarter, (i) a fixed charge coverage ratio of 1.75 to 1.00 for the first six months, 2.75 to 1.00 for the next six months and 3.0 to 1.00 thereafter, (ii) a leverage ratio of 7.5 to 1.00 through March 31, 2008, 5.0 to 1.00 from April 1, 2008 to September 30, 2008, and 4.5 to 1.00 thereafter, and (iii) a consolidated subsidiary debt to consolidated net tangible asset ratio of not more than 0.2 through September 30, 2008 and 0.15 thereafter. The Company was in compliance with such debt covenants at June 30, 2008.

•
The Company shall make all payments of principal, interest and premium, if any, without withholding or deduction for taxes, and must offer to repurchase the notes if they are adversely affected by changes in tax laws that affect the payments to the holders.

The indentures provide for an event of default in the event that the Company fails to comply with its obligations under the indentures and certain events of bankruptcy or similar relief.

The Company’s obligations are guaranteed by its subsidiaries and are secured by a charge on the stock of Sinoenergy Holding.

The Company also entered into an investor rights agreement, as clarified, pursuant to which, as long as an investor holds at least $2,000,000 principal amount of notes or at least 3% of the issued and outstanding stock:

•	The investor has the right to approve the Company’s annual budget, and the Company cannot deviate by more than 15% of the amount in the approved budget.

•	The Company and its subsidiaries cannot replace or change the substantive responsibilities of the chief executive officer except in the event of his incapacity, resignation or retirement.

•	The Company and its subsidiaries cannot take any action that would result in a change of control, as defined in the indentures.

•
The Company and its subsidiaries cannot change the number of board members or the composition or structure of the board or board committees or delegate powers to a committee or change the responsibilities and powers of any committee.

•
The Company shall, by April 1, 2008, have appointed an independent public accountant from a list of 16 firms provided by the investors, failing which the Company shall pay the investors the sum of $2,500,000 on April 1 of each year in which this condition is not met, and the Company shall not terminate the engagement of such auditor without prior investor approval. The Company has complied with this condition.

•
The investors have a right of first refusal on future financings by us and proposed transfers, with limited exceptions, by Mr. Huang and Mr. Deng. The investors also have a tag-along right in connection with proposed sales by Mr. Huang and Mr. Deng.

The investor rights agreement, as clarified, also provides that (i) the Company will not sell shares of its common stock or grant options or warrants or issue convertible securities with an exercise or conversion price that is less than $0.80 per share, (ii) the minimum conversion price for the convertible debenture would be $0.80 per share, (iii) the holders of the convertible notes may call an event of default if the Company breaches its covenant not to issue shares at a price which is less than $0.80 per share. Thus, the minimum conversion price of the convertible notes is $0.80 per share. However, if the Company increases its authorized common stock, the conversion price would decrease to an amount not less than $0.05 per share. The Company and the investors agreed to use their commercially reasonable efforts to modify the indenture for the convertible notes to reflect these provisions of the investor rights agreement.

Management reviewed the accounting for these transactions and concluded that the conversion option did not constitute an embedded derivative under SFAS No. 133, as the Company has sufficient authorized but unissued shares to meet its maximum share obligations upon conversion, including any reductions in the conversion price. However, the transaction includes a beneficial conversion feature pursuant to EITF 98-5 and 00-27, and the total beneficial conversion feature of $176,656 was charged to additional paid in capital and is being amortized over the life of the notes commencing October 1, 2007.

As a result of the reduction in the conversion price from $6.34 to $5.125, which caused the Company to recorded an additional beneficial conversion feature of $3,360,905 as a discount to the notes and additional paid in capital, which is being amortized as interest expense over the remaining term of the notes commencing April 1, 2008.

Mr. Huang and Mr. Deng are also prohibited from transferring any shares, with limited exceptions, until the investors shall have sold, singly or in the aggregate, more than 5% of the Company’s total outstanding equity on a fully-diluted basis.

From the closing date and as long as long as Abax continues to hold more than 5% of the outstanding shares of common stock on an as-converted basis, (i) Abax shall be entitled to appoint up to 20% of the voting members (or the next higher whole number if such percentage does not yield a whole number) of the Company’s board of directors, and (ii) if the Company fails to meet the net income requirements under the indenture for the convertible notes, Abax has the right to appoint an additional director. The Abax director shall be entitled to serve on each committee of the board, except that, the Abax director shall not serve on the audit committee unless he or she is an independent director. Mr. Huang and Mr. Deng have agreed to vote their shares for the election of the Abax directors. The Company is required to amend its by-laws to provide that a quorum for action by the board shall include at least one Abax director.

The Company is required to prepare and file a registration statement covering the sales of all of the shares of common stock issuable upon conversion of the convertible notes, subject to any limitation required by applicable of Rule 415 of the SEC pursuant to the Securities Act of 1933 and to have the registration statement declared effective by March 28, 2008. In the event that the registration statement has not been declared effective by the SEC on or before March 28, 2008 or if effectiveness of the Registration Statement is suspended at any time other than pursuant to a suspension notice, for each 90-day period during which the registration default remains uncured, the Company is required to pay additional interest at the rate of one percent 1% of the convertible notes, as described above. As of June 30, 2008, the common stock issuable upon conversion of the notes had not been registered under the Securities Act of 1933, as amended.

The Company has accounted for registration rights liquidated damages in accordance with EITF 00-19-2, “Accounting for Registration Payment Arrangements”, and SFAS No. 5, “Accounting for Contingencies”.  Accordingly, the Company recorded $140,000 and $653,333 as an estimate of liquidated damages payable under registration rights agreements for the three months and nine months ended June 30, 2008. The Company will review and adjust this accrual at each subsequent period end.

A reconciliation of the original principal amount of the 12% senior notes to the amounts shown on the balance sheet at June 30, 2008 and September 30, 2007 is as follows (amounts in thousands):

Original amount	$16,000
Less: note discount	(378)
Balance, September 30, 2007	15,622
Less: amortization of beneficial conversion feature	57
Balance, June 30, 2008	$15,679

A reconciliation of the original principal amount of the 3% senior convertible notes to the amounts shown on the balance sheet at June 30, 2008 and September 30, 2007 is as follows (amounts in thousands):

Original amount	$14,000
Less: beneficial conversion feature	(177)
Balance, September 30, 2007	13,823
Less: amortization of beneficial conversion feature	26
Add: interest accrued for guaranteed 13.8% return	378
Add: discount resulting from reset adjustment effective April 1, 2008	(3,361)
Less: amortization of discount resulting from reset	187
Balance, June 30, 2008	$11,053

19. Related Party Relationships and Transactions

The related parties with which the Company had had transactions in the three months and nine months ended June 30, 2008 and 2007, are as follows:

Name of related party	Relationship

Beijing Sanhuan Technology Development Co., Ltd. (Beijing Sanhuan)	Parent company of a subsidiary before November 8, 2005. Legal representative of Beijing Sanhuan was the Company’s CEO before July 2007.
Qingdao Kangtai Machinery Equipment Manufacture Co. Limited (Kangtai)	Minority shareholder of a subsidiary (Yuhan) from May 2005
Xuancheng Sinoenegy Vehicle Gas Company	30% equity owner as at September 30, 2007
Mr. Guiqiang Shi	Shareholder of Kangtai
Mr. Tianzhou Deng	Chairman of the Company

Significant transactions between the Company and its related parties during the three months and nine months ended June 30, 2008 and 2007 are as follows:

(1) Sales and purchase transactions with related parties

Name of the Company	For the three months ended June 30,		For the nine months ended June 30,
	2008	2007	2008	2007
Mr. Guili Shi	-None	-None	-None	-Sole 25% of equity of Yuhan to the Company

Kangtai	-None	-None	-None	-Sales of $73,837

(2) Related-company receivables

Name of the Company	June 30, 2008 (Unaudited)	September 30, 2007

Kangtai	-None	-$186,431 inter-company loan -$169,030 sales receivable on behalf of the Company -$145,595 rental fee receivables

(3) Related-company and related party payables

Name of the Company	June 30, 2008 (Unaudited)	September 30, 2007

Beijing Sanhuan	-$2,167,535 for the current account balance	-$3,235,671 payables to Beijing Sanhuan for balance of the purchase price of the land use right -$67,000 for use of know-how for CNG station system integration

Kangtai	-$3,7173 of unsecured loan	-$310,664 unpaid balance for 35% equity purchase of Yuhan

Xuancheng Sinoenergy	-None	-$44,895 unsecured loan
Mr.Tianzhou Deng	-None	-$19,128 current account
Mr. Guiqiang Shi	-None	-$1,331 current account

The amounts due from and to related parties are interest free, unsecured and have no fixed term.

20. Statutory Surplus Reserve Fund

In accordance with PRC regulations, Sinogas is required to make appropriations to the statutory surplus reserve fund, based on after-tax net income determined in accordance with PRC GAAP. According to the Memorandum and Articles of Association of Sinogas, appropriation to the statutory surplus reserve fund should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve fund is equal to 50% of the entity’s registered capital. Appropriations to the statutory public welfare fund should be at least 5% of the after-tax net income determined in accordance with the PRC GAAP. Statutory surplus reserve is established for the purpose of remedying Sinogas losses, expanding operations, or increasing registered capital, and is non-distributable other than in liquidation.

21. Segment Information

Operating segments are defined by SFAS No.131, “Disclosure about Segments of an Enterprise and Related Information”, as components of an enterprise for which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. At June 30, 2008 and 2007, the Company has four operating segments: (i) non-standard pressure containers, (ii) CNG station construction and CNG station service, (iii) CNG operation business, which is in the development stage, and (iv) CNG vehicle conversion kits.

As all businesses of the Company are carried out in the PRC, the Company is deemed to operate in one geographical area.

The following tables set forth information relating to our business segments for the three months and nine months ended June 30, 2008 and 2007 (dollars in thousands).

Three months ended June 30, 2008 (Unaudited)	Non-standard pressure containers	CNG station facilities and construction	CNG station operation	Vehicle conversion kits	Total

Net revenue	$1,729	$5,270	$542	$2,663	$10,204
Cost of revenues	938	3,235	336	1,774	6,283
Gross profit	791	2,035	206	889	3,921
Gross margin	46%	39%	38%	33%	38%
Operating expenses:
Selling expenses	$76	$16	$51	$102	$246
General and administrative expenses	213	380	138	258	988
Total operating expense	289	396	189	360	1,234
Income from operations	$502	$1,639	$17	$529	$2,687

Three months ended June 30, 2007 (Unaudited)	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Vehicle conversion kits	Total
Net revenue	$1,236	$2,345	$—	$2,600	$6,181
Cost of revenues	615	672	—	1,685	2,972
Gross profit	621	1,673	—	915	3,209
Gross margin	50%	71%		35%	52%
Operating expenses:
Selling expenses	$22	$10	$7	$26	$65
General and administrative expenses	214	327	209	178	928
Total operating expense	236	337	216	204	993
Income (loss) from operations	$385	$1,336	$-216	$711	$2,216

Nine months ended June 30, 2008 (Unaudited)	Non-standard pressure containers	CNG station facilities and construction	CNG station operation	Vehicle conversion kits	Total

Net revenue	$5,400	$13,659	$892	$6,794	$26,745
Cost of revenues	3,076	7,140	559	4,415	15,190
Gross profit	2,324	6,519	333	2,379	11,555
Gross margin	43%	48%	37%	35%	43%
Operating expenses:
Selling expenses	$169	$49	$88	$233	$540
General and administrative expenses	470	1,453	240	800	2,963
Total operating expense	640	1,502	328	1,033	3,503
Income from operations	$1,685	$5,017	$5	$1,346	$8,052

Nine months ended June 30, 2007 (Unaudited)	Non-standard pressure containers	CNG station facilities and construction	CNG station Operation	Vehicle conversion kits	Total
Net revenue	$3,132	$5,704	$0	$2,600	$11,436
Cost of revenues	1,827	1,982	0	1,685	5,494
Gross profit	1,305	3,722	—	915	5,942
Gross margin	42%	65%		35%	52%
Operating expenses:
Selling expenses	$52	$58	$7	$26	$143
General and administrative expenses	579	849	569	178	2175
Total operating expense	631	907	576	204	2,318
Income (loss) from operations	$674	$2,815	$(576)	$711	$3,624

22. Capital Stock

As of June 30, 2008 and September 30, 2007, the Company had the following shares of common stock reserved for issuance:

•	873,214 shares issuable upon exercise of the warrants issued in the June 2006 private placement and issued for services of investment relations company;

•	2,208,202 shares issuable upon conversion of 3% senior guaranteed convertible notes;

•	1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to the Company’s 2006 long-term incentive plan.

	Number of shares issuable on exercise of warrants
	$1.70 Warrants	$2.40 Warrants	$3.50 Warrants	$4.20 Warrants for services outsourced	Total
Balance at September 30, 2007	342,858	455,357	—	75,000	873,215
Issued during the period	—	—	—	—	—
Exercised during the period	—	—	—	—	—
Balance at June 30, 2008	342,858	455,357	—	75,000	873,215

As at June 30, 2008, the average exercise price for the above mentioned warrants is $2.28.

Stock options

Pursuant to the 2006 long-term incentive plan, each newly-elected independent director receives, at the time of his or her election, a five-year option to purchase 15,000 shares of common stock at the fair market value on the date of his or her election. The plan provides for the annual grant to each independent director of an option to purchase 2,500 shares of common stock on the first trading day in April of each calendar year, at market price, subject to stockholder approval of the plan, commencing in 2007. Pursuant to the automatic grant provisions of the plan, in June 2006, the Company issued to its independent directors, options to purchase an aggregate of 60,000 shares of common stock at $1.30 per share, being the fair market value on the date of grant. The options become exercisable cumulatively as to fifty percent (50%) of the shares subject thereto six months from the date of grant and as to the remaining fifty percent (50%), eighteen months from the date of grant, and expire on the earlier of (i) five years from the date of grant, or (ii) seven (7) months from the date such independent director ceases to be a director if such independent director ceases to be a director other than as a result of his death or disability.

Pursuant to the 2006 long-term incentive plan, each independent director is to be granted an option to purchase 2,500 shares of common stock on the first trading day in April of each calendar year at market price. On April 1, 2007, the four independent directors were granted stock options to purchase a total of 10,000 shares of common stock at an exercise price of $4.06 per share, being the fair market value on the date of grant. On April 1, 2008, the four independent directors were granted stock options to purchase a total of 10,000 shares of common stock at an exercise price of $5.80 per share, being the fair market value on the date of grant. The options become exercisable cumulatively as to fifty percent (50%) of the shares subject thereto six months from the date of grant and as to the remaining fifty percent (50%), eighteen months from the date of grant, and expire on the earlier of (i) five years from the date of grant, or (ii) seven (7) months from the date such independent director ceases to be a director if such independent director ceases to be a director other than as a result of his death or disability.

On April 9, 2007, pursuant to 2006 long-term incentive plan, the stock option committee of the board of directors granted five year options to its senior managers and key management to acquire 590,000 shares of common stock at $4.00 per share, being the fair market value on the date of grant. These options vest as to 50% of the underlying shares of common stock on August 3, 2007 and as to the remaining 50% on August 3, 2008.

On January 9, 2008, pursuant to 2006 long-term incentive plan, the stock option committee of the board of directors granted five year options to its senior managers and key management to acquire 60,000 shares of common stock at $8.20 per share, being the fair market value on the date of grant. These options vest as to 50% of the underlying shares of common stock on January 9, 2009 and as to the remaining 50% on January 9, 2010.

On March 10, 2008, pursuant to 2006 long-term incentive plan, the stock option committee of the board of directors granted five year options to its senior managers and key management to acquire 40,000 shares of common stock at $6.20 per share, being the fair market value on the date of grant. The options vest as to 42% of the underlying shares of common stock on December 31, 2008, 50% on December 31, 2009 and as to the remaining 8% on March 9, 2010.

On June 1, 2008, pursuant to 2006 long-term incentive plan, the stock option committee of the board of directors granted five year options to its senior managers and key management to acquire 75,000 shares of common stock at $5.72 per share, being the fair market value on the date of grant. The options vest as to 29% of the underlying shares of common stock on December 31, 2008, 50% on December 31, 2009 and as to the remaining 21% on June 1, 2010.

	Shares subject to options	Weighted average exercise price	Remaining Contractual life
Options outstanding at September 30, 2007	660,000	$3.76	4.18 years
Options granted during the period	60,000	$8.20	4.80 years
Options granted during the period	40,000	$6.20	4.67 years
Options outstanding at March 31, 2008	760,000	$4.24	3.93 years
Options granted during the period	75,000	$5.72	2.97 years
Options granted during the period	10,000	$5.80	4.75 years
Options outstanding at June 30, 2008	845,000	$4.34	4.15 years

Options exercisable at June 30, 2008	360,000	$3.55	4.39 years

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model utilizing the assumptions shown in the following table:

	Stock Options Granted On
Grant Date	June 1, 2008	April 1, 2008	March 10, 2008	January 9, 2008	April 9, 2007	April 1, 2007	June 2, 2006

Expected volatility	46.1%	46.1%	68.32%	80.06%	26.39%	35.16%	50%
Risk-free rate	2.93%	2.93%	4.64%	4.64%	4.64%	4.64%	4.64%
Expected term (years)	3	5	5	5	5	5	3
Dividend yield	0%	0%	0%	0%	0%	0%	0%
Fair value per share	$1.94	$2.54	$3.56	$5.16	$1.24	$1.2	$0.5

The stock compensation expense during the three months and nine months ended June 30, 2008 and September 30, 2007 was $137,295 and $328,134, respectively, which was recorded as general and administrative expense. The fair value of stock options granted during the three months and nine months ended June 30, 2007 was $473,556 and $661,543, respectively, which was charged to operations as general and administrative expense.

As of June 30, 2008, unrecognized compensation cost related to all unvested stock options was $697,544. The intrinsic value of outstanding stock options at June 30, 2008 was approximately $3,907,950.

23. Commitments

Commitments - The Company has the following material contractual obligations and capital expenditure commitments at June 30, 2008:

(a) The Company has a purchase order with Fornovo Gas S.r.l of Italy for the purchase of 36 compressor units and 60 high capacity dispensers for a total purchase price of $9.6 million.

(b) The Company has a purchase order with NK Co., Ltd. (a Korean company) for the purchase of steel bottles for a total price of $1.14 million.

(c) The Company has a purchase order with Shijiazhuang Enric Gas Equipment Company for the purchase of steel bottles for a total price of $18.1 million.

At June 30, 2008, the Company has paid a total of $13.26 million for the purchase, and $10.98 million of the goods had been delivered to the Company for the above mentioned purchase orders in paragraphs (a), (b) and (c).

(d) Wuhan Sinoenergy, the subsidiary of the Company, has leased 10 parcels of land in Wuhan City for its CNG stations under operating lease agreements. The lease terms are from 10 year to 30 years with annual rental fees of approximately $462,605. Wuhan Sinoenergy will purchase a land use right for land located in Wuhan City for its CNG station at a price of RMB8.72 million, equivalent to $1,271,248 based on the exchange rate as of June 30, 2008. As of June 30, 2008, RMB3.2 million, equivalent to $466,513, had been paid.

Stations	Lease term
Changqing Lu	7/30/2007 - 7/30/2010
Baibuting	Starting from 07/2007 to over 20 years
Gutian Nan Lu	Starting from 07/2007 over 20 years
San Yanqiao	Starting from 07/22/2007 over 20 years
Xinchun	Starting from 08/21/2007 over 20 years
Han Cai Gong Lu	Starting from 11/20/2007 over 20 years
Zoujia Wan	12/1/2007 - 11/30/2017
Shili Pu	Starting 07/06/2007 over 30 years
Yanjin Da Dao	Starting 08/21/2008 over 20 years
Zhuye Shan	Starting 07/30/2007 over 20 years

(e) On July 7, 2007, the Company purchased a 45% equity interest in Anhui Gather. The Company agreed to provide $1,905,670 to Anhui Gather as a capital contribution. As of June 30, 2008, the Company had funded $439,097 of its capital contribution to Anhui Gather.

(f) On March 23, 2007, the Company and Hong Kong China New Energy Development Investment Co. Ltd. (“New Energy”) incorporated Hubei Gather Energy Gas Co., Ltd. (“Hubei Gather”) to construct and operate natural gas processing plants. The registered capital is $5 million, of which Sinoenergy Holding Ltd. will contribute $2,750,000 for a 55% equity interest and New Energy will contribute $2,250,000 for a 45% equity interest. As of June 30, 2008, the Company had funded $429,284 of its capital contribution to Hubei Gather.

24. Retirement Benefits

The full-time employees of the Company are entitled to welfare benefits, including medical care, labor injury insurance, housing benefits, education benefits, unemployment insurance and pension benefits through a Chinese government-mandated multi-employer defined contribution plan. The Company is required to accrue the employer-portion for these benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits was $55,625 and $24,164 for the three months ended June 30, 2008 and 2007, respectively, and were recorded as other payables.  The total provision for the benefits was $175,429 for the nine months ended June 30, 2008. The PRC government is responsible for the staff welfare benefits including medical care, casualty, housing benefits, unemployment insurance and pension benefits to be paid to these employees. The Company is responsible for the education benefits to be paid.

From time to time, the Company may hire some part time workers or short term workers to satisfy the seasonal labor requirement. Those workers have the right to terminate their work to the Company at any time. For those part time non-contracted workers, it is difficult for the Company to accurately record the working time, total wages and then accrual welfare benefits. So based on the common practice, the Company treats those workers as probationary, and does not accrue welfare benefits for them. Although the Company believes the common practice complies with PRC law, the government may require the Company to accrue the welfare benefit and may assess a penalty for the under accrual.

25. Significant Concentrations

The Company grants credit to its customers, generally on an open account basis. The Company’s customers are all located in the PRC.

During the three months ended June 30, 2008, two customers accounted for 25% and 19% of consolidated sales, respectively.

During the nine months ended June 30, 2008 and 2007, two customers accounted for 32% and 36% of consolidated sales, respectively, As of June 30, 2008 and September 30, 2007, approximately 49% and 7% of accounts receivable were from trade transactions with the aforementioned customers.

The Company maintains its own credit policy and procedures and does not believe that there is any significant credit risk associated with such customers.

590.46

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$590.46
Printing and engraving expenses	10,000.00	*
Legal fees and expenses	45,000.00	*
Accounting fees and expenses	20,000.00	*
Miscellaneous expenses	4,409.54	*
	$80,000.00

* Estimated.

The Company has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS Sections 78.7502, 78.751 and 78.752 provide broad indemnification for officers and directors, as follows:

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On September 28, 2007, pursuant to a note purchase agreement dated September 1, 2007, the Company entered into a note purchase agreement with Abax Lotus Ltd. and CCIF Petrol Limited pursuant to which the investors purchased 12% Guaranteed senior notes due 2012 in the principal amount of $16,000,000 and 3.0% Guaranteed Senior convertible notes due 2012 in the principal amount of $14,000,000. The convertible notes will be convertible into the Company’s common stock at an initial conversion price of $3.17 per share, subject to adjustment.

This offering and sales were deemed to be exempt under Regulations D and S of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. Neither of the investors is a United States Person. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933.

On June 2, 2006:

We entered into an exchange agreement pursuant to which we acquired all of the equity of Sinoenergy which owned all of the equity of Sinogas. Pursuant to the exchange agreement, we issued 14,215,385 shares of common stock to the owners of Sinoenergy - Skywide, to which we issued 12,793,847 shares of common stock, and Eastpride, to which we issued 1,421,538 shares of common stock.

We entered into a securities purchase agreement (the “Purchase Agreement”) with Barron Partners LP, JCAR Funds Ltd., Ray Rivers, Steve Mazur and IRA f/b/o John P. O’Shea pursuant to which the investors purchased 6% convertible notes in the principal amount of $3,700,000, 390,087 shares of common stock (the “Initial Shares”), and warrants to purchase 6,342,858 shares of common stock at $.85 per share, 6,342,858 shares of common stock at $1.20 per share and 6,342,858 shares of common stock at $1.75 per share. The securities issued to Mr. O’Shea were issued pursuant to an amendment to the Purchase Agreement in July 2006. The following table sets forth the investment by each of the investors, the principal amount of note received, the number of Initial Shares issued and the number of shares issuable upon exercise of each set of warrants.

	Note	Initial Shares	Warrants
Barron Partners LP	$3,100,000	326,829	5,314,286
JCAR Funds Ltd.	200,000	21,086	342,857
IRA f/b/o John P. O’Shea	200,000	21,086	342,857
Steven Mazur	100,000	10,543	171,429
Ray Rivers	100,000	10,543	171,429
Total	$3,700,000	390,087	6,342,858

The numbers under the column “Warrants” represents the number of shares of common stock issuable upon exercise of each set of warrants. Thus, each investor received the same number of warrants exercisable at $.85, $1.20 and $1.75.

We entered into an agreement with our then principal stockholders, pursuant to which we purchased 3,305,000 shares of common stock for $213,525 using the proceeds of the financing described above. These shares have been cancelled.

In February 2007, we granted a warrant to purchase 75,000 shares of common stock at $4.20 per share to CCG Elite Investor Relations as partial compensation for investor relations services. The warrant was issued pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 16. EXHIBITS

2.1	Exchange Agreement dated as of June 2, 2006, among the Registrant and the former stockholders of Sinoenergy [1]

3.1	Restated articles of incorporation [2]

3.2	By-laws [3]

3.3	Certificate of designation for the series A preferred stock [5]

4.1	Form of convertible note issued in June 2006 private placement [1]

4.2	Form of “A” warrants issued to investors in June 2006 private placement [1]

4.3	Form of “B” warrants issued to investors in the June 2006 private placement [1]

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Securities purchase agreement dated June 2, 2006, between the Company and the investors in the June 2006 private placement [1]

10.2
Agreement dated July 6, 2006, by and among the Company, Barron Partners LP , the other investors named in Schedule A to the securities purchase agreement dated June 2, 2006, and IRA FBO John P. O’Shea, Pershing LLC as Custodian [4]

10.3	Registration rights agreement dated June 2, 2006, between the Registrant and the investors in the June 2006 private placement [1]

10.4	Registration rights provisions pursuant to the stock exchange agreement [1]

10.5	Agreement with former holders of the Registrant’s common stock [1]

10.6	2006 Long-term incentive plan [1]

10.7
Agreement dated June 6, 2006, among Sinoenergy Holding Limited, its wholly-owned subsidiary, Qingdao Sinogas General Machinery Limited Corporation, Wuhan Fukang Automotive Cleaning Energy Company and Wuhan Yixiang Industry Trade Company (English translation) [6]

10.8	Agreement between Qingdao Sinogas General Machinery Co. Ltd. and Beijing Sanhuan Technology Development Co. Ltd. (English Translation) [6]

10.9	Agreement dated July, 2006, among Sinoenergy Holding Limited, Qingdao Kangtai Machinery Equipment Manufacture Co. Limited and Guili Shi (English translation) [6]

10.10	Agreement, dated March 16, 2007, by and among Sinoenergy Corporation, the June 2006 Private Placement Investors and Skywide Capital Management Limited [7]

10.11	Agreement dated March 26, 2007, between Beijing Sinogas Sanhuan Technology Development Co., Ltd. and Qingdao Sinogas General Machinery Limited Corporation (English translation) [2]

10.12	Agreement dated January 26, 2007, among People’s Government of Xuancheng City, Anhui Province, China New Energy Development Investment Company Limited and the Registrant (English translation) [2]

10.13	Agreement dated February 1, 2007, among People’s Government of Huangmei County, Hubei Province, China New Energy Development Investment Company Limited and the Registrant (English translation) [2]

10.14
Letter of Intent to secure the supply of 200 million cubic meters of natural gas per year , dated May 14, 2007, among Hubei Gather Energy Gas Co, its 55% equity owned subsidiary,   Sinopec Shanghai Petrochemical Company Limited (English translation) [4]

10.15	Agreement of Natural Gas Sale and Purchase dated June 7, 2007, among China Petroleum and Chemical Corporation Natural Gas Branch and Anhui Gather Energy Gas Co., Ltd. (English translation) [4]

10.16	Agreement of Composite Note Purchase, dated September 1, 2007, among Sinoenergy Corporation, Abax Lotus Ltd. and CCIF Petrol Limited. [4]

10.17	Agreement of Equity Interest Transfer dated August 28, 2007, among Junning International Industry Co. Ltd., Sinoenergy Holding Limited and Qingdao Guang An Industry Co. Ltd (English translation) [4]

10.18	Indenture dated September 28, 2007, by and among the Company and DB Trustees (Hong Kong) Limited, as trustee, relating to the 3.0% Guaranteed Senior convertible notes due 2012 [4]

10.19	Indenture dated September 28, 2007, by and among the Company and DB Trustees (Hong Kong) Limited, as trustee relating to the 12.0% Guaranteed senior notes due 2012 [4]

10.20	Equity registration rights agreement dated September 28, 2007, by and among the Company, Abax Lotus Ltd. and CCIF Petrol Limited [4]

10.21	Investor rights agreement dated September 28, 2007, by and among the Company, its subsidiaries, Mr. DENG Tianzhou and Mr. HUANG Bo, and Abax Lotus Ltd. and CCIF Petrol Limited [4]

10.22	Information rights agreement dated September 28, 2007, from the Company to Abax Lotus Ltd. and CCIF Petrol Limited [4]

10.23	Charge agreement over registered shares in Sinoenergy Holding Limited between the Company and DB Trustees (Hong Kong) Limited, as security agent [4]

10.24	Composite non-competition covenant and agreement by Mr. DENG Tianzhou and Mr. HUANG Bo for the benefit of Abax Lotus Ltd. and CCIF Petrol Limited [4]

10.25	English translation of Equity Transfer Agreement dated January 11, 2008, between Sinoenergy Holding Limited, Zhenghong Wang, Hengfu Guo and Jie Shi [8]

10.26
English translation of Equity Transfer Agreement dated December 17, 2007, between Sinoenergy Holding Limited, Qingdao Qingqing Enviromental Industry Co., Ltd., Japan Chubu Daichi Yuso Co., Ltd., Japan Neverlandcopy and Sanix Co., Ltd. [9]

10.27
English translation of Supplementary Agreement of Equity Transfer dated December 24, 2007, between Sinoenergy Holding Limited,   Qingdao Qingqing Enviromental Industry Co., Ltd. and Qingdao Jia Run He Trading Co. Ltd. [10]

10.28	English translation of Land Agreement dated March 1, 2008, between Qingdao Sinogas General Machinery Co., Ltd and Qingdao Mingchen Real Estate Co., Ltd. [11]

10.29	Employment Agreement dated October 20, 2008, between the Company and Shiao Ming Sheng[12]

21.1	List of Subsidiaries

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of Schwartz Levitsky Feldman LLP

[1]	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on June 15, 2006 and incorporated herein by reference.

[2]	Filed herewith

[3]	Filed as an exhibit to the General Form for Registration of Securities of Small Business Issuers on Form 10-SB which was filed with the Commission on March 27, 2000

[4]	Filed as an exhibit to the Company’s current report on Form 8-K/A which was filed with the Commission on July 31, 2006 and incorporated herein by reference.

[5]	Filed as an exhibit to the Company’s Form 8-K report which was with the Commission on October 4, 2006 and incorporated herein by reference.

[6]	Filed as an exhibit to the Company’s quarterly report on Form 10-QSB for the quarter ended June 30, 2006, and incorporated herein by reference.

[7]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on March 21, 2007, and incorporated herein by reference.

[8]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on January 28, 2008, and incorporated herein by reference.

[9]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on February 5, 2008, and incorporated herein by reference.

[10]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on April 2, 2008, and incorporated herein by reference.

[11]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on April 2, 2008, and incorporated herein by reference.

[12]	Filed as an exhibit to the Company’s Form 8-K report which was filed with the Commission on October 24, 2008, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing in the People’s Republic of China on this 10th day of November, 2008.

SINOENERGY CORPORATION

By:	/s/ Bo Huang
Bo Huang, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Bo Huang his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Bo Huang	Chief Executive Officer	November 10, 2008
Bo Huang	and Director
(Principal Executive Officer)
/s/ Shiao Ming Sheng	Chief Financial Officer	November 10, 2008
Shiao Ming Sheng	(Principal Financial and
Accounting Officer)

/s/ Tianzhou Deng	Director	November 10, 2008
Tianzhou Deng

/s/ Robert I. Adler	Director	November 10, 2008
Robert I. Adler

/s/ Renjie Lu	Director	November 10, 2008
Renjie Lu

/s/ Greg Marcinkowski	Director	November 10, 2008
Greg Marcinkowski

/s/ Baoheng Shi	Director	November 10, 2008
Baoheng Shi

/s/ Xiang Dong (Donald) Yang	Director	November 10, 2008
Xiang Dong (Donald) Yang